Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

BAE SYSTEMS, INC.,

BALL CORPORATION

AND, SOLELY FOR PURPOSES OF SECTION 12.21 HEREOF,

BAE SYSTEMS PLC

Dated as of August 16, 2023

TABLE OF CONTENTS

Article I

DEFINITIONS

1.1Definitions1

Article II

THE TRANSACTIONS

2.1Sale and Purchase of the Shares18

2.2Purchase Price18

2.3Closing Purchase Price18

2.4Post-Closing Adjustment19

2.5Withholding22

Article III

CLOSING AND CLOSING DELIVERIES

3.1Closing; Time and Place23

3.2Deliveries by Seller23

3.3Deliveries by Purchaser24

3.4Payment Mechanics24

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

4.1Authority; Enforceability24

4.2Non-Contravention; Consents25

4.3Organization; Acquired Companies25

4.4Title; Shares26

4.5Financial Information; Liabilities27

4.6Absence of Certain Changes28

4.7Compliance with Legal Requirements29

4.8Material Contracts29

4.9Litigation32

4.10Insurance32

4.11Intellectual Property32

4.12Real Property34

4.13Labor Matters35

4.14Employee Benefits36

4.15Taxes38

4.16Sufficiency of Assets39

4.17Environmental Matters39

4.18Certain Business Practices40

4.19Government Contracts41

4.20Brokers42

4.21Related Party Transactions42

4.22Intercompany Arrangements43

4.23Disclaimer of Seller43

4.24No Other Representations44

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1Authority; Enforceability45

5.2Non-Contravention; Consents46

5.3Organization46

5.4Litigation46

5.5Sufficiency of Funds46

5.6Solvency47

5.7Brokers47

5.8Pending Transactions47

5.9NTIB Entity47

5.10ITAR47

5.11Inspection; No Other Representations47

5.12Disclaimer of Purchaser49

Article VI

COVENANTS OF THE PARTIES

6.1Conduct of the Business Prior to the Closing49

6.2Pre-Closing Access to Information55

6.3Cooperation56

6.4Shared Contracts and Consents56

6.5Termination of Intercompany Agreements; Release of Guarantees58

6.6Seller Debt Facilities Releases60

6.7Confidentiality60

6.8Reasonable Best Efforts; Cooperation; Regulatory Filings61

6.9Financing65

6.10Financing Cooperation65

6.11Insurance68

6.12R&W Insurance Policy69

6.13Litigation Support70

6.14Registered Office Addresses71

6.15Segregation of Email and Messaging Accounts71

6.16DDTC 60-Day71

6.17Resignations72

6.18Pre-Closing Reorganization72

Article VII

ADDITIONAL COVENANTS OF THE PARTIES

7.1Transitional Trademark Rights73

7.2Closing and Post-Closing Access to Information75

7.3D&O Indemnification76

7.4Non-Solicit78

7.5Further Assurances; Wrong Pockets78

7.6Notifications80

Article VIII

TAX MATTERS

8.1Section 338(h)(10) Elections80

8.2Tax Returns; Allocation of Taxes81

8.3Prohibited Actions83

8.4Consolidated Returns and Purchaser Consolidated Returns; Tax Proceedings83

8.5Tax Matters Cooperation83

8.6Transfer Taxes84

8.7Indemnified Taxes84

8.8Deferred Revenue84

8.9Survival84

Article IX

EMPLOYEES

9.1Transferred Employees85

9.2Continuation Period85

9.3Seller Benefit Plan Participation; M&A Qualified Beneficiaries; Certain Benefits for Transferred Employees86

9.4Qualified Retirement Plans87

9.5FSAs88

9.6Annual Cash Bonuses; Similar Benefits88

9.7Vacation and Paid Time Off88

9.8Communications89

9.9Seller Long-Term Incentive Awards89

9.10Deferred Compensation Plans89

9.11Employee Liabilities90

9.12No Third-Party Beneficiaries90

Article X

CONDITIONS TO THE CLOSING

10.1Conditions of Purchaser90

10.2Conditions of Seller91

10.3Mutual Conditions92

10.4Waiver of Conditions92

Article XI

TERMINATION

11.1Termination93

11.2Notice of Termination94

11.3Effect of Termination94

11.4Purchaser Termination Fee94

Article XII

MISCELLANEOUS PROVISIONS

12.1Expenses96

12.2Survival96

12.3Interpretation96

12.4Entire Agreement97

12.5Amendment and Waivers97

12.6Successors and Assigns98

12.7Governing Law98

12.8Jurisdiction; Venue; Service of Process98

12.9Waiver of Jury Trial99

12.10Specific Performance99

12.11Severability100

12.12Certain Releases100

12.13The Seller Disclosure Schedule, Schedules, Annexes and Exhibits103

12.14Notices103

12.15No Third-Party Beneficiaries104

12.16Provision Regarding Legal Representation104

12.17No Other Duties105

12.18Reliance on Counsel and Other Advisors105

12.19Public Announcements105

12.20Counterparts106

12.21Purchaser Guarantor106

Annexes

Annex A: Certain Financial Definitions and Matters

Annex B: Real Estate Reorganization Plan

Exhibits

Exhibit A: Form of Transition Services Agreement

INDEX

Section

Accounting Principles1.1

Acquired Companies1.1

Acquired Company Benefit Plan1.1

Affiliate1.1

Agreement1.1

Anti-Corruption Laws1.1

Antitrust Laws1.1

Assumed Deferred Compensation9.10

Assumed Disability Health Benefits9.3

Assumed Incentive Amount9.6

Axinn1.1

Base Price2.2

Benefit Plan1.1

BTEI1.1

Business1.1

Business Day1.1

Business Pension Plan1.1

Business Portion6.4(a)

Business Systems1.1

Business Trademarks7.1(c)

Cash1.1

CFIUS1.1

CFIUS Authorities1.1

CFIUS Clearance1.1

Clean Team Agreement1.1

Closing3.1

Closing Conditions1.1

Closing Date3.1

Closing Purchase Price2.3(a)

Code1.1

Collective Bargaining Agreement1.1

Combination Mark1.1

Commercial Tax Agreement1.1

CompanyRecitals

Company Employee1.1

Company Registered IP4.11(a)

Company Subsidiary1.1

Consent1.1

Consolidated Return1.1

Consultation Period2.4(c)

Contagion Event1.1

Continuation Period9.2(a)

Contract1.1

Controlled Affiliate1.1

Copyrights1.1

COVID-191.1

Credit Facilities1.1

Customs & Trade Laws1.1

Cybersecurity Incident1.1

Cybersecurity Measures1.1

D&O Indemnification Agreements7.3(a)

D&O Indemnitees7.3(a)

D&O Insurance7.3(b)

Data Protection Laws1.1

Data Room1.1

DCSA1.1

DCSA Approval1.1

DDTC6.8(a)

Debt Commitment Letter1.1

Debt Financing1.1

Debt Financing Sources1.1

DFS Provisions12.5

Direct Employee1.1

Disputed Items2.4(c)

DOJ6.8(a)

Election Allocation8.1(c)

Encumbrance1.1

Environmental Law1.1

ERISA1.1

ERISA Affiliate1.1

Estimated Closing Statement2.3(a)

Exchange Act4.2(a)

Excluded Benefits9.2(a)

Excluded Emails and Messages6.15

Excluded Shared Contracts1.1

Final Closing Statement2.4(d)

Final Overage2.4(e)

Final Purchase Price2.4(d)

Final Underage2.4(f)

Financial Statements4.5(a)

FOCI Mitigation Plan1.1

Former Company Employees1.1

Former Direct Employee1.1

Former Internal Transfer Employee1.1

Fraud1.1

FTC6.8(a)

GAAP1.1

Government Contract1.1

Governmental Approvals6.8(a)

Governmental Authority1.1

Hazardous Materials1.1

HSR Act1.1

Inactive Employee1.1

Incentive-Based Programs9.6

Income Tax1.1

Income Tax Amount1.1

Income Tax Return1.1

Indebtedness1.1

Indemnified Taxes1.1

Insurance Policies6.11(a)

Intellectual Property1.1

Intercompany Agreements6.5(a)

Intercompany Guarantees6.5(b)

Internal Transfer Employee1.1

IP Assignment Agreement3.2(e)

IRS1.1

ITAR1.1

Key Customer1.1

Key Vendor1.1

Latest Balance Sheet4.5(a)

Leased Real Property4.12(b)

Legal Requirement1.1

Liabilities1.1

Listed Insurance Policies4.10

Losses1.1

Malicious Code1.1

Material Adverse Effect1.1

Material Contract Waiver6.1(a)(xxi)

Material Contracts4.8(a)

Material Government Contract4.19(a)

Maximum Amount7.3(b)

Minimum Closing Cash6.1(c)

Mirror Plan9.10

Net Working Capital1.1

Net Working Capital Overage1.1

Net Working Capital Underage1.1

NISPOM Rule6.8(a)

Non-Business Confidential Material6.7(a)

Non-Business Portion6.4(a)

Non-Disclosure Agreement1.1

Obligations12.21(a)

Occurrence-Based Policies6.11(b)

OFAC1.1

Open Source Software1.1

Order1.1

Outside Counsel Only6.8(b)

Outside Date11.1(d)

Owned IP1.1

Owned Real Property4.12(a)

Pandemic Measures1.1

Patents1.1

Pending Bid Contract6.1(a)(xxi)

Pension Plan4.14(e)

Permit1.1

Permitted Compensation Action6.1(a)(xv)

Permitted Encumbrances1.1

Person1.1

Personal Information1.1

Post-Closing Statement2.4(a)

Pre-Closing Tax Period1.1

Preliminary Cash2.4(a)

Preliminary Closing Purchase Price2.4(a)

Preliminary Indebtedness2.4(a)

Preliminary Net Working Capital2.4(a)

Preliminary Transaction Expenses2.4(a)

President1.1

Privileged Communications12.16

Proceeding1.1

Purchase Price2.2

PurchaserPreamble

Purchaser 401(k) Plan9.4(a)

Purchaser Consolidated Return1.1

Purchaser Designee1.1

Purchaser Fundamental Representations1.1

Purchaser GuarantorPreamble

Purchaser Material Adverse Effect1.1

Purchaser Releasee12.12(a)

Purchaser Releasing Party12.12(a)

Purchaser Termination Fee11.4(a)

Purchaser-Filed Tax Return8.2(a)(ii)

R&W Insurance Policy6.12

Real Estate Reorganization Plan6.18(c)

Real Property1.1

Real Property Lease4.12(b)

Released Matters12.12(a)

Representatives1.1

Restricted Cash1.1

Retained Business1.1

Retained Liabilities1.1

Review Period2.4(b)

Sanctioned Person1.1

Sanctioned Territory1.1

Sanctions Laws1.1

SEC1.1

Section 338(h)(10) Elections8.1(a)

SellerPreamble

Seller 401(k) Plan9.4(a)

Seller Benefit Plan1.1

Seller Debt Facilities1.1

Seller Debt Facilities Releases6.6

Seller Deferred Compensation Plan9.10

Seller Disclosure Schedule1.1

Seller Fundamental Representations1.1

Seller Indemnitees6.10(b)

Seller Mark7.1(a)

Seller Releasee12.12(a)

Seller Releasing Party12.12(a)

Seller Transitional Trademarks1.1

Seller’s Knowledge1.1

Settlement Accountant2.4(c)

Shared Contracts1.1

SharesRecitals

Skadden3.1

Software1.1

Specified Litigation6.13(b)

Specified Losses6.13(b)

Specified Sales Taxes1.1

Standalone Go Beyond Mark1.1

Statement of Objections2.4(b)

Straddle Period1.1

Subsidiary1.1

Target Net Working Capital1.1

Tax1.1

Tax Authority1.1

Tax Proceeding1.1

Tax Return1.1

TI LLC1.1

Topaz1.1

Topaz Reorganization6.18(a)

Trade Secrets1.1

Trademarks1.1

Transaction Agreements1.1

Transaction Expenses1.1

Transactions1.1

Transfer Taxes1.1

Transferred Employee9.1

Transition Services Agreement3.2(b)

Transitional Trademark End Date7.1(b)

Treasury Regulations1.1

WARN Act1.1

Willful Breach1.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is dated as of August 16, 2023, by and among BAE Systems, Inc., a Delaware corporation (“Purchaser”), Ball Corporation, an Indiana corporation (“Seller”) and, solely for purposes of Section 12.21 hereof, BAE Systems plc, a United Kingdom public limited company (“Purchaser Guarantor”). The capitalized terms used in this Agreement are defined in Article I, unless otherwise defined herein.

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding shares of capital stock of Ball Technologies Holdings Corp., a Colorado corporation (the “Company”);

WHEREAS, Seller desires to sell, transfer, convey, assign and deliver to Purchaser (or one or more Purchaser Designees), and Purchaser desires to (and to cause any Purchaser Designee, as applicable, to) purchase from Seller, all of Seller’s rights, title and interest in and to all of the issued and outstanding shares of capital stock of the Company (the “Shares”), subject to the terms and the conditions set forth in this Agreement;

WHEREAS, Seller will, and will cause its Controlled Affiliates to, and Purchaser will, and will cause any Purchaser Designee and Purchaser’s Controlled Affiliates to, at or prior to the Closing, execute and deliver each of the other Transaction Agreements to which they are a party; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

Article I

DEFINITIONS
1.1Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.
“Accounting Principles” shall have the meaning set forth on Annex A, Part VI.
“Acquired Companies” shall mean, each of and collectively, (a) the Company, (b) the Company’s direct Subsidiary, Ball Aerospace & Technologies Corp., a Delaware corporation (the “Company Subsidiary”) and (c) assuming the consummation of the pre-Closing reorganization contemplated by Section 6.18(a), Topaz Intelligence, LLC, a Delaware limited liability company (“TI LLC”) and Ball Topaz Environmental Intelligence, LLC, a Delaware limited liability company (“BTEI”, and, together with TI LLC, “Topaz”).
“Acquired Company Benefit Plan” shall mean each Benefit Plan that is (a) sponsored, maintained or contributed to solely by the Acquired Companies or (b) exclusively for the benefit of the Company Employees or Former Company Employees.
“Affiliate” as to any Person, shall mean any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The Acquired Companies shall be deemed, for purposes of this Agreement, Affiliates of Seller prior to the Closing and Affiliates of Purchaser at and after the Closing.
“Agreement” shall mean this Stock Purchase Agreement (including the Seller Disclosure Schedule and all other schedules, annexes and exhibits attached hereto), as it may be amended from time to time.
“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, applicable anti-bribery legislation enacted by member states of the European Union and signatories implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and other similar Legal Requirement applicable to any Acquired Company or the Business from time to time.
“Antitrust Laws” shall mean any Legal Requirements applicable to Purchaser, Seller, any Acquired Company or the Business under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening competition, including any applicable United States or foreign antitrust or competition Legal Requirements.
“Axinn” shall mean Axinn, Veltrop & Harkrider LLP.
“Benefit Plan” shall mean each (a) “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) benefit or compensation plan, policy, program, practice, arrangement or agreement, including any equity, equity-based, retirement, profit sharing, bonus, commission, incentive, severance, separation, change in control, retention, transaction-based compensation, deferred compensation, tax gross up, fringe benefit, vacation, paid time off, medical, dental, life or disability plan, program, policy or arrangement and (c) employment, consulting or other similar individual agreement, plan, policy, arrangement or program, in each case of any of the foregoing described in clauses (a), (b) and (c), that is sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates for the benefit of any Company Employee, Former Company Employee or other current or former individual service provider of the Business, with respect to which Seller or any of its ERISA Affiliates has any liability with respect to any Company Employee, Former Company Employee or other individual service provider of the Business, or otherwise with respect to which any of the Acquired Companies has or could reasonably be expected to have a liability or obligation, other than any of the foregoing described in clauses (a), (b) or (c) that is sponsored and maintained (including if required to be maintained) by a Governmental Authority.
“Business” shall mean the business of designing, developing, manufacturing and selling systems, solutions, products, equipment, parts and components and providing services used in the intelligence surveillance and reconnaissance, civil, commercial and national security aerospace markets and the defense, civil space and commercial industries, including (a) the design, development, production and manufacture of spacecraft, instruments and sensors, radio frequency systems and components, national defense hardware, antenna and video tactical solutions, civil and operational space hardware, data exploitation solutions, advanced technologies and products that enable weather prediction and climate change monitoring as well as deep space missions and other advanced technologies and products, (b) the provision of the solutions, products and services provided by the national defense, tactical solutions, civil space and advanced technology and information solutions divisions of Seller, (c) the provision of systems engineering or any other services related to the foregoing and (d) all other business activities of the Acquired Companies, in each case of the foregoing clauses (a) – (c), as conducted by the Acquired Companies, the Seller or its other Controlled Affiliates as of the date hereof or as of the Closing, as applicable.
“Business Day” shall mean any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required to be closed in New York, New York or London, U.K.
“Business Pension Plan” shall mean the Ball Corporation Pension Plan as it Applies to Certain Salaried Employees of Ball Aerospace & Technologies Corp.
“Business Systems” shall mean all Software, computer hardware (whether general or special purpose) and systems, including electronic data processing, information, record keeping, communications and telecommunications networks, interfaces, platforms, equipment, servers, peripherals and systems, including any outsourced systems and processes, that are owned or used by or for the Business.
“Cash” shall have the meaning set forth on Annex A, Part I.
“CFIUS” shall mean the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.
“CFIUS Authorities” shall mean the Defense Production Act of 1950, as codified at 50 U.S.C. § 4565, and its implementing regulations located at 31 C.F.R. Parts 800 and 802.

“CFIUS Clearance” shall mean that: (a) the parties have received written notice from CFIUS that either (i) CFIUS has determined that the Transactions are not a “covered transaction” within the meaning of the CFIUS Authorities or (ii) CFIUS’s review (or, if applicable, investigation) under the CFIUS Authorities of the Transactions in response to a joint voluntary notice submitted by the parties has concluded, and CFIUS has determined that there are no unresolved national security concerns with respect to the Transactions, and advised that all action under the CFIUS Authorities has concluded with respect to the Transactions or (b) CFIUS shall have sent a report to the President of the United States (“President”) requesting the President’s decision on the joint voluntary notice submitted by the parties and either (i) the period under the CFIUS Authorities during which the President may announce a decision to take action to suspend, prohibit or place any limitations on the Transactions shall have expired or (ii) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions.
“Clean Team Agreement” shall mean that certain Clean Team Confidentiality Agreement, dated June 13, 2023, by and between Seller and Purchaser as it has been or may be supplemented, modified or amended from time to time.
“Closing Conditions” shall mean the conditions to the respective obligations of the parties to consummate the Transactions, as set forth in Article X.
“Code” shall mean the United States Internal Revenue Code of 1986.
“Collective Bargaining Agreement” shall mean any collective bargaining agreement and any other labor-related agreement with any labor or trade union, works council, employee representative or association or other labor organization.
“Combination Mark” shall mean the “GO BEYOND WITH BALL” Trademark and any registrations or applications for such Trademark, including U.S. Reg. No. 5214969.
“Commercial Tax Agreement” shall mean any commercial Contract entered into in the ordinary course of business the principal purpose of which does not pertain to Taxes.
“Company Employee” shall mean each (a) Direct Employee and (b) Internal Transfer Employee; in each case including each such employee who is on leave of absence (including medical leave, parental leave, personal leave, extended COVID-19-related leave, military leave, workers’ compensation leave, short-term disability and long-term disability) or paid or unpaid time off.
“Consent” shall mean any consent, waiver, approval or authorization.
“Consolidated Return” shall mean any consolidated, combined, unitary or similar Tax Return that includes Seller or any of its Controlled Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand.

“Contagion Event” shall mean the outbreak and ongoing effects of any epidemic or pandemic (including COVID-19).
“Contract” shall mean any legally binding agreement, contract, obligation, promise, understanding, arrangement, instrument, commitment or undertaking of any nature.
“Controlled Affiliate” shall mean each Affiliate of a Person that is directly or indirectly controlled by such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of equity interests, by contract or otherwise. The Acquired Companies shall be deemed, for purposes of this Agreement, Controlled Affiliates of Seller prior to the Closing and Controlled Affiliates of Purchaser at and after the Closing.
“COVID-19” shall mean the novel coronavirus (SARS-CoV-2 or COVID-19), any evolutions or mutations thereof and any associated public health emergency, epidemic, pandemic or outbreak and any treatments, therapies or vaccines for, or in connection with, any of the foregoing.
“Credit Facilities” shall mean the facilities set forth on Schedule 1.1(a) of the Seller Disclosure Schedule.
“Customs & Trade Laws” shall mean all applicable export, import, customs, anti-boycott and other trade programs and Legal Requirements administered, enacted or enforced by any Governmental Authority, including: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations (“ITAR”), and the import Legal Requirements administered by U.S. Customs and Border Protection; (b) the anti-boycott Legal Requirements administered by the U.S. Departments of Commerce and Treasury and (c) any other similar export, import, customs, anti-boycott or other trade programs or Legal Requirements in any relevant jurisdiction to the extent they are applicable to the Acquired Companies.
“Cybersecurity Incident” shall mean any (a) unauthorized interference with security safeguards of, or unauthorized access to, any Business System, including any phishing incident, ransomware or malware attack, denial-of-service attack, breach of information technology or any stored information, (b) unauthorized access to, or acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of, any Personal Information or sensitive data or (c) other cybersecurity, data or systems breach, attack or incident, in each case ((a) through (c)), to the extent such incident impacts Personal Information or data owned or controlled by or in the possession of an Acquired Company, or to the extent relating to the conduct of the Business by Seller or any of its Controlled Affiliates.
“Cybersecurity Measures” shall mean (a) any regulations promulgated by a Governmental Authority relating to cybercrime, cyberterrorism, ransomware, malware, privacy or the protection of Personal Information and (b) any reasonable measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by any Acquired

Company in response to a cybersecurity attack, breach or incident, for the protection of its information technology or any stored information.
“Data Protection Laws” shall mean all applicable Legal Requirements administered, enacted or enforced by a relevant Governmental Authority in any jurisdiction in which any Acquired Company or, to the extent relating to the conduct of the Business, Seller or any of its Controlled Affiliates, conducts business relating to data privacy or data security or the processing or protection of Personal Information.
“Data Room” shall mean all electronic and in-person data rooms created in connection with the Transactions and set forth on Schedule 1.1(b) of the Seller Disclosure Schedule.
“DCSA” shall mean the Defense Counterintelligence and Security Agency.
“DCSA Approval” shall mean (a) receipt by the parties of written acknowledgement (including by email) from DCSA that it has accepted a foreign ownership, control or influence mitigation plan (“FOCI Mitigation Plan”) proposed by Purchaser or (b) the entry into a written commitment notice or commitment letter executed by the parties and acknowledged by DCSA to mitigate the foreign ownership, control or influence over the Business or the Acquired Companies arising as a result of the transactions contemplated by this Agreement.
“Debt Commitment Letter” shall mean an executed commitment letter, including all schedules, annexes and exhibits thereto, dated as of the date hereof, from the Debt Financing Sources parties thereto.
“Debt Financing” shall mean the debt financing committed to be provided to Purchaser by the Debt Financing Sources pursuant to the Debt Commitment Letter or other agreements entered in connection therewith in the cash amounts set forth therein with respect to each such Debt Financing Source, for purposes of funding the Transactions.
“Debt Financing Sources” shall mean the Persons that have committed to provide or otherwise entered into any agreements in connection with any Debt Financing or alternative debt financing in connection with the Transactions, including the parties named in the Debt Commitment Letter and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto.
“Direct Employee” shall mean each individual who is directly employed by an Acquired Company.
“Encumbrance” shall mean any lien, security interests, license, option, pledge, hypothecation, mortgage, deed, easement, claim, encroachment, servitude, right-of-way, preemption, collateral assignment, lease, right of first offer or first refusal, buy/sell agreement, defects in title or survey, or encumbrances of a similar kind (other than, in the case of a security, any restriction on the transfer of such security arising solely under applicable Legal Requirements).
“Environmental Law” shall mean any Legal Requirement in effect as of or prior to the Closing Date, relating to pollution, public or worker health or safety (as it relates to exposure to Hazardous Materials), or protection of the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or threat of release or discharge of, or exposure to, Hazardous Materials.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” shall mean any Person which is treated at a relevant time as a single employer with another Person pursuant to Subsections (b), (c), (m) or (o) of Section 414 of the Code.
“Former Company Employees” shall mean (a) the Former Direct Employees and (b) the Former Internal Transfer Employees.
“Former Direct Employee” shall mean each individual who was, but no longer is, as of the date of this Agreement or the Closing Date, as applicable, directly employed by an Acquired Company.
“Former Internal Transfer Employee” shall mean each individual who was, but no longer is, as of the date of this Agreement or the Closing Date, as applicable, employed by Seller or one of its Controlled Affiliates (other than an Acquired Company) and whose regular employment duties or responsibilities were primarily dedicated or primarily related to the Business.
“Fraud” shall mean an actual and intentional fraud by a party in the making of the express representations and warranties in Article IV or the certificate delivered pursuant to Section 10.1(c) (in the case of Seller) and Article V or the certificate delivered pursuant to Section 10.2(c) (in the case of Purchaser). For the avoidance of doubt, “Fraud” shall not include any cause of action based on constructive or imputed knowledge, equitable fraud or any tort based on negligence, recklessness or any similar theory.
“GAAP” shall mean generally accepted accounting principles in the United States as in effect at the relevant time(s) for purposes of this Agreement.
“Government Contract” shall mean any Contract between an Acquired Company or, to the extent related to the Business, Seller or any of its other Controlled Affiliates and (a) a Governmental Authority, (b) any prime contractor of a Governmental Authority or (c) any subcontractor at any tier with respect to any Contract of a type described in clause (a) or (b) above (in each case of the foregoing, other than any Real Property Lease).
“Governmental Authority” shall mean any United States federal, state or local or any supra-national or non-United States government, political subdivision, governmental,

regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal or judicial or arbitral body, in each case, exercising executive, legislative, judicial, regulatory, taxing or administrative functions.
“Hazardous Materials” shall mean (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos or asbestos-containing materials, per- and polyfluoroalkyl substances or polychlorinated biphenyls and (b) any chemical, material or substance defined or regulated as hazardous, toxic, a pollutant or a contaminant, or for which liability or standards of conduct may be imposed under any Environmental Law.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Inactive Employee” shall mean each Internal Transfer Employee who is on a long-term disability leave or has qualified for long-term disability benefits as of the Closing Date.
“Income Tax”shall mean any Taxes imposed on or determined with reference to gross or net income, profits or receipts (including any franchise or withholding Taxes imposed in lieu thereof).
“Income Tax Amount” shall mean the amount (which shall not be less than zero in the aggregate or in respect of any jurisdiction or any type of Income Tax) of all unpaid Income Taxes of the Acquired Companies attributable to or payable with respect to any Pre-Closing Tax Period, calculated (a) as of the end of the Closing Date and on an entity-by-entity basis, such that the deductions and losses of one Acquired Company may not be used to offset the income and gain of another Acquired Company unless such offset is actually permitted by applicable Legal Requirements, (b) by including in taxable income any adjustment as a result of a change in or use of an improper method of accounting on or prior to the Closing Date and any prepaid amounts or deferred revenue that, in each case, would not otherwise be included in taxable income on or prior to the Closing Date, (c) by disregarding any transactions entered into by the Acquired Companies outside the ordinary course of business on the Closing Date after the Closing not otherwise contemplated by this Agreement and (d) by taking into account the Topaz Reorganization. In the case of any Straddle Period, the Income Tax Amount shall include an amount of Income Taxes allocable to the portion of the Straddle Period ending on and including the Closing Date as determined applying the conventions set forth in Section 8.2(b). For the avoidance of doubt, the Income Tax Amount shall not include any Income Taxes reported on a Consolidated Return, which Income Taxes shall be borne by Seller and its Affiliates.
“Income Tax Return” shall mean any Tax Return in respect of Income Taxes.
“Indebtedness” shall mean those items of indebtedness listed on Annex A, Part II.
“Indemnified Taxes” shall mean, without duplication, (a) Taxes of Seller and its Subsidiaries (other than any Acquired Company) for any taxable period, (b) Taxes of any consolidated, combined, unitary or similar group of which any Acquired Company is or was a member on or prior to the Closing Date, including Taxes arising under Treasury Regulations

Section 1.1502-6 (or any corresponding provision of state, local or foreign Legal Requirements), (c) Taxes of Seller or any of its Affiliates (other than another Acquired Company) imposed on an Acquired Company as a transferee or successor, or by assumption, Contract or the operation of any Legal Requirement, which Taxes relate to an event or transaction occurring prior to the Closing, (d) Specified Sales Taxes and (e) Taxes arising from or related to the consummation of the Topaz Reorganization, the transactions contemplated by the IP Assignment Agreement, the Real Estate Reorganization Plan and any transaction described in Section 6.5 or Section 6.6; provided, however, that if the exclusion in respect of Specified Sales Taxes in the R&W Insurance Policy is eliminated prior to the Closing Date such that Specified Sales Taxes are fully covered by the R&W Insurance Policy in the same manner as other Taxes that are not subject to an exclusion, clause (d) of “Indemnified Taxes” shall be deemed deleted; provided, further, that Seller and Purchaser shall use commercially reasonable efforts to cooperate to cause such exclusion to be eliminated from the R&W Insurance Policy. For the avoidance of doubt, “Indemnified Taxes” shall not include the amount of any Taxes taken into account in the final determination of the Income Tax Amount or Net Working Capital.
“Intellectual Property” shall mean all intellectual property and proprietary rights throughout the world, including (a) patents, patent applications, patent disclosures, inventions, statutory invention registrations, registered designs and similar or equivalent rights in inventions, designs, utility models, industrial models, industrial designs and all related divisionals, continuations, continuations-in-part, reissues, extensions, substitutions and reexaminations, certificates of invention and design patents, applications for any of the foregoing and all rights therein provided by international treaties and conventions (“Patents”), (b) trade secrets and rights in confidential and proprietary information, including know-how, ideas, patent disclosures, inventions, processes, formulae, models and methodologies, techniques, protocols, source code, algorithms, layouts, specifications, data and databases, processes, designs, technical information, drawings, blueprints, quality assurance and control procedures, design tools, simulation capability, manuals and technical information and research data and records, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by issued Patents (“Trade Secrets”), (c) trademarks, service marks, trade names, brand names, logos, trade dress, Internet domain names and other indicia of source or origin and all registrations and applications for registration of the foregoing, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (d) copyrights and all works of authorship (whether or not copyrightable), all registrations and applications for registration of such copyrights and all issuances, extensions and renewals of such registrations and applications (“Copyrights”), (e) Software and rights therein, (f) moral rights and (g) rights of privacy and publicity.
“Internal Transfer Employee” shall mean each employee of Seller or its Controlled Affiliates (other than the Acquired Companies) whose job duties or services are primarily related to the Acquired Companies or the Business and is set forth by employee identification number on Schedule 1.1(c) of the Seller Disclosure Schedule.
“IRS” shall mean the United States Internal Revenue Service.

“Key Customer” shall mean each of the customers or programs set forth on Schedule 1.1(d) of the Seller Disclosure Schedule.
“Key Vendor” shall mean each of the vendors set forth on Schedule 1.1(e) of the Seller Disclosure Schedule.
“Legal Requirement” shall mean any statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Governmental Authority.
“Liabilities” shall mean any direct or indirect debt, liability, obligation, expense, deficiency, guaranty or endorsement of or by such Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown, asserted or unasserted, billed or unbilled, fixed or variable, secured or unsecured, choate or inchoate, perfected or unperfected, due or to become due, or determined or determinable.
“Losses” shall mean all losses, damages, costs, expenses, penalties, judgments, settlements, interest and fines actually suffered or incurred (including reasonable and documented out-of-pocket attorneys’ fees).
“Malicious Code” shall mean any surreptitious computer code or other software routines or hardware components intentionally designed to permit unauthorized access to, disable or erase software, hardware or data, or to perform any other similar type of unauthorized activities (including viruses, Trojan horses, worms or other code, designs or routines (as these terms are commonly used in the computer software industry)).
“Material Adverse Effect” shall mean any event, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, financial condition or results of operations of the Business, taken as a whole; provided that no event, change, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) any national, international, foreign, domestic or regional economic, financial, social or political conditions (including changes therein), (b) hostilities, acts of war, protests, riots, looting, unrest, terrorism, nuclear attack, cyberterrorism or military actions or any escalation or worsening of, or other changes or developments with respect to, any of the foregoing, (c) changes in any financial, debt, credit, capital or banking markets or conditions, including any changes in inflation or any disruption thereof, (d) changes in interest, currency or exchange rates, commodity prices, tariffs or any trade wars, (e) any act of God, hurricane, flood, tornado, fire, explosion, nuclear incident, weather event, earthquake, landslide, other natural disaster, any Contagion Event or other outbreak of illness or public health event (whether human or animal) or worsening of, or other changes or developments with respect to, any of the foregoing, (f) changes in legal or regulatory conditions, including changes in Legal Requirements (or standards, official interpretations or enforcement thereof, including Pandemic Measures), including in connection with a Contagion Event or the conflict between the

Russian Federation and Ukraine, (g) changes in GAAP or other applicable accounting standards or interpretations or enforcement thereof, (h) changes in the industries in which the Acquired Companies operate, (i) the failure of the Acquired Companies to meet any internal or published (A) financial projections, (B) estimates, (C) budgets or (D) forecasts of revenues, goals, earnings or other measures of financial or operating performance for any future periods (provided that any event, change, development or effect or combination thereof underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur (to the extent such event, change, development or effect or combination thereof is not otherwise excluded from this definition of Material Adverse Effect)), (j) any effect resulting from (A) the negotiation, execution, pendency, announcement, performance or consummation of the Transactions or compliance with any requirements under the terms of this Agreement (other than with respect to Section 6.1(a)(1)), (B) any breach by Purchaser of any of its representations, warranties and obligations under this Agreement or the other Transaction Agreements or (C) the identity of Purchaser or its Affiliates (provided that the foregoing clause (j)(A) shall not apply to any representation or warranty that is expressly intended to address the consequences of the negotiation, execution, pendency, announcement, performance or consummation of the Transactions or with respect to the condition to the Closing to the extent it relates to any such representation or warranty), (k) the effect of any action taken or omission to act by Purchaser, including any communication or disclosure by Purchaser or any of its Affiliates of its plans or intentions with respect to the Business or the Acquired Companies, including (solely to the extent arising therefrom) losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, vendors, resellers, distributors, financing sources, licensors, licensees or others having relationships with the Business, (l) the effect of any event or action taken or omission to act by Seller or its Affiliates to the extent such action or omission is at the express written request of Purchaser, (m) the failure, in and of itself, to obtain any Consents in connection with the Transactions or (n) the initiation of a Proceeding by any Person with respect to this Agreement or any of the Transactions; provided that to the extent that any event, change, development or effect in the foregoing clauses (a) through (h) disproportionately has a greater adverse impact on the Business, taken as a whole, as compared to the adverse impact such event, change, development or effect has on other Persons operating in the same industries as the Business operates, then the incremental effect of such event, change, development or effect shall be taken into account in determining whether a Material Adverse Effect has occurred.
“Net Working Capital” shall have the meaning set forth on Annex A, Part V.
“Net Working Capital Overage” shall have the meaning set forth on Annex A, Part IV.
“Net Working Capital Underage” shall have the meaning set forth on Annex A, Part IV.

“Non-Disclosure Agreement” shall mean the non-disclosure agreement between Seller and Purchaser, dated May 3, 2023, as modified by the supplement effective as of June 27, 2023.
“Open Source Software” shall mean any Software that is licensed pursuant to a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/alphabetical or that is considered “free” or “open source software” by the Free Software Foundation.
“Order” shall mean any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Owned IP” shall mean the Intellectual Property (a) owned or purported to be owned by the Acquired Companies as of the date of this Agreement, which shall include all Intellectual Property set forth or required to be set forth in Schedule 4.11(a) of the Seller Disclosure Schedule or (b) owned by Seller or its Controlled Affiliates (other than the Acquired Companies) and transferred to an Acquired Company at or prior to the Closing.
“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, curfew, shutdown, closure, sequester, safety or any other Legal Requirement, Proceeding, directive, pronouncement, guideline or recommendation by any applicable Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case in connection with or in response to any pandemic.
“Permit” shall mean any permit, order, license, registration, certificate, identification numbers, authorization or approval issued or required by any Governmental Authority under any applicable Legal Requirement.
“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes, assessments or other governmental charges or levies not yet due and payable or the amount or the validity of which is being contested in good faith by appropriate Proceedings or that may thereafter be paid without material penalty, in each case, for which adequate reserves have been established and recorded on the Financial Statements in accordance with GAAP, (b) Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar Encumbrances for labor, materials or supplies imposed or permitted by Legal Requirements in the ordinary course of business, (c) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (d) defects or imperfections of title, easements, covenants, rights of way, restrictions and similar charges or other matters of record which do not, or would not reasonably be expected to, materially impair the use or occupancy of the Real Property in the operation of the Business as conducted thereon, (e) zoning, entitlement, building codes and other generally applicable land use and environmental restrictions imposed on the Real Property by a Governmental Authority having jurisdiction over such Real Property which are not violated, in any material respect, by the current use or occupancy of such Real Property or the operation of the Business thereon, (f) Encumbrances imposed on the underlying fee interest (or any other superior interest) of any real property leased or subleased by any Acquired Company or over which any Acquired Company has easement or other similar property rights, (g) Encumbrances incurred in the ordinary course of business since the date of the Last Balance Sheet securing liabilities that are not material to the Business, taken as a whole, (h) Encumbrances arising out of, relating to or resulting from this Agreement or the other Transaction Agreements, (i) Encumbrances affecting the assets or property of any Acquired Company that are discharged or released at or prior to the Closing, (j) any set of facts that an accurate up-to-date survey or inspection would show, which do not, or would not reasonably be expected to, materially impair the use or occupancy of the Real Property in the operation of the Business as conducted thereon, (k) rights of any landlord (or similar capacity) of any real estate lease or sublease (and related terms and conditions) under which an Acquired Company is a lessee or sublessee, (l) non-exclusive licenses of, non-exclusive covenants not to sue under and other non-exclusive grants of rights to use or obligations with respect to Intellectual Property granted by an Acquired Company to its customers in the ordinary course of business consistent with past practice, including under the Defense Federal Acquisition Regulation Supplement and any other Legal Requirements applicable to the Acquired Companies and the Business, (m) Encumbrances on securities created under federal, state or foreign securities Legal Requirements, (n) deposits to secure the performance of bids, trade Contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (o) Encumbrances expressly disclosed in the Financial Statements, (p) non-monetary encumbrances or imperfections of title that, individually or in the aggregate, do not materially impair the continued use and operation of the properties and assets to which they relate in the conduct of the Business as conducted and (q) Encumbrances created by or at the written request of, or resulting from the action of or the unreasonably withholding of consent in violation of the terms of this Agreement by, Purchaser or any of its Affiliates.
“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity, including a Governmental Authority.
“Personal Information” shall mean any information identifying, relating to, describing, that is reasonably capable of being associated with, or that could reasonably be linked, directly or indirectly, with a particular natural person or household and any data that constitutes personal information or personal data under any Data Protection Law.
“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof through the end of the Closing Date in the case of a Straddle Period) ending on or prior to the Closing Date.
“Proceeding” shall mean any action, claim, suit, charge, complaint, litigation, arbitration, investigation or proceeding (whether civil or criminal) by or before any Governmental Authority.

“Purchaser Consolidated Return” shall mean any consolidated, combined, unitary or similar Tax Return that includes Purchaser or any of its Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand.
“Purchaser Designee” shall mean a wholly owned Subsidiary of Purchaser Guarantor (a) designated in writing by Purchaser to Seller at least five (5) Business Days prior to the Closing Date, (b) formed in a jurisdiction that would not delay consummation of the Transactions and (c) treated as a corporation (or an entity disregarded as separate from a corporation) for United States federal income tax purposes.
“Purchaser Fundamental Representations” shall mean the representations and warranties of Purchaser set forth in Section 5.1 (Authority; Enforceability), Section 5.3 (Organization) and Section 5.7 (Brokers).
“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Purchaser to perform its obligations under this Agreement or to consummate the Transactions.
“Real Property” shall mean the Owned Real Property and the Leased Real Property, collectively.
“Representatives” shall mean, in relation to a Person, its officers, directors, managers, members, employees, agents, advisors, other representatives and Affiliates.
“Restricted Cash” shall have the meaning set forth in Annex A, Part I.
“Retained Business” shall mean any business conducted by Seller and its Controlled Affiliates, whether undertaken prior to or after the date hereof, other than the Business.
“Retained Liabilities” shall mean all Liabilities to the extent arising out of, or relating to, the Retained Business, whether any such Liability arises before or after the Closing, is known or unknown or is contingent or accrued, other than to the extent this Agreement or any of the other Transaction Agreements provides that such Liabilities shall remain or become the Liabilities of, or otherwise become the responsibility of, Purchaser, its Affiliates or the Acquired Companies (and not of Seller or any of its Affiliates (other than the Acquired Companies)).
“Sanctioned Person” shall mean (a) any Person listed in any Sanctions Law-related list of designated Persons maintained by OFAC or the United States Department of State, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Territory or (c) any Person directly or indirectly owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Sanctions Law or in any related official guidance) by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctioned Territory” shall mean, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).
“Sanctions Laws” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or the United States Department of State, the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
“SEC” shall mean the United States Securities and Exchange Commission.
“Seller Benefit Plan” shall mean each Benefit Plan that is not an Acquired Company Benefit Plan.
“Seller Debt Facilities” shall mean the documents in respect of Indebtedness of the Acquired Companies set forth on Schedule 1.1(f) of the Seller Disclosure Schedule.
“Seller Disclosure Schedule” shall mean the disclosure schedules dated as of the date of this Agreement and delivered by Seller to Purchaser in connection with the execution of this Agreement.
“Seller Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 4.1 (Authority; Enforceability), Section 4.2(b)(i) (Non-Contravention; Consents) (solely with respect to the organizational documents of Seller and the Acquired Companies), Section 4.3(b) (Organization; Acquired Companies), Section 4.4 (Title; Shares) and Section 4.20 (Brokers).
“Seller Transitional Trademarks” shall mean the Trademarks set forth on Schedule 7.1(b) of the Seller Disclosure Schedule.
“Seller’s Knowledge” and similar phrases shall mean the actual knowledge of each individual set forth on Schedule 1.1(g) of the Seller Disclosure Schedule after due inquiry by each such individual of such individual’s direct reports.
“Shared Contracts” shall mean the Contracts under which the Business and at least one other business unit of Seller or any of its Affiliates (other than the Acquired Companies) purchases or sells goods or services on a joint basis or uses goods or services on a joint basis; provided that, in no event shall the term “Shared Contracts” include any Contracts for general corporate functions furnished by Seller or its Affiliates (other than the Acquired Companies) on an enterprise-wide basis to Seller and its Controlled Affiliates, including finance, accounting, tax, human resources, legal, information technology, facilities, facilities security, procurement and other ancillary or corporate shared services provided by Seller or its Affiliates (other than the Acquired Companies) on an enterprise-wide basis to Seller and its Controlled Affiliates or other enterprise-wide corporate centralized functional organizations within or controlled by Seller or its Affiliates (other than the Acquired Companies), in each case to the extent such functions will be provided to Purchaser under the Transition Services Agreement or are Excluded Services (as defined in the Transition Services Agreement) (collectively in this proviso, “Excluded Shared Contracts”). Seller and Purchaser may, by mutual written consent, elect to include, or exclude from, this definition any Contract.
“Software” shall mean all computer software, data and databases, operating systems, tools, interfaces, firmware, middleware, modules, models, algorithms and routines (in each case, as applicable, in source code and object code form) and all documentation and materials relating to any of the foregoing.
“Specified Sales Taxes” shall mean any sales or similar Taxes required to be collected by any Acquired Company, or required to be remitted or reported by any Acquired Company to any Governmental Authority, in each case, with respect to transactions involving government contractors or subcontractors occurring on or prior to the Closing Date.
“Standalone Go Beyond Mark” shall mean “GO BEYOND” as a standalone phrase or as used in combination with any other word, phrase or Trademark other than a Seller Mark.
“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” shall mean, with respect to any Person, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions (or, if there are no such securities or other interests, a majority of the equity interests) or (b) such first Person is a general partner or managing or operating member. The Acquired Companies shall be deemed, for purposes of this Agreement, Subsidiaries of Seller prior to the Closing and Subsidiaries of Purchaser at and after the Closing.
“Target Net Working Capital” shall have the meaning set forth in Annex A, Part IV.
“Tax” shall mean (a) all forms of taxation imposed by any Governmental Authority, including all United States federal, state or local and foreign taxation (including income, value added, occupation, real and personal property, social security (or similar), gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, unemployment, excise, severance, occupation, premium, windfall profits, estimated, alternative, add-on minimum and other taxes, charges, levies, duties, impositions, or other governmental assessments of any kind whatsoever, including stamp duty, customs and other import or export duties), (b) any interest, penalties or additions to tax with respect to any item described in the preceding clause and (c) any liability to indemnify, assume or succeed to the liability of another

Person with respect to any item described in clauses (a) or (b), including as a result of being a member of any consolidated, combined, unitary or other similar Tax group or under any Legal Requirements or by equity, Contract, assumption, transferee or successor liability.
“Tax Authority” shall mean a Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).
“Tax Proceeding” shall mean any federal, state, local or foreign audit, examination, litigation or other administrative proceeding or court proceeding relating to Taxes.
“Tax Return” shall mean any report, return, statement, declaration, notice, certificate or other document filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment thereto and any amendment thereof.
“Transaction Agreements” shall mean this Agreement and the Transition Services Agreement, in each case including all exhibits, annexes and schedules thereto and all amendments thereto made in accordance with the respective terms hereof and thereof.
“Transaction Expenses” shall have the meaning set forth on Annex A, Part III.
“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Agreements.
“Transfer Taxes” shall mean any sales, use, stock transfer, real property transfer, transfer, indirect transfer, goods and services, value-added, stamp, registration, documentary, conveyancing, recording or similar Taxes.
“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.
“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local Legal Requirements requiring notice to employees in the event of a plant closing or mass layoff.
“Willful Breach” shall mean (a) an intentional action or failure to act by one of the parties that constitutes a material breach of this Agreement, and such action was taken or such failure to act occurred with such party’s knowledge, or in circumstances where such party should reasonably have known, that such action or failure to act constituted a material breach of this Agreement, and such breach (i) resulted in, or contributed to, the failure of any of the Closing Conditions to be satisfied or (ii) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have otherwise occurred pursuant to Section 3.1 or (b) the failure of Purchaser to deliver the full consideration payable pursuant to Article III substantially concurrently with the Closing (and, in any event, on the Closing Date).

Article II

THE TRANSACTIONS
2.1Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser (or a Purchaser Designee), and Purchaser (or a Purchaser Designee) shall purchase from Seller, all of Seller’s rights, title and interest in and to the Shares, free and clear of all Encumbrances (other than those arising under applicable securities Legal Requirements).
2.2Purchase Price. The aggregate consideration to be paid by Purchaser to Seller for the purchase of the Shares shall be an amount in cash equal to (a) $5,555,000,000 (the “Base Price”), plus (b) the Net Working Capital Overage (if any), minus (c) the Net Working Capital Underage (if any), plus (d) Cash as of immediately prior to the Closing, minus (e) Indebtedness as of immediately prior to the Closing (except that the Income Tax Amount shall be determined as of the end of the Closing Date), minus (f) Transaction Expenses unpaid as of immediately prior to the Closing (the amount calculated pursuant to this sentence, the “Purchase Price”).
2.3Closing Purchase Price.
(a)Not less than five (5) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Purchaser a written statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of (i) Cash as of immediately prior to the Closing, (ii) Indebtedness as of immediately prior to the Closing (except that the Income Tax Amount shall be determined as of the end of the Closing Date), (iii) Net Working Capital as of the Closing, (iv) Transaction Expenses unpaid as of immediately prior to the Closing and (v) the resulting calculation of the Purchase Price (such amount, the “Closing Purchase Price”), together with reasonable supporting detail and documentation, in each case, prepared in accordance with the terms and conditions of this Agreement, including the Accounting Principles as applicable.
(b)Following delivery of the Estimated Closing Statement to Purchaser, Purchaser and its Representatives, accountants, advisors and other representatives shall be permitted reasonable access to review the books, records and work papers of the Acquired Companies and Seller to the extent reasonably related to the Estimated Closing Statement (in each case, upon reasonable notice to Seller and during normal business hours and only to the extent that such access does not interfere with the normal business operations of the Acquired Companies and Seller; provided that the accountants of Seller and the Acquired Companies shall not be obliged to make any work papers available except in accordance with such accountants’ normal disclosure procedures and then only after, as applicable, Purchaser and its applicable Representatives have signed a customary agreement relating to such access to work papers), and Seller shall consider in good faith any potential adjustments to the calculation of the Closing Purchase Price (or any of the components thereof) raised by Purchaser in good faith not less than two (2) Business Days prior to the anticipated Closing Date; provided that (i) nothing in this Section 2.3(b) shall obligate Seller to accept any such comments and in the event Seller does not accept such comments, Seller’s calculation of the Closing Purchase Price (and components thereof) shall control for purposes of the Closing and (ii) Seller’s obligations to consider in good faith any such comments shall not in any event require that the contemplated Closing Date be postponed or otherwise delayed.

2.4Post-Closing Adjustment.
(a)As soon as practicable after the Closing Date but in no event later than one-hundred twenty (120) days after the Closing Date, Purchaser shall deliver to Seller a written statement (the “Post-Closing Statement”) setting forth Purchaser’s good faith calculation of (i) Cash as of immediately prior to the Closing (the “Preliminary Cash”), (ii) Indebtedness as of immediately prior to the Closing (except that the Income Tax Amount shall be determined as of the end of the Closing Date) (the “Preliminary Indebtedness”), (iii) Net Working Capital as of the Closing (the “Preliminary Net Working Capital”), (iv) Transaction Expenses unpaid as of immediately prior to the Closing (“Preliminary Transaction Expenses”) and (v) the resulting calculation of the Purchase Price (such amount, the “Preliminary Closing Purchase Price”), together with reasonable supporting detail and documentation, in each case, prepared in accordance with the terms and conditions of this Agreement, including the Accounting Principles as applicable. Purchaser shall not amend, supplement or modify the Post-Closing Statement following delivery to Seller. Notwithstanding anything herein to the contrary, but subject to the Accounting Principles and the terms and conditions of this Agreement, (A) the Post-Closing Statement shall be based solely on facts and circumstances as they exist as of the Closing and shall exclude the effect of any event, change, circumstance, development, occurrence, condition, effect or state of facts occurring after the Closing (except, with respect to the Income Tax Amount, to the extent taken or occurring in the ordinary course of business) and (B) the parties acknowledge and agree that the purpose of preparing the calculations under this Section 2.4 is to determine only the arithmetic difference between the items in the Estimated Closing Statements and the Post-Closing Statement applicable items in accordance with the Accounting Principles and the terms and conditions of this Agreement. If Purchaser fails to deliver the Post-Closing Statement in accordance with this Section 2.4(a) within such one-hundred twenty (120) day period, then the Estimated Closing Statement delivered by Seller to Purchaser pursuant to Section 2.3 shall be deemed to be the Post-Closing Statement.
(b)Following the receipt of the Post-Closing Statement, Seller shall have sixty (60) days (the “Review Period”) to review such Post-Closing Statement and related computations of the Preliminary Cash, the Preliminary Indebtedness, the Preliminary Net Working Capital, the Preliminary Transaction Expenses and the Preliminary Closing Purchase Price. Following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with Section 2.4(d), Seller, its Controlled Affiliates and its and their respective Representatives, accountants, advisors and other representatives shall be permitted reasonable access to review the books, records and work papers of the Acquired Companies and Purchaser to the extent reasonably related to the Post-Closing Statement or calculations of Cash, Indebtedness, Net Working Capital or Transaction Expenses, and Purchaser shall, and shall use commercially reasonable efforts to cause its Affiliates and its and their respective Representatives, accountants, advisors and other representatives to, cooperate with and assist Seller, its Controlled Affiliates and its and their respective Representatives, accountants, advisors and other representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours and only to the extent that such access does not interfere with the normal business operations of the Acquired Companies and Purchaser; provided that the accountants of Purchaser shall not be obliged to make any work papers available except in accordance with such accountants’ normal disclosure procedures and then only after, as applicable, Seller, its applicable

Controlled Affiliates and its and their applicable Representatives have signed a customary agreement relating to such access to work papers. Purchaser agrees that, following the Closing through the date that the Final Closing Statement becomes final and binding in accordance with Section 2.4(d), it will not take, or permit to be taken, any actions with respect to its or the Acquired Companies’ accounting books, records, policies or procedures on which the Financial Statements or the Post-Closing Statement are based, or upon which the Final Closing Statement is to be based, that would be reasonably expected to impede or materially delay the determination of the amount of Cash, Indebtedness, Net Working Capital or the preparation of any Statement of Objections or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement, including the Accounting Principles. If Seller has accepted the Post-Closing Statement in writing or has not given written notice to Purchaser setting forth any objection of Seller to such Post-Closing Statement, specifying in reasonable detail the nature and basis for such objection, Seller’s alternative calculation of each disputed item (together with reasonable supporting documentation to support Seller’s alternative calculation), and Seller’s proposed modifications to the Post-Closing Statement (such notice, the “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final and binding upon the parties, and shall be deemed the Final Closing Statement for purposes of Section 2.4(d).
(c)In the event that Seller delivers a Statement of Objections to Purchaser prior to the expiration of the Review Period, Seller and Purchaser shall negotiate in good faith to resolve any such objection within thirty (30) days (or, if mutually agreed by the parties, such longer period) following the receipt by Purchaser of the Statement of Objections (the “Consultation Period”). If Seller and Purchaser reach an agreement in writing as to any such objections within the Consultation Period, the amounts so agreed upon shall be final and such agreement shall be deemed to be included in the Final Closing Statement for purposes of Section 2.4(d). If Seller and Purchaser are unable to reach an agreement in writing as to any such objections within the Consultation Period, then Seller and Purchaser shall jointly submit such matter to Deloitte Touche Tohmatsu LLC, or if Deloitte Touche Tohmatsu LLC is unable or unwilling to serve in such capacity, such other independent accounting firm of national reputation as shall be agreed upon in writing by Seller and Purchaser (the “Settlement Accountant”), for resolution of those items on the Statement of Objections that remain in dispute (the “Disputed Items”). The Settlement Accountant shall act as an expert and not as an arbitrator, and shall only consider the Disputed Items. Any items or amounts that have not been disputed in a Statement of Objections delivered prior to the expiration of the Review Period shall be final and binding upon Seller and Purchaser. If any Disputed Item is referred to the Settlement Accountant, Seller, on the one hand, and Purchaser, on the other hand, shall prepare separate written reports of each such Disputed Item and deliver such reports to the Settlement Accountant and each other within fifteen (15) Business Days after the date the Settlement Accountant is retained. Each of Seller and Purchaser shall have ten (10) Business Days after receipt of the other party’s written report to deliver to the Settlement Accountant and each other one written rebuttal thereto (if applicable). Seller and Purchaser shall not make any further submissions to the Settlement Accountant unless otherwise agreed in writing by Seller and Purchaser; provided, that the Settlement Accountant may also reasonably request either Seller or Purchaser to answer questions that it deems relevant to the resolution of the dispute, and Seller and Purchaser, as applicable, shall reasonably cooperate with such request. The Settlement Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Seller in the Statement of Objections or Purchaser in the Post-Closing Statement or less than the smallest value for such Disputed Item claimed by either Seller in the Statement of

Objections or Purchaser in the Post-Closing Statement. The Settlement Accountant’s review and determination shall be (i) limited only to the Disputed Items, (ii) based solely on such reports, rebuttals and supporting information submitted by Seller and Purchaser and the terms of this Agreement including the Accounting Principles (i.e., not on the basis of an independent review) and (iii) in accordance with the terms and procedures set forth in this Agreement, including the Accounting Principles, and consistent with the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein. During the review by the Settlement Accountant, each of Seller and Purchaser shall, and shall cause its respective Subsidiaries and its and their respective Representatives, accountants, advisors and other representatives to, each make available to the Settlement Accountant reasonable access to personnel and such information, books, records and work papers as may be reasonably requested by the Settlement Accountant to fulfill its obligations under this Section 2.4(c); provided that the accountants of Seller or Purchaser shall not be obliged to make any work papers available to the Settlement Accountant except in accordance with such accountants’ normal disclosure procedures and then only after such Settlement Accountant has signed a customary agreement relating to such access to work papers. A copy of all materials submitted to the Settlement Accountant shall be provided by Seller or Purchaser, as applicable, to the other party in the dispute concurrently with the submission thereof to the Settlement Accountant; provided that the accountants of Seller or Purchaser, as applicable, shall not be obliged to make any work papers available to the other party except in accordance with such accountants’ normal disclosure procedures and then only after such other party has signed a customary agreement relating to such access to work papers. Subject to Section 2.4(h), the Settlement Accountant shall have exclusive jurisdiction over, and resort to the Settlement Accountant as provided in this Section 2.4(c) shall be the only recourse and remedy of the parties against one another with respect to, any disputes arising out of or relating to the calculation of, and any adjustments to, the Purchase Price. The final determination with respect to all Disputed Items, including the Settlement Accountant’s basis for such determination, shall be set forth in a written statement by the Settlement Accountant delivered to Seller and Purchaser and, absent mathematical or manifest error raised within five (5) Business Days of the Settlement Accountant’s determination and promptly resolved by the Settlement Accountant in its sole discretion, the resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the parties and such determination may be entered and enforced in any court of competent jurisdiction in accordance with Section 12.8. The costs and expenses of the Settlement Accountant shall be borne by Seller and Purchaser in inverse proportion to the difference between the Settlement Accountant’s determination of the Purchase Price and the determination of the Purchase Price claimed by Seller and Purchaser. For example, if Seller claims that the Purchase Price is, in the aggregate, $1,000 greater than the amount determined by Purchaser and if the Settlement Accountant ultimately resolves the dispute by awarding to Seller an aggregate of $300 of the $1,000 contested, then the costs and expenses of the Settlement Accountant will be allocated 30% to Purchaser and 70% to Seller.
(d)The Post-Closing Statement as agreed to by Seller and Purchaser or as determined by the Settlement Accountant is referred to herein as the “Final Closing Statement” and (i) the Cash set forth on such Final Closing Statement shall be deemed the final Cash as of immediately prior to the Closing, (ii) the Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness as of immediately prior to the Closing (except that the Income Tax Amount shall be determined as of the end of the Closing Date), (iii) the Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital as of the Closing, (iv) the Transaction Expenses set forth on such Final Closing Statement shall be deemed the final Transaction Expenses unpaid as of immediately prior to the Closing and (v) the Purchase Price set forth on such Final Closing Statement shall be deemed the final Purchase Price (the “Final Purchase Price”).
(e)In the event that the Final Purchase Price is greater than the Closing Purchase Price (such excess, the “Final Overage”), Purchaser shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, with Seller, by wire transfer of immediately available funds, an amount equal to the Final Overage.
(f)In the event that the Closing Purchase Price is greater than the Final Purchase Price (such excess, the “Final Underage”), Seller shall deposit, or cause to be deposited, within five (5) Business Days of the determination of the Final Underage and the Final Closing Statement, with Purchaser, by wire transfer of immediately available funds, an amount equal to the Final Underage.
(g)The parties agree to treat for all applicable Income Tax purposes any adjustment as determined pursuant to this Section 2.4 as an adjustment to the Purchase Price.
(h)The process set forth in this Section 2.4 shall be the sole and exclusive remedy of Seller and its Affiliates and Purchaser and its Affiliates for any disputes between the parties related to the determination of Final Closing Statement and the calculations, items and amounts set forth therein, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement; provided, that notwithstanding anything to the contrary herein, the foregoing shall not prohibit Seller or Purchaser, as applicable, from instituting a Proceeding to enforce any final determination of the Final Closing Statement by the Settlement Accountant pursuant to the terms and conditions of this Section 2.4, or to compel Seller or Purchaser, as applicable, to submit any dispute arising in connection with this Section 2.4 to the Settlement Accountant pursuant to the terms and conditions of this Section 2.4 in any court or other tribunal of competent jurisdiction in accordance with Section 12.8. Notwithstanding anything herein to the contrary, nothing in this Section 2.4 shall be construed to affect or limit the ability of Purchaser or its Affiliates (including the Acquired Companies) to recover under the R&W Insurance Policy.
2.5Withholding. Each of Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) Taxes from any amounts payable to any Person pursuant to this Agreement as required by applicable Legal Requirements. Purchaser acknowledges and agrees that, provided that Seller delivers a duly executed IRS Form W-9 in accordance with Section 3.2(d), no withholding in respect of U.S. federal income Taxes is expected as of the date of this Agreement to be applicable to the payment of the Purchase Price to Seller. To the extent Purchaser becomes aware of any obligation to withhold (other than any obligation to withhold (a) in respect of payments that are in the nature of compensation or (b) resulting from Seller’s failure to deliver a duly executed IRS Form W-9 in accordance with Section 3.2(d)), it shall use commercially reasonable efforts to (i) provide reasonable notice at least ten (10) days in advance of any withholding to Seller of the amounts subject to withholding and (ii) provide Seller with a reasonable opportunity to deliver any forms, documentation or other evidence that would reduce or eliminate such withholding Tax under Legal Requirements. Purchaser shall cooperate with Seller, upon Seller’s reasonable request, to reduce or eliminate any such withholding Tax in a manner consistent with applicable Legal Requirements. To the extent any amounts are deducted and withheld by Purchaser or any other applicable withholding agent under this Section 2.5 and paid over to the applicable Governmental Authority in accordance with the applicable Legal Requirements, such amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

CLOSING AND CLOSING DELIVERIES
3.1Closing; Time and Place. The closing of the Transactions (the “Closing”) shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), 155 North Wacker Drive, Chicago, Illinois 60606 (which Closing may occur by electronic exchange of documents), at 10:00 a.m. Eastern time on the third (3rd) Business Day after the date on which all of the Closing Conditions are satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place as Seller and Purchaser may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” For all purposes under this Agreement and each other Transaction Agreement, all matters at the Closing will be considered to take place simultaneously.
3.2Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser (or a Purchaser Designee, as applicable, with respect to Section 3.2(a)):
(a)the Shares, free and clear of all Encumbrances (other than those arising under applicable securities Legal Requirements), together with certificates evidencing the Shares to the extent that such Shares are in certificate form, duly endorsed in blank or with stock powers or a similar instrument of transfer duly executed in proper form for transfer, in customary form;
(b)a duly executed counterpart to a transition services agreement, substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”);
(c)the certificate required to be delivered by Seller pursuant to Section 10.1(c);
(d)an IRS Form W-9 duly executed by Seller;
(e)a duly executed Intellectual Property Assignment Agreement whereby Seller, on behalf of itself and its Controlled Affiliates, assigns to an Acquired Company all right, title and interest in and to all Intellectual Property (inclusive of any related rights thereto, including rights to past and future income, royalties and claims thereof) owned by Seller or any of its Controlled Affiliates (and not an Acquired Company) that (i) as of the date hereof or as of the Closing, is substantially exclusively used or held for use the conduct of the Business or (ii) was authored, created, invented or developed (in whole or part) by any Company Employee or any Former Company Employee, on a form of agreement reasonably satisfactory to Purchaser (the “IP Assignment Agreement”); and

(f)the Seller Debt Facilities Releases.
3.3Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:
(a)by wire transfer of immediately available funds, the Closing Purchase Price;
(b)a duly executed counterpart to the Transition Services Agreement; and
(c)the certificate required to be delivered by Purchaser pursuant to Section 10.2(c).
3.4Payment Mechanics. Any payment to be made pursuant to this Agreement by Purchaser shall be made to the designee and bank account or accounts designated in advance by Seller in writing to Purchaser on or before the third (3rd) Business Day prior to the due date for payment. Any payment to be made pursuant to this Agreement by Seller shall be made to the bank account designated in advance by Purchaser in writing to Seller on or before the third (3rd) Business Day prior to the due date for payment. Unless otherwise agreed in writing by Seller and Purchaser, any payments by wire transfer under this Agreement shall be in immediately available funds. All payments shall be made by electronic transfer on the due date for payment and receipt of the amount due shall be an effective discharge of the relevant payment obligation.
Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows:

4.1Authority; Enforceability.
(a)Seller has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and under each other Transaction Agreement to which it is a party and to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by Seller of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the Transactions by Seller have been duly and validly authorized by all necessary corporate action on the part of Seller and such authorization has not been subsequently modified or rescinded. No vote or approval of the holders of any class or series of capital stock of Seller is necessary for the execution, delivery or performance by Seller of this Agreement or any other Transaction Agreement to which Seller is a party or the consummation by Seller of the Transactions in accordance with the terms of this Agreement and each other Transaction Agreement to which it is a party.
(b)This Agreement has been duly and validly executed and delivered by Seller and constitutes, assuming due authorization, execution and delivery of this Agreement by Purchaser and Purchaser Guarantor, a valid and binding legal obligation of Seller, enforceable against Seller in accordance with the terms hereof. Assuming due authorization, execution and delivery of each other Transaction Agreement to which Seller is a party by the other parties thereto, each such Transaction Agreement will constitute a valid and binding legal obligation of Seller at the time of execution by Seller, enforceable against Seller in accordance with the terms thereof.
4.2Non-Contravention; Consents.
(a)The execution and delivery of this Agreement by Seller, and each other Transaction Agreement to which Seller is a party by Seller, does not, and the performance of this Agreement by Seller, and each other Transaction Agreement to which Seller is a party by Seller, will not, require any Consent or Permit of, registration, declaration or filing with, or notification to, any Governmental Authority (other than as a party to any Government Contract or as the ultimate customer of any Government Contract), except (i) under applicable Antitrust Laws, (ii) under the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) for such other Consents, Permits, filings or notifications, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Transactions, (iv) in connection with obtaining CFIUS Clearance and DCSA Approvals, (v) under Section 122.4(b) of the ITAR and (vi) those required to be obtained by Purchaser solely by reasons of the regulatory status or operations of Purchaser or its Affiliates.
(b)Assuming the Consents, Permits, registrations, declarations, filings and notifications referred to in Section 4.2(a) are obtained or made, the execution and delivery by Seller of this Agreement and each other Transaction Agreement to which Seller is a party, and the consummation of the Transactions, will not (i) conflict with or violate any provision of the organizational documents of Seller or any applicable Acquired Company or, (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Transactions, (A) result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the creation or acceleration (or loss of benefit from) of any rights or obligations under, or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract (other than Material Contracts entered into after the date of this Agreement that is a Pending Bid Contract, for which a Material Contract Waiver is obtained or for which Purchaser consents in writing into the entry thereof); (B) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon, or the grant, assignment or transfer to any other Person of any license or other right or interest under, any of the assets or businesses of the Acquired Companies or, to the extent related to the Business, Seller or any of its Controlled Affiliates; or (C) violate any Legal Requirement.
4.3Organization; Acquired Companies.
(a)Seller is duly incorporated, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, except as would not reasonably be expected to materially impair or materially delay Seller from consummating the Transactions or otherwise prevent Seller from performing in all material respects its obligations hereunder. Seller has all necessary corporate power and authority to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not reasonably be expected to materially impair or materially delay Seller from consummating the Transactions or otherwise prevent Seller from performing in all material respects its obligations hereunder.
(b)Each of the Acquired Companies (i) is duly organized, incorporated or formed, validly existing and in good standing (to the extent such concept is recognized) under the Legal Requirements of the jurisdiction of its organization, incorporation or formation, in all material respects and (ii) has all necessary organizational power and authority to conduct the Business in the manner in which it is being conducted as of the date of this Agreement and as of the Closing.
(c)Each Acquired Company is duly qualified or licensed to do business in the jurisdictions in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, (i) be (or reasonably be expected to be) material to the Acquired Companies, taken as a whole, or (ii) prevent or materially delay the consummation of the Transactions.
(d)Schedule 4.3(d) of the Seller Disclosure Schedule sets forth a true and complete list of the names of each Acquired Company, the jurisdiction in which each such Acquired Company is organized and the equity ownership thereof (including the authorized capitalization, number of outstanding shares of each class of capital stock or other equity interest and the record and beneficial owners thereof), in each case, as of the date of this Agreement. The Acquired Companies do not own, directly or indirectly, any capital stock, shares, membership interests, other equity or ownership rights, interests or other securities or derivatives in any Person (other than the Company Subsidiary) as of the date of this Agreement.
(e)All of the outstanding shares of each Acquired Company are and, as of the Closing shall be, duly and validly issued and outstanding, fully paid and non-assessable and legally and beneficially owned, directly or indirectly, by Seller, free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable Legal Requirements and Encumbrances that will be released at or prior to the Closing). All of the outstanding shares of each Acquired Company have been issued in all material respects in compliance with applicable Legal Requirements, the organizational documents of such Acquired Company or any Contract to which such Acquired Company is subject or bound, and are not subject to any preemptive, subscription or similar right under any provision of any of the foregoing.
(f)None of Seller nor any of the Acquired Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.
(g)Seller has made available to Purchaser accurate and complete copies, in all material respects, of the organizational documents of each Acquired Company as in effect as of the date of this Agreement.
4.4Title; Shares.
(a)Seller is the sole record and beneficial owner of all of the outstanding Shares, has good and valid title to the Shares and has full power and authority to transfer and deliver the Shares to Purchaser (or a Purchaser Designee) at the Closing, free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable Legal Requirements and Encumbrances that will be released at or prior to the Closing). Upon the Closing, Purchaser (or a Purchaser Designee) shall be the sole record and beneficial owner of all of the outstanding Shares, free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable Legal Requirements). Except pursuant to this Agreement, there is no obligation pursuant to which Seller or any of its Controlled Affiliates have granted any option, warrant or other right to any Person to acquire, receive or vote any Shares.
(b)The Shares are duly authorized, validly issued, fully paid and nonassessable and owned by Seller, free and clear of all Encumbrances (other than restrictions on transfer imposed by applicable Legal Requirements and Encumbrances that will be released at or prior to the Closing). Except for the Shares, there are no shares of capital stock of or other voting or equity interests in the Company that are issued, reserved for issuance or outstanding. There are no shares of capital stock of or other voting or equity interests in the Company Subsidiary that are issued, reserved for issuance or outstanding that are not directly owned by the Company.
(c)There are no outstanding warrants, options, rights, agreements, convertible, exercisable or exchangeable securities or outstanding or authorized appreciation, phantom interest, profit participation or similar rights or other commitments (i) pursuant to which any Acquired Company is or may become obligated to issue, deliver, sell, transfer or grant (A) any shares of capital stock of or other voting or equity interests in an Acquired Company or (B) any security convertible into, or exercisable or exchangeable for, any shares of capital stock of or other voting or equity interests in an Acquired Company, (ii) pursuant to which any Acquired Company is or may become obligated to issue, deliver, sell, transfer or grant any such warrant, option, right, unit, security, commitment or undertaking described in the foregoing clause (i) or (iii) that gives any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of the Shares or any shares of capital stock of or other voting or equity interests in any Acquired Company. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting, dividend rights or disposition of the Shares or any shares of capital stock of or other voting or equity interests in any Acquired Company.
4.5Financial Information; Liabilities.
(a)Schedule 4.5(a) of the Seller Disclosure Schedule sets forth the unaudited balance sheet of the Business (not including Topaz) for the fiscal period ended June 30, 2023 (the “Latest Balance Sheet”), along with the related unaudited statement of income of the Business and the unaudited balance sheets of the Business for the fiscal years ended December 31, 2022 and December 31, 2021, along with the related unaudited statements of income and cash flows of the Business for each of such foregoing periods (collectively, the “Financial Statements”). Subject to the qualifications set forth in Section 4.5(b), the Financial Statements (i) have been prepared in good faith in accordance with GAAP in all material respects, (ii) present fairly in all material respects the financial condition and results of operations of the Business as of the dates and for the periods therein specified and (iii) have been derived from books and records that are regularly maintained by management of the Acquired Companies in all material respects in accordance with GAAP.

(b)The Financial Statements are limited by the fact that the Acquired Companies have not operated as separate “stand-alone” entities apart from Seller.  Purchaser acknowledges that the Financial Statements may not necessarily be indicative of the conditions that would have existed or the results of operations that would have been achieved if the Acquired Companies had been operated as an unaffiliated company.
(c)There are no Liabilities of the Business of any nature, whether or not accrued, contingent or otherwise, that would be required to be reflected on a balance sheet or notes thereto of the Business prepared in accordance with GAAP, other than such liabilities or obligations (i) that are specifically reflected on, or specifically reserved against in, the Latest Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Latest Balance Sheet, that would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Acquired Companies, taken as a whole, or prevent or materially delay the consummation of the Transactions, (iii) arising out of, relating to or resulting from the Transactions or the announcement, negotiation, execution or performance of this Agreement or the other Transaction Agreements, (iv) that have been (or will be prior to the Closing) fully discharged or paid off without any ongoing Liability to the Business or any of the Acquired Companies or (v) that otherwise would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, or prevent or materially delay the consummation of the Transactions.
(d)The system of internal controls over financial reporting of the Acquired Companies is sufficient in all material respects to provide reasonable assurance (i) that all financial transactions are executed in accordance with management’s general or specific authorization, (ii) that financial transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies.
(e)As of the Closing, there shall be no Retained Liabilities of the Business or any Acquired Company of any nature, whether or not accrued, contingent or otherwise.
4.6Absence of Certain Changes.
(a)(i) Since December 31, 2022, the Business has been conducted in the ordinary course consistent with past practice in all material respects, except (A) in connection with the Transactions, the negotiation and execution of this Agreement and the other Transaction Agreements and (B) as otherwise contemplated by this Agreement and (ii) since the date of this Agreement, none of the Acquired Companies (or Seller or any of its other Controlled Affiliates, with respect to the Acquired Companies or the Business) has (individually or in the aggregate) taken any action (or refrained from taking any action) that, if such action (or failure to act) were to be taken between date hereof and the Closing Date, would require Purchaser’s consent pursuant to clause (i), (iii), (iv), (v), (vi), (vii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xx), (xxi) or (xxii) of Section 6.1(a)(2).
(b)Since December 31, 2022, there has not been any event, change, development or effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7Compliance with Legal Requirements. Since January 1, 2021, the Business and the Acquired Companies (and Seller and its other Controlled Affiliates with respect to the Business), (a) have been in compliance with applicable Legal Requirements and (b) have not received any written notice from any Governmental Authority alleging that any Acquired Company or, to the extent related to the Business, Seller or any of its other Controlled Affiliates is in violation of any applicable Legal Requirement, except, in the case of each of the foregoing clauses (a) and (b), for such instances of non-compliance which would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, or prevent or materially delay the consummation of the Transactions. The Acquired Companies own, hold, possess or lawfully use in the operation of the Business all Permits which are necessary to conduct the Business as conducted as of the date of this Agreement, except as would not reasonably be expected to, individually or in the aggregate, be material to Acquired Companies, taken as a whole, or prevent or materially delay the consummation of the Transactions. Such Permits are valid and in full force and effect.
4.8Material Contracts.
(a)Schedule 4.8(a) of the Seller Disclosure Schedule lists, as of the date of this Agreement, all of the following Contracts (including, for the avoidance of doubt, Government Contracts) to which (x) any Acquired Company or (y) to the extent relating to the Business, Seller or any of its other Controlled Affiliates, is a party, or which the properties of any of the foregoing in clauses (x) or (y) (but with respect to clause (y), only to the extent relating to the Business) are bound (other than Benefit Plans) (such Contracts, and each other Contract entered into after the date of this Agreement that would have been required by this Section 4.8(a) to have been included on Schedule 4.8(a) of the Seller Disclosure Schedule if entered into prior to the date of this Agreement, the “Material Contracts”):
(1)any Contract with a Key Customer (other than any such Contracts with such Key Customer that are not material or any purchase orders that are consistent with any agreed override terms with such Key Customer set forth on Schedule 4.8(a)(i) of the Seller Disclosure Schedule);
(2)any Contract with a Key Vendor (other than any such Contracts with such Key Vendor that are not material or any purchase orders that are consistent with any agreed override terms with such Key Vendor set forth on Schedule 4.8(a)(ii) of the Seller Disclosure Schedule);
(3)any Contract that requires (A) the Acquired Companies or (B) to the extent relating to the Business, Seller or any of its other Controlled Affiliates to deal exclusively with a third party in connection with the sale or purchase of any product or service and such Contract involves payments or value in excess of $35,000,000 and cannot be terminated by the Acquired Companies or Seller or any of its Controlled Affiliates, as applicable, within sixty (60) days’ or less notice without penalty or other financial recourse;
(4)any Contract that relates to an acquisition or divestiture of the equity, assets or property (for clarity, not including ordinary course commercial arrangements) or business of any Person (whether by merger, sale of stock or other equity, sale of assets or otherwise) with a purchase price in excess of $10,000,000 (A) that contains covenants, indemnities or other obligations that remain in effect or (B) if such acquisition or divesture is not yet consummated other than any such acquisition or disposition of assets in the ordinary course of business and which acquisition is not material to the Business;
(5)any Contract relating to Indebtedness of the Acquired Companies or with respect to the Business in excess of $10,000,000, except for any Indebtedness that will be discharged at or prior to the Closing without any ongoing Liability to the Business or any Acquired Companies;
(6)any Contract that creates any Encumbrance (other than any Permitted Encumbrance) upon any Owned Real Property, any Leased Real Property or any material asset of any Acquired Company or the Business;
(7)any Contract pursuant to which (A) any Acquired Company or (B) to the extent relating to the Business, Seller or any of its other Controlled Affiliates has made or is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit given in the ordinary course of business), in each case, in an amount exceeding, individually, $10,000,000;
(8)any material joint venture, partnership, collaboration or joint research and development Contract;
(9)any Contract pursuant to which (A) an outbound license is granted by an Acquired Company or, to the extent relating to the Business, Seller or its Controlled Affiliates, (B) an inbound license is granted to an Acquired Company or, to the extent relating to the Business, Seller or its Controlled Affiliates, in each case of (A) and (B), to any Intellectual Property material to the Business or (C) the Business’ ownership of, or the validity or enforceability of, any material Owned IP is otherwise materially affected, (provided, (x) any Contract to grant a license (with or without the occurrence of any condition or other event) shall be deemed to be a “license” for purposes of clauses (A) and (B), and (y) any Contract to (with or without the occurrence of any condition or other event) transfer or assign, or materially affect the validity or enforceability of, any material Owned IP shall be deemed to be a Contract referenced in clause (C)), in each case of (A) through (C), other than Contracts (1) concerning non-exclusive rights to generally commercially available Software, services, hardware or other technology entered into in the ordinary course of business, (2) in which grants of non-exclusive rights to use Intellectual Property are incidental to and not material to performance under the Contract, (3) with customers that are non-exclusive and entered into in the ordinary course of business or (4) relating to development of Owned IP by contractors or employees in the ordinary course of business;
(10)any Collective Bargaining Agreement;
(11)the Real Property Leases;
(12)any Contract involving the resolution or settlement of any actual or threatened Proceeding which imposes monetary obligations in excess of $5,000,000 or any material non-monetary obligations (other than customary confidentiality obligations) and that either (A) was entered into after January 1, 2021 or (B) has any material continuing obligations on Seller or any of its Controlled Affiliates (including any Acquired Company) to the extent relating to the Business;
(13)any Contract that requires capital expenditures (including any series of related expenditures) of more than $10,000,000 by any of the Acquired Companies or the Business;
(14)any Contract that by its terms limits or restrains (or purports to so limit or restrain) in any material respect any Acquired Company or the Business from competing with any Person in any location or in any business; and
(15)any Contract that involves annual revenue or payments of greater than $35,000,000 that (A) contains a “most favored nation” provisions or any similar requirements in favor of any Person that would be applicable to any Acquired Company or the Business from and after the Closing or (B) granting a right of first refusal, right of first negotiation, right of first offer or similar option in favor of any other Person.
(b)Except as would not, individually or in the aggregate, be or reasonably be expected to be material to the Acquired Companies, taken as a whole, or to prevent or materially delay the consummation of the Transactions, (i) each of the Material Contracts is in full force and effect (other than any expirations at the end of the applicable term in accordance with the terms of any such Material Contract) and enforceable by Seller or its applicable Controlled Affiliate party thereto in accordance with its terms, (ii) there exists no default under any such Material Contracts by Seller or its applicable Controlled Affiliates party thereto or, to Seller’s Knowledge and as of the date of this Agreement, any other party to such Material Contracts, (iii) there exists no event or circumstance with respect to Seller or its applicable Controlled Affiliates party thereto or, to Seller’s Knowledge and as of the date of this Agreement, any other party to such Material Contracts, that (with notice or lapse of time or both) would create a default under any of the Material Contracts or result in a termination right thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder and (iv) as of the date of this Agreement, there exists no actual or threatened-in-writing termination or cancellation of any Material Contract. As of the date of this Agreement, neither Seller nor any of its Controlled Affiliates has served written notice on (or received written notice from) a counterparty to a Material Contract in respect of a breach of a material nature by such counterparty or Seller or any of its Controlled Affiliates, as applicable. Except as specifically noted in Schedule 4.8(b) of the Seller Disclosure Schedules, Seller has made available to Purchaser a true and correct copy of each Material Contract that is in effect as of the date of this Agreement.
(c)Set forth on Schedule 1.1(d) of the Seller Disclosure Schedule is a true and complete list of the top fifty-nine (59) customers or programs of the Business, as determined by revenue of the Business for the twelve (12)-month period ended December 31, 2022. Set forth on Schedule 1.1(e) of the Seller Disclosure Schedule is a true and complete list of the top twenty (20) vendors or programs that provide services or products to the Business, determined on the basis of aggregate spend of the Business for the twelve (12)-month period ended December 31, 2022.

(d)Set forth on Schedule 4.8(d) of the Seller Disclosure Schedule are all open customer Contracts with respect to the business of Topaz.
(e)The general terms and conditions of purchase set forth on Schedule 4.8(e) of the Seller Disclosure Schedule are the general terms and conditions of purchase that govern the Contracts set forth on Schedule 4.2(b) of the Seller Disclosure Schedule for items (14), (15), (16), (18), (23), (24), (25), (26) and (31) and Schedule 4.8(a)(i) of the Seller Disclosure Schedule for items (25), (26), (27), (28), (29), (30), (31), (32) and (33) in lieu of the standard terms and conditions referenced in such Contracts.
4.9Litigation. (a) There is no Proceeding pending (and since January 1, 2021 there has not been any Proceeding pending) or, to Seller’s Knowledge, threatened in writing, against or affecting the Acquired Companies or the Business or, to the extent related to the Business, Seller or any of its other Controlled Affiliates and (b) none of the Acquired Companies, the Business or, to the extent related to the Business, Seller or any of its other Controlled Affiliates is (or has been since January 1, 2021) subject to any Orders, in the case of each of the foregoing clauses (a) and (b) that would reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, or prevent or materially delay the consummation of the Transactions.
4.10Insurance. Schedule 4.10 of the Seller Disclosure Schedule contains a true and complete list as of the date hereof of all material insurance policies covering the Business or the Acquired Companies (the “Listed Insurance Policies”), whether such policies have been issued to Seller, the Acquired Company or any of their respective Controlled Affiliates. The Listed Insurance Policies are in amounts and cover such risks as are reasonably adequate for the Business and the Acquired Companies, taken as a whole, and sufficient for compliance in all material respects by the Acquired Companies or, to the extent related to the Business, Seller or any of its other Controlled Affiliates with all Materials Contracts. All Listed Insurance Policies are in full force and effect (except for ordinary course terminations after the date of this Agreement in which substitute or replacement insurance is obtained therefor), all premiums due thereunder have been paid in full and Seller is not in default with respect to any other obligations thereunder, and no written notice of cancellation, non-renewal, termination or material limitation of coverage, in whole or in part, with respect to any such Listed Insurance Policy currently in force, has been received by Seller. As of the date hereof, no event has occurred that would reasonably be expected to result in the cancellation, non-renewal, termination or material limitation of coverage under any such Listed Insurance Policy. As of the date hereof, there are no material claims pending under any of the Listed Insurance Policies with respect to the Business or the Acquired Companies as to which the respective insurer has denied, questioned or disputed coverage or reserved rights.
4.11Intellectual Property.
(a)Except as otherwise restricted by an Order by the U.S. Patent and Trademark Office’s Commissioner of Patents, Schedule 4.11(a) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all (i) issued Patents and Patent applications, (ii) Trademark registrations and Trademark applications, (iii) Copyright registrations and Copyright applications and (iv) domain name registrations, in each case, that constitute Owned IP (such Intellectual Property, the “Company Registered IP”).  Except for (A)

the Seller Transitional Trademarks and (B) Intellectual Property associated with services to be provided to the Acquired Companies pursuant to the Transition Services Agreement, neither Seller nor any of its Controlled Affiliates (other than the Acquired Companies) own any right, title, or interest in any Intellectual Property used in or necessary for the operation of the Business as of the date hereof or as of the Closing Date.
(b)All Company Registered IP is subsisting, and other than applications for registration, to Seller’s Knowledge, is valid and enforceable. As of the Closing Date, an Acquired Company will solely and exclusively own and possess all right, title and interest in and to each item of material Owned IP, free of all Encumbrances other than Permitted Encumbrances.
(c)Except as would not reasonably be expected to be materially adverse to the Business, all Persons who have invented or developed (in whole or part) any material Owned IP for or on behalf of the Business have executed a written assignment to an Acquired Company of exclusive ownership of all Intellectual Property therein, or exclusive ownership in such Owned IP automatically vested in an Acquired Company by operation of law.
(d)Except as would not reasonably be expected to be materially adverse to the Business, (i) no funding, personnel, or facilities of any Governmental Authority or any university or other educational institution were used, directly or indirectly, to develop or create any Owned IP and (ii) no Governmental Authority or any university or other educational institution has any ownership rights, or other rights other than Permitted Encumbrances, in or to any such Intellectual Property.
(e)Since January 1, 2021, there has been no Proceeding pending or threatened in writing, against any Acquired Company or Seller or its Controlled Affiliates with respect to the Business (i) alleging that the conduct of the Business is infringing, misappropriating or otherwise violating in any material respect any Person’s Intellectual Property or (ii) challenging any Acquired Company’s ownership, or the validity or enforceability, of any material Owned IP. Except as would not reasonably be expected to be materially adverse to the Business, the conduct of the Business has not, since January 1, 2021, infringed, misappropriated or otherwise violated the Intellectual Property of any Person.
(f)No material Proceeding is pending or threatened in writing, by any Acquired Company or Seller or its Controlled Affiliates, alleging that any Person is infringing, misappropriating or otherwise violating any material Owned IP. To Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Owned IP in any material respect.
(g)The Acquired Companies have taken commercially reasonable measures to maintain in confidence all Trade Secrets in their possession or control that are material to the operation of the Business. Since January 1, 2021, there has been no unauthorized access or use of any such Trade Secrets, except as would not reasonably be expected to be materially adverse to the Business.
(h)Since January 1, 2021, (i) the conduct of the Business has been in compliance in all material respects with Data Protection Laws, (ii) the Business has not experienced any material Cybersecurity Incident and (iii) no Proceeding has been pending or threatened in writing against the Business alleging a material violation of any Person’s privacy or Personal Information.
(i)None of the material Software included in the Owned IP is linked with any Open Source Software and used in a manner that would (i) require its disclosure to any Person in source code form, (ii) require the licensing thereof for the purpose of making derivative works or (iii) require the licensing thereof at no or minimal charge.
(j)Except as has not been or as would not reasonably be expected to be materially adverse to the Business, (i) since January 1, 2021, there have been no failures of the Business Systems and (ii) the Business Systems are free from Malicious Code. The Acquired Companies have taken commercially reasonable steps and implemented reasonable procedures designed to (i) ensure that the Business Systems are free from any Malicious Code and (ii) protect the security and integrity of the Business Systems and the data hosted or processed thereby, including from Malicious Code.
4.12Real Property.
(a)(i)Schedule 4.12(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all real property owned by an Acquired Company as of the date of this Agreement and (ii)Schedule 4.12(a)(ii) of the Seller Disclosure Schedule sets forth a true and complete list of all real property which, after the consummation of the transactions contemplated by the Real Estate Reorganization Plan, will be owned by an Acquired Company ((i) and (ii) collectively, and together with all buildings, structures, improvements and fixtures located thereon, the “Owned Real Property”). Each applicable Acquired Company has (or at the Closing, will have) good and valid fee title to the applicable Owned Real Property, free and clear of any and all Encumbrances except Permitted Encumbrances. Except as would not be (or reasonably be expected to be), individually or in the aggregate, materially adverse to the Business and the Acquired Companies, taken as a whole, or except as set forth on Schedule 4.12(a) of the Seller Disclosure Schedule, (i) except for the Permitted Encumbrances, neither the Acquired Company, nor to the extent related to the Business, Seller or any of its Controlled Affiliates, has leased or otherwise granted to any Person (other than any Acquired Company) any outstanding right to use or occupy any Owned Real Property or any material portion thereof, (ii) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any material portion thereof or interest therein and (iii) no Acquired Company is a party to any outstanding Contract or option to purchase any real property or interest therein.
(b)(i)Schedule 4.12(b)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all real property leases and subleases under which an Acquired Company is a lessee or sublessee and that are, in each case, in effect as of the date of this Agreement and (ii)Schedule 4.12(b)(ii) of the Seller Disclosure Schedule sets forth a true and complete list of all real property leases and subleases under which, after the consummation of the transactions contemplated by the Real Estate Reorganization Plan, an Acquired Company will be a lessee or sublessee (any such lease or sublease in (i) and (ii), a “Real Property Lease,” and such properties, the “Leased Real Property”). Except as would not be (or reasonably be expected to be), individually or in the aggregate, materially adverse to the Business and the Acquired Companies, taken as a whole, or as set forth on Schedule 4.12(b) of the Seller Disclosure Schedule, (i) the applicable Acquired Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, (ii) no Acquired Company has subleased, licensed or otherwise granted any Person (other than an Acquired Company) the right to use or occupy any Leased Real Property or any material portion thereof and (iii) no Acquired Company has collaterally assigned or granted any security interest in any Real Property Lease or any interest therein, except in favor of the landlord pursuant to the terms of the applicable Real Property Lease or applicable Legal Requirements.
4.13Labor Matters.
(a)Schedule 4.13(a) of the Seller Disclosure Schedule sets forth a true and complete list, as of the most recent payroll date preceding the date of this Agreement, of each Direct Employee, and for each: (i) identification number, (ii) job title, (iii) work location (by state), (iv) hire date, (v) annual base salary or hourly wage rate (as applicable), (vi) exempt or non-exempt classification (as applicable), (vii) active or inactive status, (viii) full-time or part-time status and (ix) employing entity. The Company Employees are sufficient in number and skill to operate the Business in substantially the same manner as it was operated immediately prior to the Closing. Other than the Company Employees, neither Seller nor any of its Controlled Affiliates (other than the Acquired Companies) employ or otherwise engage any individual who primarily devotes his or her working time to performing services on behalf of the Business.
(b)There are no Collective Bargaining Agreements to which an Acquired Company is a party or bound by or to which Seller or any of its Controlled Affiliates is a party or bound by and that cover any Company Employee. With respect to Company Employees and Former Company Employees, since January 1, 2021, there has been no material labor grievance, material labor arbitration, strike, lockout, slowdown, work stoppage, picketing, hand billing, unfair labor practice charge or material labor dispute pending or, to Seller’s Knowledge, threatened. Since January 1, 2021, no activities or proceedings of any labor union to organize any Company Employees or Former Company Employees have been pending or, to Seller’s Knowledge, threatened. No labor union or works council represents any Company Employees in connection with their employment with Seller or any of its Controlled Affiliates (including the Acquired Companies).
(c)Each of the Acquired Companies and Seller and its Controlled Affiliates (with respect to the Business, Company Employees and Former Company Employees) is, and since January 1, 2021 has been, in compliance in all material respects with all applicable Legal Requirements regarding labor, employment and employment practices.
(d)To Seller’s Knowledge, since January 1, 2021, the Acquired Companies and, to the extent related to the Business, Seller and its Controlled Affiliates have thoroughly and impartially investigated all sexual harassment or other harassment, discrimination, retaliation or policy violation allegations against officers, directors or managerial or supervisory-level employees. With respect to each such allegation (except those that the applicable Acquired Company or Seller or its Controlled Affiliates (as applicable) reasonably deemed to not have merit), such Acquired Company or Seller or its Controlled Affiliates (as applicable) has taken prompt corrective action reasonably calculated to prevent further improper action. There are no such allegations of harassment or discrimination pending or, to Seller’s Knowledge, threatened, that, if known to the public, would bring the Acquired Companies or the Business into material disrepute.
4.14Employee Benefits.
(a)Schedule 4.14(a) of the Seller Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each material Benefit Plan, and separately identifies each Acquired Company Benefit Plan. Each Acquired Company Benefit Plan is exclusive to the Business and does not cover employees of Seller or any of its Affiliates other than the Company Employees and Former Company Employees. With respect to each Acquired Company Benefit Plan, Seller has made available to Purchaser true and complete copies, of, as applicable, the current plan documents and summary plan descriptions and all amendments thereto, trust agreements, insurance contracts or other funding vehicles, in the case of any plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter from the IRS, the most recently filed Form 5500, and any non-routine correspondence with a Governmental Authority since January 1, 2021. With respect to each Seller Benefit Plan, Seller has made available to Purchaser the plan document for, or a summary of the material terms of, such Seller Benefit Plan.
(b)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Acquired Companies, taken as a whole, each Benefit Plan has been administered, funded and operated in compliance in form and operation with applicable Legal Requirements and in accordance with its terms. No action, claim, proceeding, audit or investigation is pending or, to Seller’s Knowledge, threatened with respect to any Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims).
(c)Each Benefit Plan that is intended to be qualified under Code Section 401(a) is the subject of a favorable determination or opinion letter from the IRS with respect to its tax-qualified status, and to Seller’s Knowledge nothing has occurred that could reasonably be expected to adversely affect such qualified status. No Acquired Company has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code that has not been satisfied in full.
(d)Except as otherwise provided in this Agreement, neither the execution of this Agreement nor the consummation of the Transactions will (whether alone or together with any other event) (i) result in any payment or benefit becoming due to any Company Employee, Former Company Employee or other individual service provider of an Acquired Company (or any dependent or beneficiary thereof), (ii) increase any payment or benefit to be paid or provided to any such Person described in clause (i), (iii) result in any acceleration of the time of payment, funding (through a grantor trust or otherwise) or vesting of any payments or benefits to any such Person described in clause (i) or (iv) result in any payments or benefits under any agreement, plan or arrangement with Seller or any of its Controlled Affiliates (including the Acquired Companies) that, individually or in combination with any other payment or benefit, would constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(e)Except for the Business Pension Plan, no Acquired Company Benefit Plan is, and none of the Acquired Companies sponsors, maintains, contributes to or is obligated to contribute to, or has a liability (contingent or otherwise) with respect to, and no liability has been incurred by an ERISA Affiliate of an Acquired Company with respect to, (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 302 or Title IV of ERISA, (each, a “Pension Plan”), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code), (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) a plan or arrangement that provides or promises to provide post-retirement or post-termination health or life insurance or other similar benefits (other than health continuation coverage required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code for which the covered Person pays the full cost of coverage).
(f)With respect to each Pension Plan, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulations) has occurred or is reasonably expected to occur with respect to the Business Pension Plan, or, to the extent related to the Business, Seller or any of its other Controlled Affiliates, any other Pension Plan, except as would not reasonably be expected to result in material Liability to an Acquired Company, (ii) no Acquired Company or, except as would not reasonably be expected to result in material Liability to an Acquired Company, any ERISA Affiliate has failed to make any contributions required under Sections 412 and 430 of the Code and Section 302 of ERISA on a timely basis, and no lien on the assets of any Acquired Company has arisen under ERISA or Section 430(k) of the Code, (iii) there have been no violations of the applicable benefits restrictions under Section 436 of the Code with respect to the Business Pension Plan or, to the extent related to the Business, Seller or any of its other Controlled Affiliates, any other Pension Plan, except as would not reasonably be expected to result in material Liability to an Acquired Company, (iv) all premiums (and interest charges and penalties for late payment, if applicable) have been paid when due to the Pension Benefit Guaranty Corporation with respect to the Business Pension Plan or to the extent related to the Business, Seller or any of its other Controlled Affiliates, any other Pension Plan, except as would not reasonably be expected to result in material Liability to an Acquired Company, (v) no liability has been incurred under Section 4062(e) of ERISA with respect to the Business Pension Plan or, to the extent related to the Business, Seller or any of its other Controlled Affiliates, any other Pension Plan, except as would not reasonably be expected to result in material Liability to an Acquired Company and (vi) timely notice required under Section 204(h) of ERISA was delivered to participants and beneficiaries affected by a Business Pension Plan amendment or, to the extent related to the Business, Seller or any of its other Controlled Affiliates, any other Pension Plan amendment, resulting in a cessation or significant reduction of the rate of future benefit accruals, except as would not reasonably be expected to result in material Liability to an Acquired Company.
(g)Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount under any such Benefit Plan has been or is reasonably expected to be subject to any interest or additional Taxes imposed under Section 409A of the Code.

4.15Taxes.
(a)Each of the Acquired Companies has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it (taking into account any extensions of time in which to file), and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes required to be paid by or on behalf of the Acquired Companies (whether or not shown on any such Tax Return) have been timely paid in full. Each of the Acquired Companies, other than Topaz, is, and has been since its formation, properly classified as a corporation for U.S. federal (and applicable state and local) income tax purposes. Topaz is, and has been since its formation, properly classified as an entity disregarded as separate from (i) with respect to periods prior to the consummation of the Topaz Reorganization, Ball Packaging, LLC and (ii) with respect to periods following the consummation of the Topaz Reorganization, the Company Subsidiary, for U.S. federal (and applicable state and local) income tax purposes.
(b)No claim has been made in writing by a Tax Authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by or required to file a Tax Return in that jurisdiction, which claim has not been satisfied, withdrawn, settled or otherwise resolved. No Acquired Company is subject to taxation in any country, other than the country in which it was organized, by virtue of having a permanent establishment (within the meaning of an applicable income tax treaty) or other fixed place of business in such other country.
(c)There is no pending or ongoing material dispute, audit or Proceeding concerning any material Tax liability of any Acquired Company, and no such dispute, audit or Proceeding has been threatened, claimed or raised by any Tax Authority in writing. No Acquired Company has received any written notice of a proposed adjustment, deficiency or underpayment with respect to any material Taxes, which adjustment, deficiency or underpayment has not been satisfied by payment or otherwise resolved with no further liability to any Acquired Company.
(d)There are no outstanding Encumbrances for material Taxes other than for Taxes not yet due and payable on the assets of any Acquired Company.
(e)Each of the Acquired Companies has (i) withheld and timely paid to the appropriate Tax Authority all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, client, creditor, customer or other Person, (ii) remitted to the applicable Governmental Authority all material amounts required to be remitted pursuant to any applicable escheat or unclaimed property Legal Requirements and (iii) complied in all material respects with all related reporting and record-keeping requirements in respect of the matters described in the foregoing clauses (i) and (ii).
(f)No Acquired Company has waived or extended any statute of limitations relating to any material Tax or material Tax Return, which waiver or extension is currently in effect, and no extension of time within which to file any material Tax Return of any Acquired Company is currently in effect, in each case, other than an automatic extension of the time to file an Income Tax Return.

(g)No Acquired Company (i) is a party to, or bound by, any Tax allocation, indemnification or sharing Contract, other than pursuant to a Commercial Tax Agreement, (ii) has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (or any corresponding group under state, local or foreign Legal Requirements), other than such a group the common parent of which is Seller, (iii) has any liability for the Taxes of any Person, other than Seller or another Acquired Company, under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Legal Requirements), as a transferee or successor, by assumption, operation of any Legal Requirement or otherwise (other than pursuant to any Commercial Tax Agreement) or (iv) has participated in any “listed transaction” as described in Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding transaction under state, local or foreign Legal Requirements).
(h)No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or use of an improper method of accounting, with respect to a Pre-Closing Tax Period, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding agreement under state, local or foreign Legal Requirements) executed prior to the Closing, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding transaction or account under state, local or foreign Legal Requirements) entered into or created prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.
(i)No Acquired Company has distributed the stock of another Person or has had its stock distributed by another Person in the last two (2) years in a transaction that was purported or intended to be governed in whole or in part by Section 355 (or so much of Section 356 of the Code as relates to Section 355 of the Code) or Section 361 of the Code (or any corresponding provisions of state, local or foreign Legal Requirements).
4.16Sufficiency of Assets. The assets, rights, properties and interests owned, leased or licensed by the Acquired Companies as of the Closing, together with the services to be provided by Seller to the Acquired Companies pursuant to the Transition Services Agreement, are sufficient for, and constitute all of the assets, rights, properties and interests used in or are necessary for, the conduct of the Business immediately following the Closing in substantially the same manner in all material respects as conducted as of the date hereof and as of immediately prior to the Closing. Nothing in this Section 4.16 shall be deemed to expand the scope of any other representations or warranties made by Seller in this Article IV. For the avoidance of doubt, the foregoing representation shall not be deemed to be a representation as to non-infringement.
4.17Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, or to prevent or materially delay the consummation of the Transaction, (a) since January 1, 2021, the Business and each of the Acquired Companies (and with respect to the Business, each of Seller and its other Controlled Affiliates) has been in compliance with applicable Environmental Laws, which compliance has included obtaining, maintaining, and complying with all Permits that are required pursuant to Environmental Laws; (b) since January 1, 2021, neither the Business nor any Acquired

Company (nor, with respect to the Business, Seller or any of its other Controlled Affiliates) has received any written notice, report, order, or directive and there are no Proceedings pending or, to Seller’s Knowledge, threatened, against the Business, in each case alleging that the Business or any Acquired Company (or, with respect to the Business, Seller or any of its other Controlled Affiliates) is in violation of or liable under any Environmental Law, excluding any such notices, reports, orders, directives or Proceedings that have been fully and finally resolved with no further liability or obligation and (c) neither the Business nor the Acquired Companies nor, to Seller’s Knowledge, any other Person, to the extent reasonably expected to result in material liability of any Acquired Company (nor, with respect to the Business, Seller or any of its other Controlled Affiliates) has treated, stored, disposed of, arranged for the disposal of, transported, manufactured, distributed, released, or exposed any Person to, and none of the facilities or real properties currently or formerly owned or operated by the Business or any Acquired Company (or, with respect to the Business, Seller or any of its other Controlled Affiliates) is or has been impacted by the release or disposal of, Hazardous Materials, in each case, as would be reasonably likely to give rise to any liabilities pursuant to any Environmental Laws.

4.18Certain Business Practices.
(a)Since January 1, 2018, none of the Acquired Companies or, to the extent related to the Business, Seller or any of its other Controlled Affiliates (including, to the extent related to the Business, any of their respective officers, directors, employees or, to Seller’s Knowledge, agents) has used any corporate funds for any unlawful contribution, gift or entertainment or other unlawful expenses relating to political activity, made any unlawful payment to any employee of a Governmental Authority, or made any unlawful bribe, rebate, payoff, influence payment or kickback or other unlawful payment, in each case in material violation of any Anti-Corruption Law.
(b)Since January 1, 2018, the Acquired Companies and, to the extent related to the Business, Seller and each of its other Controlled Affiliates have (i) kept books, records and accounts, which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of their respective assets and (ii) maintained (or had maintained on their behalf) a system of internal accounting controls, in each case in material compliance with applicable Anti-Corruption Laws.
(c)Since January 1, 2018, none of the Acquired Companies or, to the extent related to the Business, Seller or any of its other Controlled Affiliates (including, to the extent related to the Business, any of their respective officers, directors, employees or, to Seller’s Knowledge, agents) have transacted business with or for the benefit of any Sanctioned Person or in any Sanctioned Territory in violation of applicable Sanctions Laws or otherwise violated any applicable Customs & Trade Laws in any material respect and applicable Sanctions Laws
(d)As of the date of this Agreement, none of the Acquired Companies or, to the extent related to the Business, Seller and each of its other Controlled Affiliates, nor any of their respective officers, directors, employees or, to Seller’s Knowledge, agents, is a Sanctioned Person.
(e)Since January 1, 2018, no Acquired Company or, to the extent related to the Business, Seller or any of its other Controlled Affiliates, has received any allegation, inquiry,

notice or communication from any Governmental Authority that alleges that any Acquired Company or, to the extent related to the Business, Seller or any of its other Controlled Affiliates (including, to the extent related to the Business, any of their respective officers, directors, employees or, to Seller’s Knowledge, agents) may have violated in any material respect, nor has made any material voluntary or directed disclosure or prior disclosure related to, any Anti-Corruption Laws, Customs & Trade Laws or Sanctions Laws.
4.19Government Contracts.
(a)Each Government Contract that is also a Material Contract for which the period of performance has not expired or terminated, final payment has not been received or which remains open to final audit (each, a “Material Government Contract”) was legally awarded. As of the date of this Agreement, none of the Acquired Companies or, to the extent related to the Business, Seller or any of its other Controlled Affiliates have received written notice that any Material Government Contract or proposal for a Material Government Contract is the subject of any award protest proceedings.
(b)Since January 1, 2021: (A) no Governmental Authority nor any prime contractor or higher-tier subcontractor under any Material Government Contract has notified any of the Acquired Companies or, to the extent related to the Business, Seller or any of its other Controlled Affiliates in writing of any actual or alleged violation or breach of any Legal Requirement or contract term that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of any Material Government Contract in the future, (B) none of the Acquired Companies or, to the extent related to the Business, Seller or any of its other Controlled Affiliates has received a written cure notice, show cause notice, stop work order or deficiency notice relating to any the Material Government Contract that could be reasonably expected to adversely and materially affect the collectability of any receivable or the award of any Material Government Contracts in the future and (C) no Material Government Contract awarded to any Acquired Company or, to the extent related to the Business, Seller or any of its other Controlled Affiliates has been terminated for default, cause or otherwise for failure to perform and no such Acquired Company or, to the extent related to the Business, Seller or any of its other Controlled Affiliates has been threatened in writing with termination for default or cause that remains unresolved with respect to any Material Government Contract.
(c)Since January 1, 2021, none of the Acquired Companies (or, to the extent related to the Business, Seller or any of its other Controlled Affiliates) or any of their respective Principals (as defined in Federal Acquisition Regulation 2.101 and 52.209-5) have been debarred, suspended or proposed for suspension or debarment or otherwise excluded from participation in the award of any Government Contract.
(d)Since January 1, 2021, except as would not reasonably be expected to, individually or in the aggregate, be material to the Business or the Acquired Companies, taken as a whole, or to prevent or materially delay the consummation of the Transactions: (i) all pricing discounts have been properly reported to and credited to the customer under any Government Contract; (ii) none of the Acquired Companies or, to the extent related to the Business, Seller or any of its other Controlled Affiliates has received any notice of any interruption or material decrease in the purchasing of products or services under any Government Contract; (iii) all certified cost or pricing data submitted in connection with each has been accurate, complete and current; (iv) all invoices and claims submitted for payment, reimbursement or adjustment submitted by each of the Acquired Companies or, to the extent related to the Business, Seller or any of its other Controlled Affiliates in connection with any Government Contract were current, accurate and complete in all material respects as of their respective submission dates; (v) there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any related investigations or audits by any Governmental Authority; (vi) all representations, certifications and statements executed, acknowledged or submitted by or on behalf of each of the Acquired Companies (or, to the extent related to the Business, Seller or any of its other Controlled Affiliates) to a Governmental Authority or any other Person in connection with any Government Contract were current, accurate and complete in all material respects as of their respective effective dates and each of the Acquired Companies and, to the extent related to the Business, Seller and its other Controlled Affiliates has provided any reasonably required updates to such representations, certifications and statements; (vii) each of the Acquired Companies has maintained adequate systems of internal controls appropriate for the operations of the Business that are in compliance in all material respects with all relevant and applicable requirements of the Government Contracts; (viii) there are no outstanding material claims or disputes with the Acquired Companies (or, to the extent related to the Business, Seller or any of its other Controlled Affiliates) arising under or relating to any Government Contract; (ix) none of the Acquired Companies (or, to the extent related to the Business, Seller or any of its other Controlled Affiliates), nor any of their respective officers, senior management or employees (to the extent related to the Business), has been under or subject to any material administrative, civil or criminal investigation, indictment, information lawsuit, subpoena, document request, administrative proceeding, or audit pertaining to an alleged or potential violation of any requirement, regulation or Legal Requirement applicable to any Government Contract; (x) other than in the ordinary course of business, none of the Acquired Companies (or, to the extent related to the Business, Seller or any of its other Controlled Affiliates) has conducted or initiated any internal investigation, made a voluntary disclosure or been under any obligation to disclose to any Governmental Authority, or any other Person, any alleged or potential irregularity, misstatement or omission arising under or relating to any Government Contract and (xi) each of the Acquired Companies (and, to the extent related to the Business, Seller and its other Controlled Affiliates) has complied in all material respects with the Legal Requirements for safeguarding covered defense information and cyber incident reporting.
(e)Each of the Acquired Companies (and, to the extent related to the Business, Seller and its other Controlled Affiliates) has taken all necessary steps to preserve and protect, in all material respects, their rights in and title to all material Owned IP delivered, deliverable or otherwise provided directly or indirectly through any other Person to any Governmental Authority in connection with any Government Contract.
4.20Brokers. Other than with respect to fees or commissions that will be borne solely by Seller and its Affiliates (other than the Acquired Companies), neither Seller nor any Acquired Company has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders’, financial advisor or other similar fees with respect to this Agreement or the Transactions.
4.21Related Party Transactions.  Except as set forth on Schedule 4.21 of the Seller Disclosure Schedule, and other than Contracts, Benefits Plans or policies for, or otherwise in connection with, employment and benefits provided to employees and other individual service providers in the ordinary course of business consistent with past practice, no officer, director, manager or employee of Seller or its Controlled Affiliates (including the Acquired Companies): (a) has entered into any financial transaction with or is a party to any Contract with any Acquired Company; (b) has any right, title, or interest in or to, or uses, holds for use, or licenses, any of the material assets or properties used in the Business, whether tangible or intangible (including any Intellectual Property, but excluding the Seller Transitional Trademarks); or (c) provides or causes to be provided to the Business any of the material assets, properties, services or facilities used in the Business (other than those that will continue to be provided under the Transition Services Agreement), in each case of (a), (b) and (c) that is material to the Business.

4.22Intercompany Arrangements.  Other than Contracts to provide the services that are to be provided in accordance with the Transition Services Agreement, Schedule 4.22 of the Seller Disclosure Schedule (which may be updated by Seller within thirty (30) days from the date of this Agreement, but only for items and matters existing as of the date of this Agreement) sets forth a true and complete list, as of the date hereof, of (a) all Contracts between or among any Acquired Companies, on the one hand, Seller or any of its Controlled Affiliates (other than the Acquired Companies), on the other hand and (b) all Contracts relating to (i) any guaranty by any Acquired Company of any obligation of Seller or any of its Controlled Affiliates (other than the Acquired Companies) and (ii) any guarantee by Seller or any of its Controlled Affiliates (other than the Acquired Companies) of any obligation of a Acquired Company, in each case including any guarantees of borrowed money, in each case of (a) and (b) that is material to the Business.
4.23Disclaimer of Seller. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS ARTICLE IV (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.1(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), NONE OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON MAKES, HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR HAS BEEN AUTHORIZED TO MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ON BEHALF OF OR WITH RESPECT TO Seller, ITS AFFILIATES (INCLUDING the Acquired Companies), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, THEIR BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) Purchaser, its Affiliates or its OR their RESPECTIVE Representatives or any other Person (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO Purchaser, its Affiliates or its OR their RESPECTIVE Representatives or any other Person in THE DATA ROOM OR OTHERWISE, IN a confidential information memorandum or ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM), including with respect to any errors therein or omissions therefrom, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF Seller, ITS AFFILIATES (INCLUDING the Acquired Companies) or the Business (including the financial information, projections or other forward-looking statements of Seller, ITS AFFILIATES (INCLUDING the Acquired Companies) or the Business, in each case, in expectation or furtherance of the Transactions), AND SELLER HEREBY DISCLAIMS AND SHALL HAVE NO LIABILITY FOR ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS Article IV (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.1(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES). WITHOUT LIMITING THE REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.1(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), Seller further specifically disclaims any statement, representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to assets of the Business, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood that such assets are being acquired “as is, where is” on the Closing Date, and in their present condition. this SECTION 4.23 shall not limit any right or remedy of Purchaser with respect to any claim for Fraud, under the R&W Insurance policy or in connection with any REPRESENTAtion or warranty set forth in any other transaction agreement delivered at the closing.

4.24No Other Representations.
(a)IN ENTERING INTO THIS AGREEMENT, SELLER HAS RELIED SOLELY UPON ITS OWN INDEPENDENT REVIEW AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF PURCHASER EXPRESSLY SET FORTH IN ARTICLE V (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.2(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES).
(b)SELLER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF PURCHASER EXPRESSLY SET FORTH IN ARTICLE V (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.2(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES) CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ANY KIND OF PURCHASER, ITS AFFILIATES AND ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON TO SELLER, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO PURCHASER AND ITS AFFILIATES, THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING PURCHASER OR ITS AFFILIATES, OR ANY OTHER MATTER, FURNISHED OR MADE

AVAILABLE TO (OR OTHERWISE ACQUIRED BY) SELLER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO SELLER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON), including with respect to any errors therein or omissions therefrom, IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS, AND SELLER IRREVOCABLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT (I) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF PURCHASER EXPRESSLY SET FORTH IN ARTICLE V (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.2(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ARE SPECIFICALLY AND EXPRESSLY DISCLAIMED BY PURCHASER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES AND (II) NONE OF PURCHASER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON SHALL HAVE ANY LIABILITY FOR ANY AND ALL SUCH OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN Article V (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.2(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES). this section 4.24 shall not limit any right or remedy of SELLER with respect to any claim for Fraud or any representation or warranty set forth in any other transaction agreement delivered at the closing.
Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1Authority; Enforceability.
(a)Purchaser has the requisite organizational power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and under each other Transaction Agreement to which it is a party and to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the Transactions by Purchaser have been duly and validly authorized by all necessary corporate action on the part of Purchaser and such authorization has not been subsequently modified or rescinded.
(b)This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, assuming due authorization, execution and delivery of this Agreement by Seller, a valid and binding legal obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof. Assuming due authorization, execution and delivery of each other Transaction Agreement to which Purchaser is a party by the other parties thereto, each such Transaction Agreement will constitute a valid and binding legal obligation of Purchaser at the time of execution by Purchaser, enforceable against Purchaser in accordance with the terms thereof.
5.2Non-Contravention; Consents.
(a)The execution and delivery of this Agreement by Purchaser, and each other Transaction Agreement to which Purchaser is a party by Purchaser, does not, and the performance of this Agreement by Purchaser, and each other Transaction Agreement to which Purchaser is a party by Purchaser, will not, require any Consent or Permit of, registration, declaration or filing with, or notification to, any Governmental Authority (other than as a party to any Government Contract or as the ultimate customer of any Government Contract), except (i) under applicable Antitrust Laws, (ii) under the applicable requirements of the Exchange Act, (iii) for such other Consents, Permits, filings or notifications, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (iv) in connection with obtaining CFIUS Clearance and DCSA Approvals and (v) under Section 122.4(b) of the ITAR.
(b)Assuming the Consents, Permits, registrations, declarations, filings and notifications referred to in Section 5.2(a) are obtained or made, the execution and delivery by Purchaser of this Agreement and each other Transaction Agreement to which Purchaser is a party does not, and the consummation of the Transactions will not, (i) conflict with or violate any provision of the organizational documents of Purchaser or (ii) result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the creation or acceleration of (or loss of benefit from) any rights or obligations under, or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which Purchaser or its Affiliates are party, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.3Organization. Purchaser is duly incorporated, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has all necessary organizational power and authority to conduct its business in the manner in which it is being conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.4Litigation. There is no Proceeding pending before any Governmental Authority or, to the knowledge of Purchaser, threatened in writing, against Purchaser which questions the validity of this Agreement or any of the other Transaction Agreements to which it is a party, and Purchaser is not subject to any Orders of any Governmental Authority, in each case, that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
5.5Sufficiency of Funds. As of the date of this Agreement, Purchaser has, and as of immediately prior to the Closing, Purchaser will have, available to it sufficient funds (in immediately available funds, subject to, for the avoidance of doubt, delivery of a customary borrowing notice) to (a) satisfy all of Purchaser’s obligations under this Agreement, including its obligations under Article II, (b) pay any other amounts required to be paid by Purchaser in connection with the consummation of the Transactions and (c) pay all related fees and expenses of Purchaser.

5.6Solvency. As of the Closing, immediately after giving effect to all of the Transactions, including, if applicable, the Debt Financing, and assuming satisfaction of the conditions to Purchaser’s obligations to consummate the Closing set forth in Article X, Purchaser and its Subsidiaries (including, after the Closing, the Acquired Companies), on a consolidated basis, will not (a) be insolvent (either because its financial condition is such that the sum of its debts (including a reasonable estimate of the amount of all contingent liabilities) is greater than the fair value of its assets, or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.
5.7Brokers. Other than with respect to fees or commissions that will be borne solely by Purchaser and its Affiliates, Purchaser and its Affiliates have not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders’, financial advisor or other similar fees with respect to this Agreement or the Transactions.
5.8Pending Transactions. As of the date of this Agreement, neither Purchaser nor any of its Affiliates is a party to any pending transaction to acquire ((a) by merging or consolidating with, by purchasing the assets of or equity in, or (b) by any other similar transaction, including a license or co-development or production agreement (for the avoidance of doubt, this clause (b) shall not include any commercial activities in the ordinary course of business)) any Person (or business division or unit thereof), where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or increase, in any material respect, the risk of not obtaining, any Consents, Orders or Governmental Approvals necessary to satisfy the conditions to the Closing set forth in Section 10.3, including the expiration or termination of any applicable waiting period under any Legal Requirement, (ii) increase, in any material respect, the risk of any Governmental Authority entering an Order prohibiting or restraining the consummation of the Transactions or (iii) otherwise prevent or materially delay the consummation of the Transactions.
5.9NTIB Entity. Purchaser represents that it is a National Technology and Industrial Base (NTIB) entity as that term is defined in 32 C.F.R. Part 117.3(b).
5.10ITAR. Purchaser represents that it is registered and in good standing under the ITAR as an exporter and a manufacturer.
5.11Inspection; No Other Representations.
(a)Purchaser is an informed and sophisticated purchaser and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Acquired Companies. PURCHASER HAS CONDUCTED TO ITS OWN SATISFACTION AN INDEPENDENT REVIEW AND ANALYSIS OF THE

ACQUIRED COMPANIES, THE BUSINESS AND THE ASSETS, AND THE CONDITION, OPERATIONS AND PROSPECTS OF THE ACQUIRED COMPANIES AND THE BUSINESS, AND ACKNOWLEDGES AND AGREES THAT IT HAS BEEN PROVIDED ACCESS TO THE PROPERTIES, PREMISES AND RECORDS OF THE ACQUIRED COMPANIES AND THE BUSINESS FOR THIS PURPOSE. IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS RELIED SOLELY UPON ITS OWN INDEPENDENT REVIEW AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLE IV (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.1(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES).
(b)PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLE IV (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.1(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF ANY KIND OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), AND ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON TO PURCHASER, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), THEIR BUSINESSES (INCLUDING THE BUSINESS), OPERATIONS, ASSETS, LIABILITIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS, FUTURE OPERATING OR FINANCIAL RESULTS, ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS, PLANS OR PROSPECTS), THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING SELLER OR ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), THEIR BUSINESSES (INCLUDING THE BUSINESS), FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) PURCHASER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON (INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO PURCHASER, ITS AFFILIATES OR ITS OR THEIR RESPECTIVE REPRESENTATIVES IN THE DATA ROOM OR OTHERWISE, IN A CONFIDENTIAL INFORMATION MEMORANDUM OR ANY MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM), including with respect to any errors therein or omissions therefrom, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF Seller, ITS AFFILIATES (INCLUDING the Acquired Companies) or the BUSINESS (INCLUDING THE FINANCIAL INFORMATION, PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES) OR THE BUSINESS, IN EACH CASE, IN EXPECTATION OR FURTHERANCE OF THE TRANSACTIONS), AND PURCHASER IRREVOCABLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT (I) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLE IV (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.1(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES OF ANY

KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ARE SPECIFICALLY AND EXPRESSLY DISCLAIMED BY SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES) AND THEIR RESPECTIVE REPRESENTATIVES AND (II) NONE OF SELLER, ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES), OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON SHALL HAVE ANY LIABILITY FOR ANY AND ALL SUCH OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN Article IV (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.1(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES). this section 5.11 shall not limit any right or remedy of Purchaser with respect to any claim for Fraud, UNDER THE R&W INSURANCE POLICY or WITH RESPECT TO any representation or warranty set forth in any other transaction agreement delivered at the closing.
5.12Disclaimer of Purchaser. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY Purchaser IN THIS ARTICLE V (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.2(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES), NONE OF PURCHASER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON MAKES, HAS MADE, SHALL BE DEEMED TO HAVE MADE, OR HAS BEEN AUTHORIZED TO MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AT LAW OR IN EQUITY, WHETHER WRITTEN OR ORAL, STATUTORY OR OTHERWISE, ON BEHALF OF OR WITH RESPECT TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON, THIS AGREEMENT, THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING PURCHASER OR ITS AFFILIATES OR ANY OTHER MATTER, FURNISHED OR MADE AVAILABLE TO (OR OTHERWISE ACQUIRED BY) SELLER, its Affiliates or its OR their RESPECTIVE Representatives or any other Person, including with respect to any errors therein or omissions therefrom, in each case, in expectation or furtherance of the Transactions, AND PURCHASER HEREBY DISCLAIMS AND SHALL HAVE NO LIABILITY FOR ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS ARTICLE V (AND, AS OF THE CLOSING, THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 10.2(c) WITH RESPECT TO REPRESENTATIONS AND WARRANTIES). this section 5.12 shall not limit any right or remedy of SELLER with respect to any claim for Fraud or any representation or warranty set forth in any other transaction agreement delivered at the closing.
Article VI

COVENANTS OF THE PARTIES
6.1Conduct of the Business Prior to the Closing.

(a)Except (i) as expressly contemplated by this Agreement or the other Transaction Agreements, (ii) as required by any Legal Requirement or Contract, (iii) for matters set forth on Schedule 6.1(a) of the Seller Disclosure Schedule, (iv) reasonably in response to any (A) Contagion Event, (B) Pandemic Measure or (C) Cybersecurity Measure or (v) with the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Seller shall cause the Acquired Companies to, and, to the extent relating to the Business, shall and shall cause its other Controlled Affiliates to, (1) use commercially reasonable efforts to operate the Business in the ordinary course of business consistent with past practice (provided, that (x) no action or inaction by Seller or any of its Controlled Affiliates (including any Acquired Company) with respect to any matters specifically addressed by any portion of the subsequent clause (2) of this Section 6.1(a) shall be deemed a breach of this clause (1) unless such action or inaction would constitute a breach of such portion of clause (2); (y) Purchaser’s written consent with respect to any specific action or matter pursuant to clause (2) shall be deemed to constitute consent with respect to such action or matter for all purposes under this Section 6.1 and (z) nothing in this Section 6.1(a) shall be deemed to apply to any action taken or not taken by Seller or any of its Controlled Affiliates (other than the Acquired Companies) to the extent such action or inaction (A) relates to the general corporate shared services provided by Seller or any such Controlled Affiliate (and to be retained by Seller or such Controlled Affiliate in connection with the Transactions), (B) applies to all businesses of Seller and its Controlled Affiliates equally and (C) would not reasonably be expected to result in a material detriment to the Acquired Companies or the Business) and (2) not do any of the following:
(1)amend the organizational documents of any Acquired Company;
(2)except for (A) intercompany borrowings that will be repaid or settled in full or terminated or canceled at or prior to the Closing, (B) ordinary course borrowings under the Credit Facilities and (C) Indebtedness incurred to finance capital expenditures permitted under clause (xiii) below, (1) incur in excess of $10,000,000 of indebtedness for borrowed money outstanding at any time, (2) enter into any Contract involving financing or borrowing of money or (3) assume, guarantee or endorse the obligations of any Person if, in each case, such obligations would be obligations of the Acquired Companies following the Closing;
(3)permit any of the material assets of the Acquired Companies or the Business to become subjected to any Encumbrance other than (A) Permitted Encumbrances or (B) Encumbrances incurred in the ordinary course of business consistent with past practice;
(4)with respect to any Acquired Company, fail to maintain its corporate existence, adopt or enter into any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or merge or consolidate with any other Person, or, with respect to any Acquired Company or the Business, enter into any joint venture or similar venture with any other Person (not including joint development arrangements with customers or suppliers in the ordinary course of business);

(5)purchase any securities or make any investment or capital contribution in any Person, either by purchase of stock or securities, contributions to capital, asset transfers or purchase of any assets, or otherwise acquire, or acquire direct or indirect control over, any Person, business, business organization or division thereof for which the aggregate consideration paid (A) in any individual transaction is in excess of $15,000,000 or (B) in the aggregate is in excess of $35,000,000;
(6)loan or advance any amount other than (A) to another Acquired Company or (B) loans or advances to employees of any Acquired Company for travel and business expenses in the ordinary course of business;
(7)except with respect to customary rights granted to lenders to secure the obligations under the Seller Debt Facilities that will be released at the Closing, redeem or otherwise acquire any shares of capital stock of or other voting or equity interests in any Acquired Company, or issue, deliver, sell, transfer or grant (A) any shares of capital stock of or other voting or equity interests in any Acquired Company or (B) any warrant, option, right, agreements, “phantom” stock right, stock appreciation right, stock-based performance unit, convertible, exercisable or exchangeable securities or rights or any other commitment or undertaking (1) pursuant to which any Acquired Company is or may become obligated to issue, deliver, sell, transfer or grant (x) any shares of capital stock of or other voting or equity interests in any Acquired Company or (y) any security convertible into, or exercisable or exchangeable for, any shares of capital stock of or other voting or equity interests in any Acquired Company, (2) pursuant to which any Acquired Company is, or may become obligated to, issue, deliver, sell, transfer or grant any such warrant, option, right, unit, security, commitment or undertaking described in the foregoing clause (1) or (3) that gives any Person the right to receive any benefit or right similar to any rights enjoyed by or accruing to the holders of any shares of capital stock of or other voting or equity interests in any Acquired Company;
(8)split, combine or reclassify any shares of capital stock of or other voting or equity interests in any Acquired Company (including the Shares), or issue any other security in respect of, in lieu of or in substitution for any shares of capital stock of or other voting or equity interests in any Acquired Company (including the Shares);
(9)except in the ordinary course of business consistent with past practice, sell, transfer, lease, sublease or otherwise dispose of any properties or assets of the Acquired Companies or the Business having an aggregate value in excess of $25,000,000;
(10)declare or set aside any dividends or distributions on any shares of capital stock of or other voting or equity interests in any Acquired Company (in cash or in kind) to the extent such dividends or distributions (A) are payable at or after the Closing or (B) payable in anything other than cash;
(11)compromise, settle, agree to settle or grant any release of any claim relating to any pending Proceeding (A) where the amount involved is in excess of

$15,000,000 or (B) involving injunctive or other nonmonetary relief or admission of wrongdoing;
(12)sell, assign, transfer, exclusively lease, abandon, exclusively license or sublicense, allow to let lapse, terminate or expire, grant an Encumbrance with respect to, or otherwise dispose of any material Intellectual Property, except (A) Permitted Encumbrances, (B) expirations of contractual obligations pursuant to their terms, (C) abandonment of Company Registered IP upon the expiration of its term in the ordinary course of business and (D) non-exclusive licenses of Owned IP granted by an Acquired Company with respect to customer or supplier Contracts;
(13)make any capital expenditure in excess of $5,000,000 individually, or $10,000,000 in the aggregate, other than as set forth in the capital budgets of the Business made available to Purchaser prior to the date hereof;
(14)make any material change to any accounting method or system of internal accounting control of the Acquired Companies, except as may be appropriate to conform to changes in Legal Requirements, regulatory accounting requirements or GAAP;
(15)except (A) as may be required by the terms as of the date of this Agreement of a Benefit Plan or (B) obligations for which Seller and its Controlled Affiliates (other than the Acquired Companies) shall be solely obligated to pay and as would not result in any liability to Purchaser or any Acquired Company (any compensation action taken in reliance of this clause (B), a “Permitted Compensation Action”), (1) increase or accelerate the funding, payment or vesting of the compensation or benefits of any Company Employee, Former Company Employee or other current or former individual service provider of the Acquired Companies or the Business, other than immaterial increases for Company Employees and individual service providers of the Acquired Companies with a gross annual base salary or other base compensation of less than $280,000, (2) enter into, adopt, materially amend or terminate any Acquired Company Benefit Plan (or any other benefit or compensation plan, policy, program, contract, agreement or arrangement that would be an Acquired Company Benefit Plan if in effect on the date hereof), (3) hire any Person as a Company Employee or other individual service provider of the Acquired Companies or the Business, other than the hiring of Company Employees or other individual service providers (x) with a gross annual base salary or other base compensation of less than $280,000 or (y) to replace any Company Employee or other individual service provider who resigns or whose employment or contract is terminated, or to fill any requisition open as of the date hereof (provided that, if such hiring is in reliance of this clause (y), for any open requisition not set forth on Schedule 6.1(a)(xv) of the Seller Disclosure Schedule, Seller or its applicable Controlled Affiliate shall consult in good faith with Purchaser prior to hiring any Company Employees or other individual service provider with a gross annual base salary or other compensation of more than $280,000 if such Person is the President of the Business or any Acquired Company or a direct report of the President) on the same or substantially similar terms and conditions of employment or contract as similarly situated individuals of Seller and its Controlled Affiliates (including the Acquired Companies), including base compensation and bonus opportunity, if applicable, (4) terminate the employment, other than for cause, of any Company Employee with a gross annual base salary equal to or in excess of $280,000, (5) transfer the employment of any Company Employee outside of the Acquired Companies other than where such Company Employee applied for, and was selected in a competitive process not targeted at Company Employees for, a position within Seller or any of its Controlled Affiliates that is outside of the Acquired Companies; provided that, in no event may a Company Employee with a gross annual base salary equal to or in excess of $280,000 be transferred outside of the Acquired Companies without the written consent of Purchaser or (6) grant or announce any cash or equity or equity-based incentive award, bonus, retention bonus, transaction bonus, severance, in any such case that is extraordinary in nature, or similar extraordinary compensation payable to any Company Employee, Former Company Employee or other current or former individual service provider of the Acquired Companies or the Business (for the avoidance of doubt, this clause (6) shall not limit any Permitted Compensation Action);
(16)(A) modify, extend, terminate or enter into any Collective Bargaining Agreement covering Company Employees or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Company Employees;
(17)with respect to Company Employees, implement or announce any employee layoffs, furloughs, reductions in force, plant closings, or other similar actions, in each case, requiring notice to employees under the WARN Act in the event of a plant closing or mass layoff;
(18)transfer or reassign the duties of (A) a Company Employee such that he or she is no longer a Company Employee but is an employee of Seller or its Controlled Affiliates or (B) any other employee of Seller or its Controlled Affiliates such that he or she would become a Company Employee, in each case other than such actions that are taken in order to fill a vacancy in the ordinary course of business (including a vacancy due to an ordinary course termination of employment) or due to death or disability, with such individual to receive the same or substantially similar terms and conditions of employment or Contract as similarly situated Company Employees, including base compensation and bonus opportunity, if applicable;
(19)except as would not reasonably be expected to affect the Tax liability of the Acquired Companies, (A) make, change or revoke any material Tax election, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding agreement under state, local or foreign Legal Requirements), (C) settle, compromise or abandon any dispute, audit, claim or proceeding concerning any material Tax liability, (D) file any material Tax Return in a manner inconsistent with past practices or file any material amended Tax Return, (E) surrender any right to claim any material Tax refund, (F) waive or extend any statute of limitations relating to any material Tax or material Tax Return or (G) incur any material Tax liability outside the ordinary course of business, except, in each case, to the extent such actions are taken solely with respect to a Consolidated Return or Taxes reportable thereon;

(20)conduct its cash management practices materially outside of the ordinary course of business consistent with past practice;
(21)(A) other than in the ordinary course of business (including any specific contract or with respect to a specific program, in each case that is expressly contemplated by the operating plan of the Business made available to Purchaser), enter into, materially modify, materially amend, terminate or waive any material rights under any Material Contract, (B) other than Contracts that are for programs or projects out for bid as of the date hereof (a “Pending Bid Contract”), enter into any Contract that contains a change of control or similar provision that would require a payment to (or consent of) the other party or parties thereto in connection with the Transactions (unless a waiver or consent with respect to the Transactions is obtained from the applicable counterparty concurrently with such action and such waiver or consent does not involve the payment of a penalty or other financial recourse or consequence (a “Material Contract Waiver”)) (with respect to this clause (xxi), (1) if Purchaser does not respond in writing to Seller’s request for consent within three (3) Business Days, such consent shall be deemed given by Purchaser and (2) this clause (xxi) shall not apply to programs or projects (including attendant Contracts) for which Seller and its Affiliates are prohibited by applicable Legal Requirement from disclosing to or consulting with Purchaser) or (C) enter into any new customer Contract with respect to the business of Topaz that is a Government Contract;
(22)enter into, modify, amend or waive any material rights under any Contract set forth on Schedule 4.21 of the Seller Disclosure Schedule or that would have been required to be set forth on such schedule if entered into prior to the date of this Agreement; or
(23)enter into any legally binding commitment with respect to any of the foregoing.
(b)Notwithstanding anything to the contrary contained in Section 6.1(a), nothing in Section 6.1(a) shall prevent Seller or its Affiliates from taking or failing to take any action (i) that is substantively consistent with the policies of Seller or any of its Affiliates in effect as of the date of this Agreement in connection with any (A) Contagion Event, including to the extent reasonably necessary to comply with Pandemic Measures or (B) Cybersecurity Measures or (ii) in good faith (including the establishment of any policy, procedure or protocol or any action taken or failed to be taken to protect the Business, the health and safety of the personnel or employees of Seller or its Affiliates or other Persons with whom the personnel or employees of Seller or its Affiliates come into contact with in the ordinary course of business) (A) in response to a Contagion Event, (B) to the extent reasonably necessary to comply with Pandemic Measures, (C) in connection with Cybersecurity Measures or (D) to the extent reasonably necessary to comply with change in any Legal Requirement relating to or resulting from any Contagion Event, Pandemic Measure or Cybersecurity Measure, and none of the foregoing shall in any event be deemed to constitute a breach of Section 6.1(a); provided, that, Seller shall use commercially reasonable efforts to inform Purchaser of any such actions as promptly as reasonably practicable to the extent material to the operation of the Business or the Acquired Companies and, to the extent reasonably practicable, use commercially reasonable efforts to consult with and cooperate with Purchaser in good faith with respect to any such actions.

(c)Subject to the other limitations of this Section 6.1, the bank accounts of the Acquired Companies shall continue to be subject to Seller’s and its Affiliates’ periodic cash sweep in their sole discretion, and the Acquired Companies may pay cash dividends and make cash distributions.  Prior to the Closing, Seller shall (and shall cause its Controlled Affiliates to) take all actions necessary to ensure the Company Subsidiary has at least twenty million dollars ($20,000,000) (after giving effect to the payment of any Indebtedness and Transaction Expenses or settlement of any Intercompany Agreements at the Closing) of freely usable cash (the “Minimum Closing Cash”) in immediately available funds as of the Closing in bank account(s) of the Company Subsidiary located in the United States.
(d)Nothing contained in this Agreement is intended to or shall give Purchaser or any of its Affiliates, directly or indirectly, the right to control or direct the operations of Seller, the Business or any of the Acquired Companies prior to the Closing.  Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of the Business and the Acquired Companies.
(e)Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent Seller and its Affiliates from, and Seller and its Affiliates have the absolute right to, transfer the Business Pension Plan to an Acquired Company prior to the Closing.
(f)Notwithstanding anything to the contrary contained in this Agreement (but subject to the second sentence of Section 6.1(c)), nothing herein shall prevent Seller and its Affiliates from, and Seller and its Affiliates have the affirmative right to, (i) terminate any factoring program applicable to the Business or the Acquired Companies and (ii) settle, cancel or otherwise eliminate any intercompany accounts or liabilities, using cash, through capital contributions, distributions, forgiveness, offset or any combination of the foregoing, in each case, in a manner that does not adversely affect Purchaser or any of its Affiliates (including, following the Closing, the Acquired Companies) in any material respect.
6.2Pre-Closing Access to Information.
(a)Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Seller shall, and shall cause the Acquired Companies (and to the extent related to the Business, its other Controlled Affiliates) to, permit Purchaser to have reasonable access, subject to applicable Legal Requirement and upon reasonable prior notice, during normal business hours in a manner so as not to interfere with the normal business operations of Seller and its Affiliates and in accordance with the procedures established by Seller, to the books, assets, properties, Contracts and records of the Business and solely for the purposes of facilitating the consummation of the Transactions or integration planning; provided, however, that nothing in this Agreement shall (i) require Seller or its Affiliates to provide access or to disclose information where Seller reasonably believes in good faith that such access or disclosure would contravene any Legal Requirement (including Data Protection Laws), Pandemic Measure, Cybersecurity Measure or the terms of any Contract, would result in the waiver of any legal privilege or work-product protection, would expose Seller to risk of liability with respect to disclosure of sensitive, confidential or personal information or would cause significant competitive harm to Seller, its Affiliates or their respective businesses if the Transactions are not consummated, (ii) include any invasive investigations, sampling or testing of the Owned Real Property or the Leased Real

Property for or regarding any environmental matters, (iii) require Seller or any of its Affiliates to provide Purchaser, its Affiliates, its and their Representatives or other representatives with (A) any Consolidated Return (or copy thereof) or (B) information to the extent relating to businesses of Seller or any of its Affiliates other than the Business or (iv) require Seller to provide (A) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to the Transactions or any information or analysis relating to any such communications or (B) financial or operating data that has not previously been prepared by Seller or its Affiliates, or that is not otherwise prepared in the ordinary course of operating the Business;  provided, however, that, if reasonably requested by Purchaser, Seller will notify Purchaser in reasonable detail of the circumstances giving rise to any non-disclosure pursuant to the foregoing and, in the case of clause (i), Seller and Purchaser shall use commercially reasonable efforts to identify and pursue a permissible method to provide such access or disclosure of such information in a manner that would not result in any of the outcomes described therein. The provision of any information pursuant to this Section 6.2(a) shall not expand the remedies available to Purchaser or its Affiliates under this Agreement in any manner. Any information disclosed will be subject to the provisions of the Non-Disclosure Agreement.
(b)Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, Purchaser shall not, and shall cause its Affiliates and its and their respective Representatives not to, communicate with any of the officers, directors, employees, landlords or customers of, or vendors or suppliers to, the Business or the Acquired Companies, to the extent such communications are related to the Business or the Acquired Companies and are in connection with this Agreement or the Transactions, without the prior written consent of Seller; provided, that nothing in this Section 6.2 shall prohibit Purchaser, its Affiliates and its and their respective Representative from communicating with (i) such Persons in the ordinary course of their respective business unrelated to this Agreement or the Transactions in connection with ongoing commercial relationships or (ii) Company Employees at such a time and in such a manner as mutually agreed by the parties in advance in connection with post-Closing matters relating to such Company Employees’ employment.
(c)Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, if so reasonably requested by Seller, Purchaser will use commercially reasonable efforts to enter into a customary joint defense agreement or common interest agreement with Seller or any of its Affiliates with respect to any information provided to Purchaser or its Affiliates, or to which Purchaser or its Affiliates gain access, pursuant to this Section 6.2.
6.3Cooperation. Subject in all cases to the other terms and conditions of this Agreement, including the provisions of Section 6.4 and Section 6.8, prior to the Closing, Seller shall, and shall cause its Controlled Affiliates to, and Purchaser shall, and shall cause its Affiliates to, use reasonable best efforts to cause all Closing Conditions to be met as promptly as reasonably practicable and, in any event, on or prior to the Outside Date.
6.4Shared Contracts and Consents.
(a)With respect to any Shared Contracts, if any, from the date hereof until the date that is twelve (12) months following the Closing Date, Seller and Purchaser shall cooperate with each other and use their commercially reasonable efforts (i) to divide, modify or replicate (in whole or in part) the respective rights, obligations and liabilities relating to the Business under and in respect of such Shared Contract or (ii) to the extent the action contemplated in the foregoing clause (i) is not possible, novate the respective rights, obligations and liabilities relating to the Business under and in respect of such Shared Contract, such that, effective as of the Closing (to the extent practicable), (A) Purchaser or its designated Affiliate is the beneficiary of the post-Closing rights, and is responsible for the post-Closing obligations and liabilities, related to that portion of such Shared Contract to the extent related to the operation or conduct of the Business (the “Business Portion”) (so that, subsequent to the Closing or, subject to the other provisions of this Section 6.4, such other time as the actions described in clauses (i) and (ii), as applicable, are effected in respect of such Shared Contract, Seller and its Affiliates (other than the Acquired Companies) shall have no post-Closing rights or post-Closing obligations and liabilities with respect to the Business Portion of such Shared Contract) and (B) Seller and its Controlled Affiliates (other than the Acquired Companies) is the beneficiary of the rights and is responsible for the obligations and liabilities related to such Shared Contract other than the Business Portion (the “Non-Business Portion”) (so that, subsequent to the Closing or, subject to the other provisions of this Section 6.4, such other time the action described in clauses (i) and (ii), as applicable, are effected in respect of such Shared Contract, Purchaser and its Affiliates shall have no rights, obligations or liabilities with respect to the Non-Business Portion of such Shared Contract).
(b)If the Closing occurs before all Shared Contracts are assigned or otherwise divided, modified, replicated or novated pursuant to Section 6.4(a), Seller and Purchaser shall use commercially reasonable efforts and cooperate with each other in any mutually agreeable and lawful arrangement under which Seller or one of its Controlled Affiliates will provide Purchaser or its designated Affiliate the economic claims, rights and benefits of the Business Portion of such Shared Contract until the earliest of (i) the expiration of the then-current term, (ii) twelve (12) months following the Closing Date and (iii) the termination of or amendment to such Shared Contract upon mutual agreement by the parties; provided that any early termination fees or similar fees incurred by Seller or any of its Controlled Affiliates in connection with the termination or amendment of such Shared Contract pursuant to this clause (iii) shall be borne by Purchaser. Such arrangement may include subcontracting, sublicensing or subleasing to Purchaser or its designated Affiliate of any and all rights of Seller or its applicable Controlled Affiliate under the Business Portion of such Shared Contract to the extent not prohibited under such Shared Contract.
(c)Subject in all cases to the other terms and conditions set forth in this Agreement, prior to the Closing, Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to seek to obtain any Consents of, and make any registrations, declarations, filings and notifications to, any Persons (other than to the extent subject to Section 6.8) that may be required or appropriate in connection with the Transactions (including if such Consent is required to avoid an obligation to pay or incur any financial penalty or fee or refund any amounts in connection with, or as a result of, the Transactions). For the avoidance of doubt, except with the written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Seller or its Affiliate shall be the sole party that contacts or communicates with any counterparty to third-party Consents (other than to the extent subject to Section 6.8) concerning this Agreement, the other Transaction Agreements or the Transactions; provided that, Seller and its applicable Controlled Affiliates shall use reasonable best efforts to consult in good faith with Purchaser and to keep Purchaser reasonably informed, in each case, regarding the obtaining of any third-party Consents.

Notwithstanding anything in this Section 6.4(c) to the contrary, (i) none of Seller or its Affiliates shall be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with obtaining any such Consent and (ii) the failure, in and of itself, to obtain any Consent shall not, in and of itself, constitute evidence of any breach of this Section 6.4(c).
(d)Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates shall (i) be required to expend any money, commence or participate in any Proceeding, incur liabilities or offer or grant any accommodation (financial or otherwise) to any third party to obtain any Consent described in this Section 6.4 or (ii) have any obligation pursuant to this Section 6.4 with respect to any Contract that is governed by the Transition Services Agreement. No representation, warranty or covenant of Seller contained in this Agreement or the other Transaction Agreements shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (A) the failure, in and of itself, to obtain any Consent (including any third-party consent) or (B) any Proceeding commenced or threatened by or on behalf of any Person arising out of, relating to or resulting from (1) the failure, in and of itself, to obtain any Consent (including any Third-Party Consent) described in this Section 6.4 or (2) any arrangement between Seller or Purchaser, in and of itself, entered into pursuant to Section 6.4(b).
(e)From and after the Closing, (i) Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against all Losses arising from or relating to the Business Portion of any Shared Contract, (ii) Seller shall indemnify and hold harmless Purchaser and the Acquired Companies from and against all Losses arising from or relating to the Non-Business Portion of any Shared Contract, (iii) Purchaser and the Acquired Companies shall not extend the term or otherwise amend the terms of any Shared Contract (that has not been assigned or otherwise divided, modified or replicated pursuant to Section 6.4(a)) in a manner that would adversely affect Seller or any of its Affiliates in any material respect without Seller’s prior written consent and (iv) Seller and its Affiliates shall not extend the term or otherwise amend the terms of any Shared Contract (that has not been assigned or otherwise divided, modified, replicated or novated pursuant to Section 6.4(a)) in a manner that would adversely affect Purchaser or the Acquired Companies in any material respect without Purchaser’s prior written consent.
6.5Termination of Intercompany Agreements; Release of Guarantees.
(a)Except (i)for this Agreement and the other Transaction Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any other Transaction Agreement to be entered into by Seller and its Controlled Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand), (ii)any Contracts to which any third party is a party (including the Shared Contracts), (iii)the transactions contemplated by Section 6.18 or (iv)the Contracts listed on Schedule 6.5(a)(iv) of the Seller Disclosure Schedule, any intercompany Contract (other than commercial arrangements entered into on arms’ lengths terms and listed on Schedule 6.5(a)(v) of the Seller Disclosure Schedule), arrangements, financing agreements, tax sharing agreements, intercompany loans, transactions, accounts, commitments and claims between the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than an Acquired Company), on the other hand (the “Intercompany Agreements”), shall be terminated (or deemed terminated without any further action on the part of any party thereto) effective with respect to the Acquired Companies no later than as of the Closing without any party having any continuing obligations or liability to the other party under the Intercompany Agreements. Seller shall, and shall cause the Acquired Companies to, settle all amounts due and payable to an Acquired Company from Seller or any of its Affiliates (other than an Acquired Company), and all amounts due and payable to Seller or any of its Affiliates (other than an Acquired Company) from an Acquired Company, in each case, prior to the Closing and in a manner that does not result in an increase of any liabilities of the Acquired Companies following the Closing.
(b)Until the earlier of the Closing and the termination of this Agreement pursuant to its terms, each of Seller and Purchaser shall cooperate and use commercially reasonable efforts to, effective as of the Closing, terminate or cause to be terminated, or cause Purchaser or one of its Affiliates (including, as of the Closing, the Acquired Companies) to be substituted in all respects for Seller or any of its Affiliates (other than the Acquired Companies) in respect of, all liabilities of Seller or any of its Affiliates (other than the Acquired Companies) under any guarantee set forth on Schedule 6.5(b) of the Seller Disclosure Schedule (the “Intercompany Guarantees”). In the case of the failure to do so by the Closing Date, then each of Seller and Purchaser shall continue to cooperate and use commercially reasonable efforts as described in the preceding sentence, and Purchaser shall (i) use commercially reasonable efforts to provide replacement guarantees or other assurances of payment on behalf of Purchaser or one of its Affiliates (including, as of the Closing, the Acquired Companies) with respect to any outstanding Intercompany Guarantee, (ii) indemnify and hold harmless Seller and its Affiliates (other than the Acquired Companies) from and against all Losses actually suffered or incurred following the Closing arising from or relating to such Intercompany Guarantees and (iii) not permit the Acquired Companies or their Affiliates to (A) renew or extend the term of or (B) increase the obligations of the Acquired Companies or their Affiliates under, or transfer to another third party, any Contract or letter of credit or other liability or obligation for which Seller or any of its Affiliates (other than the Acquired Companies) is or would reasonably be likely to be liable under such guarantee. To the extent that Seller or any of its Affiliates (other than the Acquired Companies) has performance obligations under any such Intercompany Guarantee, Purchaser shall use its commercially reasonable efforts to (1) fully perform or cause to be fully performed such obligations on behalf of Seller or such Affiliate or (2) otherwise take such action as is reasonably requested by Seller so as to place Seller or such Affiliate in the same position as if Purchaser had performed or were performing such obligations.
(c)Purchaser acknowledges and agrees that, without limiting Section 4.16 in any respect, (i) the Business as presently conducted receives or benefits from general corporate functions furnished by Seller and its Affiliates, including finance, accounting, tax, human resources, legal, information technology, facilities, facilities security, procurement and other ancillary or corporate shared services provided by Seller and its Affiliates (other than the Acquired Companies) or other corporate centralized functional organizations within or controlled by Seller and its Affiliates (other than the Acquired Companies), including pursuant to Excluded Shared Contracts, (ii) Seller and its Affiliates may, and have the affirmative right to, terminate, amend or modify Excluded Shared Contracts (including any portion thereof applicable to the Business and the Acquired Companies) to the extent such termination, amendment or modification (A) relates to the general corporate shared services provided by Seller or any such Controlled Affiliate (and to be retained by Seller or such Controlled Affiliate in connection with the Transactions) and (B)

would not reasonably be expected to result in a material detriment to the Acquired Companies or the Business (provided that this clause (ii) shall not limit Seller’s obligations under the Transition Services Agreement) and (iii) effective as of the Closing, the sole obligations of Seller and its Affiliates with respect to the provision of any general corporate functions to the Business shall be if, and then to the extent, set forth in the Transaction Services Agreement.
6.6Seller Debt Facilities Releases. Seller shall use reasonable best efforts to deliver to Purchaser at or prior to the Closing customary documentation evidencing the release of the Acquired Companies from each of the Seller Debt Facilities (the “Seller Debt Facilities Releases”). The Seller Debt Facilities Releases shall provide that all obligations of the Acquired Companies in respect of Indebtedness, all guarantees and security provided by the Acquired Companies, and in the case of any factoring programs or arrangements, all assets of the Acquired Companies subject to such programs or arrangements, in each case under the Seller Debt Facilities shall be released or terminated, as applicable, upon the consummation of the Transactions.
6.7Confidentiality.
(a)The terms of the Non-Disclosure Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Purchaser and its Representatives (as defined in the Non-Disclosure Agreement) as set forth therein) until the Closing, at which time the obligations under the Non-Disclosure Agreement shall terminate; provided, however, that Purchaser’s confidentiality obligations under the Non-Disclosure Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Non-Disclosure Agreement) to the extent relating to the Acquired Companies and the Business and, for all other Evaluation Material (as defined in the Non-Disclosure Agreement) (“Non-Business Confidential Material”), the term of the Non-Disclosure Agreement shall continue to apply to such Non-Business Confidential Material until the termination or expiration of the Non-Disclosure Agreement in accordance with its terms. If for any reason the Closing does not occur, the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms. In the event of a conflict or inconsistency between the terms expressly set forth in this Agreement (rather than incorporated by reference herein) and the Non-Disclosure Agreement, the terms of this Agreement will govern.
(b)During the three (3) -year period following the Closing, Seller shall keep confidential and refrain from using, and cause its Controlled Affiliates and its and their respective Representatives to keep confidential and refrain from using, all non-public, confidential or proprietary information concerning the Acquired Companies or the Business, except (i) as required or requested by a Governmental Authority or required pursuant to Legal Requirements or the rules or regulations of any securities exchange or listing authority or legal, administrative or judicial process (provided, that Seller shall, to the extent permitted by Legal Requirements, promptly notify Purchaser of such requirement or request and the disclosure that is expected to be made with respect thereto with reasonable specificity and, to the extent requested by Purchaser, shall reasonably cooperate with Purchaser to seek a protective order or other appropriate remedy to limit or obtain confidential treatment for such disclosure, and in the event no such protective order or remedy is obtained, Seller will furnish only that portion of such non-public, confidential or proprietary information which Seller is advised by counsel is required by Legal Requirements and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such non-public, confidential or proprietary information), (ii) for information that is available as of immediately following the Closing generally to the public, or thereafter becomes generally available to the public, other than as a result of a breach of this Section 6.7(b), (iii) to the extent such use is strictly necessary in order to enable Seller to fulfil its obligations to Purchaser and the Acquired Companies under any other Transaction Agreement, (iv) for information disclosed to Seller or any of its Affiliates following the Closing Date on a non-confidential basis by any Person not known by Seller after reasonable inquiry to be bound by an obligation of confidentiality to Purchaser or any of its Affiliates or (v) is demonstrated by Seller or its Affiliates to have been independently developed following the Closing Date not in violation of its or its Representatives’ obligations under this Section 6.7(b) and without reference to any non-public, confidential or proprietary information concerning the Acquired Companies or the Business or any information from a source that is subject to a confidentiality obligation to the Acquired Companies or the Business or is otherwise prohibited from furnishing such information to Seller, its Affiliates or their respective Representatives.
6.8Reasonable Best Efforts; Cooperation; Regulatory Filings.
(a)Each of Seller and Purchaser shall, and shall cause its respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable Antitrust Laws, CFIUS Authorities and other applicable Legal Requirements to consummate and make effective the Transactions, which actions include (i) using reasonable best efforts to obtain as promptly as practicable each Consent, Permit and Order of any Governmental Authority that may be, or become, necessary for the consummation of the Transactions (collectively, “Governmental Approvals”), (ii) cooperating in determining which filings are required or advisable to obtain the Governmental Approval of, or any exemption by, any Governmental Authority, (iii) furnishing all information and documents required by or advisable under applicable Legal Requirements in connection with Governmental Approvals of, or filings with, any Governmental Authority, (iv) filing, or causing to be filed, as promptly as practicable following the execution and delivery of this Agreement, applicable notifications with the necessary Governmental Authorities, including, as applicable, the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”), (v) using reasonable best efforts to obtain as promptly as practicable the expiration or termination of any waiting period or any Consent under the HSR Act and any other applicable Antitrust Laws, (vi) using reasonable best efforts to obtain as promptly as practicable CFIUS Clearance, (vii) using reasonable best efforts to obtain as promptly as practicable DCSA Approval and (viii) defending any actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any Order entered by any court or other Governmental Authority vacated or reversed. Purchaser and Seller shall coordinate with respect to all aspects of strategy and communications regarding matters related to the HSR Act and any other Governmental Approvals, including determining which filings are required or advisable to obtain the Governmental Approval of, or any exemption by, any Governmental Authority; provided, that, without limiting Purchaser’s other obligations under this Section 6.8 (including the affirmative actions Purchaser and its Affiliates are required to take), Purchaser shall be entitled to make the final determination as to the appropriate course of action. In furtherance and not in limitation of the foregoing, each party agrees that it will use its reasonable best efforts to file or cause to be made (A) as promptly as practicable, but in any event no later than ten (10) Business Days following the date of this Agreement, (w) any required notification under the ITAR with DDTC, (x) any required notification and report forms under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), (y) a draft joint voluntary notice under the CFIUS Authorities with CFIUS (and subsequently take such actions described in Section 6.8(f))) and (z) an initial notification to DCSA of the transactions pursuant to the current National Industrial Security Program Operating Manual Rule, 32 C.F.R. Part 117 (the “NISPOM Rule”), and any other applicable U.S. national industrial security regulations (and subsequently take such actions described in Section 6.8(g)) and (B) as promptly as practicable, any filing with or notification to any other competent Governmental Authorities set forth on Schedule 6.8(a) of the Seller Disclosure Schedule.
(b)In connection with, and without limiting, the efforts referenced in Section 6.8(a), each of Seller and Purchaser shall, and shall cause its respective Affiliates to, (i) furnish to the other party such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable Antitrust Law, under the ITAR or any other applicable Customs & Trade Laws, under the CFIUS Authorities or under other applicable Legal Requirements (provided, that, each of Seller and Purchaser may, as each may determine is reasonably necessary, designate competitively sensitive or national security sensitive materials and information provided to the other pursuant to this Section 6.8(b) as “Outside Counsel Only”, and such materials and information shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Purchaser, as the case may be) or its legal counsel, and that any materials shared may be redacted before being provided to the other party (A) to remove references concerning the valuation of the Business and (B) as necessary to comply with contractual arrangements; provided, further, that the parties need not provide each other any exhibits to communications providing the personal identifying information required by the CFIUS Authorities or any communications that are otherwise requested by CFIUS to remain confidential), (ii) permit the other party to review any filing or submission prior to forwarding to the FTC, the DOJ, CFIUS, DCSA and other Governmental Authorities (except where such material is confidential to a party, in which case it will be provided, subject to applicable Legal Requirements, to the other party’s counsel on an “external counsel only” basis) and consider in good faith any reasonable comments made by that other party, (iii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authorities and comply as promptly as practicable with any such inquiry or request (and in any event in accordance with applicable regulatory requirements) and (iv) not participate in any substantive meeting or discussion, either in person or by telephone or videoconference, with any Governmental Authority in connection with the Transactions, unless it (A) consults with the other party in advance and (B) gives the other party the opportunity to attend and participate; provided that a party shall not be required to give the other party the opportunity to attend and participate to the extent (1) prohibited by such Governmental Authority or (2) such Governmental Authority explicitly requests to communicate exclusively with one party). Whether or not the Transactions are consummated, Purchaser shall be responsible for the payment of all filing fees and disbursements to any third party expert retained by Purchaser in connection with obtaining any approvals or making the notifications or filings required pursuant to this Section 6.8, including, for the avoidance of doubt, with respect to CFIUS Clearance and the implementation of any FOCI Mitigation Plan.  Purchaser hereby agrees to use reasonable best efforts to provide, or cause its applicable Controlled Affiliates to provide, such security and assurances as to financial capability, resources and creditworthiness as may be requested by any such Governmental Authority or other third party whose Consent is sought in connection with the Transaction.
(c)Purchaser and Seller shall not, and shall cause their respective Affiliates not to, (i) acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or (ii) agree to consummate any license or co-development or production agreement (for the avoidance of doubt, this clause (ii) shall not apply to commercial activities in the ordinary course of business), if, in each case, the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, transaction, license or agreement, would reasonably be expected to (A) impose material delay in the obtaining of, or materially increase the risk of not obtaining, any Governmental Approvals or the expiration or termination of any applicable waiting period under any Legal Requirement, (B) materially increase the risk of any Governmental Authority entering an Order prohibiting or materially delaying the consummation of the Transaction or (C) prevent or materially delay the consummation of the Transactions.
(d)Notwithstanding anything in this Section 6.8 to the contrary, nothing in this Agreement shall require, or be deemed to require (i) Purchaser or Seller, or any of their respective Affiliates, to propose, negotiate, offer to commit, effect or agree to any sale, divestiture, license or disposition of assets or businesses, or to any behavioral remedy, in each case that is not conditioned upon the consummation of the Transactions or (ii) Seller, or any of its Affiliates, to propose, negotiate, offer to commit, effect or agree to any sale, divestiture, license or disposition of assets or businesses, or to any behavioral remedy, of Seller or any of its Affiliates (other than of the Acquired Companies or the Business, subject to clause (i) above that it be conditioned upon the consummation of the Transactions). Notwithstanding anything in this Section 6.8 to the contrary, none of Seller or any of its Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Consent, including the actions set forth in this Section 6.8.  None of Seller or any of its Affiliates shall have any liability whatsoever to Purchaser arising out of or relating to the failure, in and of itself, to obtain any Governmental Approvals or other Consents that may be required in connection with the Transactions or because of the termination, in and of itself, of any Contract as a result thereof.  Purchaser acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached solely as a result of (i) the failure, in and of itself, to obtain any Governmental Approval or other Consent required in connection with the Transactions, (ii) any termination, in and of itself, of a Contract or (iii) any Proceeding commenced or threatened, in and of itself, by or on behalf of any Person arising out of or relating to the failure to obtain any such Governmental Approval or Consent or any such termination.
(e)Notwithstanding anything in this Agreement to the contrary (but subject to Section 6.8(d)), the “reasonable best efforts” of Purchaser shall be deemed to include, and Purchaser shall, and shall cause its Subsidiaries to, take any and all actions necessary or advisable to obtain expiration or termination of the required waiting periods and any consents, clearances or approvals required under or in connection with any Antitrust Laws or in connection with obtaining CFIUS Clearance and DCSA Approval and to avoid or eliminate each and every impediment under any Antitrust Laws or in connection with obtaining CFIUS Clearance (including all actions necessary to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition to, the receipt of CFIUS Clearance) or DCSA Approval (including all actions necessary to mitigate any national security concerns as may be requested or required by DCSA in connection with, or as a condition to, DCSA Approval), in each case, to cause the Closing and the Transactions to occur as soon as practicable following the date of this Agreement and, in any event, prior to the Outside Date, including (i) expeditiously complying with any requests or inquiries for additional information or documentation (including any “Second Request”) by any Governmental Authority, (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition or encumbrance of any and all of the capital stock, assets, rights, products or businesses of Purchaser, Purchaser’s Subsidiaries, the Business or the Acquired Companies, (B) the entrance into, and the assignment, amendment, modification or termination of, any Contracts or other arrangements of Purchaser, Purchaser’s Subsidiaries or the Acquired Companies and (C) any behavioral limitations, conduct restrictions or other restrictions or commitments on or with respect to the activities, businesses, services, products, product lines or assets of Purchaser, Purchaser’s Subsidiaries, the Acquired Companies or the Business, including terminating, amending or assigning existing relationships and contractual rights and obligations, continuing certain lines of business and agreeing to restrictions on pricing, settling any pending or threatened Proceeding (other than the type contemplated by the following clause (iii), including the payment of any Losses in settlement thereof) and (iii) contesting, defending and appealing any threatened or pending Proceeding or preliminary or permanent injunction or other Order or Legal Requirement that would adversely affect the ability of any party to consummate, or otherwise delay the consummation of, the Transactions; provided, however, that Purchaser shall not be required to take any of the actions contemplated by this Section 6.8(e), or offer or commit to take any such actions, in the event that such action contemplated by this Section 6.8(e) would reasonably be expected to result in a material adverse effect on the business, operations, financial condition or results of operations of Purchaser, Purchaser’s Subsidiaries (including the Acquired Companies) or the Business, in each case measured on a scale relative to the size of the Business.  For purposes of the CFIUS Clearance and the DCSA Approval, Seller shall use reasonable best efforts to cause the Acquired Companies to reasonably support Purchaser in its discussions with CFIUS and DCSA on the nature and scope of any mitigation conditions to achieve the least possible impact on the Acquired Companies and the Business; provided that, notwithstanding anything in this Section 6.8 to the contrary, neither Purchaser or the Acquired Companies shall be required to agree to any CFIUS or DCSA condition that would have the effect of altering the board and governance structure under Purchaser’s existing Special Security Agreement; provided, further, that any mitigation conditions shall become effectively only from and after, the Closing.
(f)Following the filing of the draft joint voluntary notice with CFIUS in accordance with Section 6.8(a), the parties shall promptly provide CFIUS with any additional or supplemental information requested by CFIUS with respect to such draft joint voluntary notice, and promptly (and in any event, no later than five (5) Business Days of receiving questions or comments from CFIUS on the draft joint voluntary notice) submit the final joint voluntary notice. The parties shall use reasonable best efforts to promptly respond (and, in any event, in accordance with applicable Legal Requirements) to any request for additional information, documents or other materials received after filing of the joint voluntary notice. Each of the parties shall respond to any request for information from CFIUS in the timeframe set forth in the CFIUS Authorities; provided, that any party, after consultation with each such other party, may request in good faith an extension of time pursuant to the CFIUS Authorities to respond to CFIUS requests for follow-up information; provided, further, that under no circumstance may a party request any extension that would reasonably be expected to cause CFIUS to reject the joint voluntary notice.
(g)With respect to the DCSA Approval, as promptly as practicable following the initial notification made in accordance with Section 6.8(a), the parties shall use reasonable best efforts to provide, or cause to be provided, the information necessary for DCSA to conduct a review of foreign ownership, control or influence pursuant to the current NISPOM Rule and any other applicable U.S. national industrial security regulations, and no later than fifteen (15) calendar days after the date of this Agreement, Purchaser shall submit to DCSA, and Seller shall cooperate in the submission of, a FOCI Mitigation Plan.
6.9Financing. Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain funds sufficient to pay all amounts payable in connection with the Transactions and the transactions contemplated by the other Transaction Agreements (including all of Purchaser’s and its Affiliates’ costs and expenses incurred in the evaluation, negotiation and execution of the Transactions and the transactions contemplated by the other Transaction Agreements).  Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges and agrees that Purchaser’s obligations under this Agreement are not conditioned in any manner whatsoever upon Purchaser obtaining the funds to satisfy its funding obligations contained in this Agreement, and the obtaining of the Debt Financing is not a condition to the Closing or the consummation of the Transactions.
6.10Financing Cooperation.
(a)Prior to the Closing, at Purchaser’s sole cost and expense, Seller shall cause the Acquired Companies to use commercially reasonable efforts to provide to Purchaser such customary cooperation reasonably requested in writing by Purchaser in connection with the Debt Financing; provided that such requests are timely made so as not to delay the Closing beyond the date that it would otherwise occur. Such cooperation shall include using commercially reasonable efforts to do the following (in each case, to the extent so requested as set forth above):
(1)causing management teams of the Acquired Companies, with appropriate seniority and expertise, at reasonable times and locations mutually agreed and upon reasonable advance written notice, to participate in a reasonable number of meetings, conference calls, drafting sessions, due diligence sessions and similar presentations to and with prospective lenders and rating agencies (with all of the foregoing to be virtual at Seller’s or such Persons’ request);
(2)reasonably assisting with the preparation of customary rating agency presentations, bank information memoranda and other customary marketing and syndication materials (which may only be distributed to a third party to the extent permitted by the Non-Disclosure Agreement or a separate confidentiality agreement entered into between Seller and such third party) reasonably and customarily required and reasonably requested by the Debt Financing Sources in connection with the Debt Financing, in each case solely with respect to information relating to the Acquired Companies; and
(3)furnishing Purchaser and the Debt Financing Sources, no later than three (3) Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, that has been reasonably requested by Purchaser in writing, at least fifteen (15) calendar days prior to the Closing Date.
(b)Purchaser acknowledges and agrees that Seller, its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Purchaser may raise in connection herewith, or any cooperation provided pursuant to this Section 6.10. Purchaser shall (i) promptly reimburse Seller and any of its Affiliates, and its and their respective Representatives (collectively, the “Seller Indemnitees”) for all of the out-of-pocket costs and expenses (including attorneys’ fees) incurred by such Seller Indemnitee in connection with this Section 6.10 and (ii) indemnify and hold harmless the Seller Indemnitees from and against all Taxes and Losses suffered or incurred, directly or indirectly, by any of them in connection with the Debt Financing (including any action pursuant to this Section 6.10), or any information used in connection therewith. Any use of Seller’s or its Controlled Affiliates’ logos in connection with the Debt Financing shall require Seller’s prior written consent; provided, however, that in the event and to the extent Seller provides such consent, such logos shall be used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage or otherwise adversely affect Seller or any of its Controlled Affiliates or the reputation or goodwill of Seller or any of its Affiliates or any of its or their respective products, services, offerings or Intellectual Property. All non-public or other confidential information provided by Seller, its Affiliates or their respective Representatives pursuant to this Section 6.10 shall be kept confidential in accordance with, and shall be subject to the terms of, the Non-Disclosure Agreement. Seller, its Affiliates and their respective Representatives shall be given a reasonable opportunity to review all presentations, bank information memoranda and similar marketing materials, materials for rating agencies and other documents prepared by or on behalf of or used by Purchaser or any of its Affiliates or used or distributed to any Debt Financing Source or any of its Affiliates in connection with the Debt Financing that include any logos of or information about or provided by the Business, Seller, its Affiliates, or their respective Representatives, and any such presentations, memoranda, materials or documents shall include a conspicuous disclaimer to the effect that none of Seller, its Affiliates or their respective Representatives has any responsibility or liability for the content of such document and that Seller, its Affiliates and their respective Representatives disclaim all responsibility therefor.
(c)Nothing in this Section 6.10 shall require any of Seller, its Affiliates or their respective Representatives to:
(1)waive or amend any terms of this Agreement or any Transaction Agreement or pay, agree to pay or reimburse any commitment or other fee or any expenses in connection with any Debt Financing (other than, in the case of any such fees or expenses, those of the Acquired Companies that only take effect upon the Closing and that terminate with no liability to Seller or any of its Affiliates or their respective Representatives upon termination of this Agreement);
(2)take any action that would, or would reasonably be expected to, result in Seller or any of its Affiliates or their respective Representatives incurring any actual or potential liability or giving or being required to give any indemnity in connection with the Debt Financing (other than those of the Acquired Companies that only take effect upon the Closing and that terminate with no liability to Seller or any of its Affiliates or their respective Representatives upon termination of this Agreement);
(3)take any action that would require Seller or any of its Affiliates or their respective Representatives to execute, deliver, enter into or perform any document, agreement, certificate or instrument with respect to the Debt Financing (other than those of the Acquired Companies that only take effect upon the Closing and that terminate with no liability to Seller or any of its Affiliates or their respective Representatives upon termination of this Agreement), or provide (or cause any of their Representatives to provide) any accountants’ comfort letter, reliance letter, legal opinion or other opinion of counsel;
(4)adopt resolutions or execute consents to approve or authorize the Debt Financing;
(5)take any action that would unreasonably interfere with the Business or the other businesses or operations of Seller or any of its Affiliates or their respective Representatives;
(6)take any action that would cause any representation or warranty in this Agreement or any Transaction Agreement to be breached or become inaccurate or that would breach any covenant in this Agreement or any Transaction Agreement;
(7)take any action that would conflict with or violate, or that could reasonably be expected to conflict with or violate, the organizational documents of Seller or any of its Affiliates or applicable Legal Requirements;
(8)take any action that would result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Contract to which Seller or any of its Affiliates or their respective Representatives is a party or bound or any obligations of confidentiality binding on Seller or any of its Affiliates or their respective Representatives;
(9)provide access to or disclose information that constitutes attorney work product or that Seller determines would jeopardize any attorney-client privilege of Seller or any of its Affiliates or their respective Representatives or which is restricted or prohibited under applicable Legal Requirements;
(10)cause any director, officer, employee or other Representative of Seller or any of its Affiliates to incur any actual or potential personal liability; or

(11)prepare any financial statements, projections or other similar materials.
(d)Notwithstanding anything in this Agreement to the contrary, the parties agree that any action taken or omitted to be taken by Seller, its Affiliates or any of their respective Representatives with respect to the matters contemplated by this Section 6.10 will not be taken into account for purposes of determining whether any of the conditions contained in Section 10.1 have been satisfied or whether any of Purchaser’s rights of termination arise under Section 11.1(c).
6.11Insurance.
(a)Purchaser acknowledges and agrees that (i) the coverage under all insurance policies or self-insurance policies or programs, including those relating to the Acquired Companies and the Business, arranged or maintained by or for the benefit of Seller or any of its Affiliates (in each case other than insurance policies or self-insurance policies or programs that are maintained and held exclusively by the Acquired Companies) (collectively, the “Insurance Policies”) shall not be available or transferred to Purchaser, the Acquired Companies or the Business, (ii) as of the Closing, the Acquired Companies and the Business shall cease to be insured by the Insurance Policies and (iii) it is Purchaser’s sole responsibility to arrange for its own insurance policies or self-insurance policies or programs with respect to the Acquired Companies and the Business.  Notwithstanding the foregoing, Seller shall use commercially reasonable efforts to direct any carriers for any of its third-party Insurance Policies (excluding, for clarity, self-insurance policies or programs) affording coverage for the Acquired Companies or the Business to continue to process any claims made thereunder by the Acquired Companies or the Business to the extent such claims were made prior to the Closing and reasonably cooperate with Purchaser following the Closing in connection therewith (in all cases if and to the extent permissible under the terms and conditions of the applicable Insurance Policies), and any such claims shall be further subject to Section 6.11(b) mutatis mutandis.
(b)Notwithstanding the foregoing in Section 6.11(a), with respect to any events or circumstances relating to the Acquired Companies or the Business that occurred or existed prior to the Closing that are covered by occurrence-based third-party Insurance Policies (excluding, for clarity, self-insurance policies or programs) (the “Occurrence-Based Policies”), Purchaser or the Acquired Companies, as applicable, may, at Purchaser’s reasonable request, after the Closing and subject to prior consultation with Seller, make claims and seek coverage with respect to such events or circumstances under such Occurrence-Based Policies and retain claims made prior to the Closing subject to the terms and conditions of such Occurrence-Based Policies; provided, that (i) Purchaser and the Acquired Companies shall exclusively bear the amount of any “deductibles”, retentions or premium increases associated with any such claims under such Occurrence-Based Policies and shall otherwise be liable for all uninsured or unrecovered amounts of such claims (provided this shall not be construed to affect or limit the ability of Purchaser or its Affiliates (including the Acquired Companies) to recover under the R&W Insurance Policy), (ii) Purchaser and the Acquired Companies shall be liable, and shall reimburse Seller, for any fees, costs or expenses incurred by Seller or its Affiliates through the insurers or reinsurers of such Occurrence-Based Policies relating to such claims, (iii) any amounts to be remitted to Purchaser or the Acquired Companies in respect of any insurance claim under this Section 6.11 shall be paid net of any amounts incurred by Seller or its Affiliates in accordance with clause (ii) and (iv) with respect to coverage claims or requests for benefits asserted by Purchaser or the Acquired Companies under such Occurrence-Based Policies, Seller shall use commercially reasonable efforts not to waive or settle such insurance claims without the consent of Purchaser and, at Purchaser’s cost and upon Purchaser’s reasonable request, shall use commercially reasonable efforts to cooperate with Purchaser and the Acquired Companies, as applicable, in filing any insurance claims and in the collection of insurance proceeds and at Purchaser’s reasonable request and sole cost and expense (including, for clarity, prompt reimbursement to Seller of its reasonable and documented out-of-pocket costs and any expenses, including of its Representatives), Seller shall use commercially reasonable efforts to pursue, or cause to be pursued, collection of insurance proceeds unless Seller reasonably determines, in consultation with Purchaser, that collection of a material amount of insurance proceeds is not reasonably likely.  Seller or its applicable Affiliate (other than the members of the Acquired Companies) may amend or modify any insurance policy or program (including the Occurrence-Based Policies) in the manner it deems appropriate to give effect, from and after the Closing, to this Section 6.11 or for any other purpose in the ordinary course of business; provided that (x) no such amendment or modification may disproportionately impair the rights of Purchaser and the Acquired Companies to access the Occurrence-Based Policies as set forth herein as compared to the rights of Seller and its other Affiliates with respect to the Occurrence-Based Policies, (y) Seller or its applicable Affiliates shall use commercially reasonable efforts to cause the terms of such policies, including any deductibles and self-insured retentions, to remain unaffected by the terms of this Agreement with respect to events prior to and including the Closing Date and (z) Seller or its applicable Affiliate (other than the members of the Acquired Companies) shall use commercially reasonable efforts to maintain in effect each Occurrence-Based Policy until the expiration of the term of such policy or program (and not terminate such policy or program prior to such expiration). This Section 6.11 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 6.11 is intended to waive or abrogate in any way Seller’s own rights to insurance coverage for any liability.  Purchaser must give Seller notice of any claim to be made under the Occurrence-Based Policies in accordance with this Section 6.11 no later than the third (3rd) anniversary of this Agreement, after which Purchaser shall no longer have the right to make new claims under this Section 6.11.
(c)With respect to any claims-made policies set forth on Schedule 6.11(c) of the Seller Disclosure Schedule, prior to the Closing, the Acquired Companies shall, at the written request and direction of Purchaser reasonably in advance of the Closing Date, use commercially reasonable efforts to obtain, at Purchaser’s sole expense and with effect from the Closing, a “tail” extension of any existing claims-made policy (as so requested by Purchaser) issued to or maintained or held by the Acquired Companies or covering any of the Acquired Companies or the Business (other than D&O Insurance, which is addressed in Section 7.3(c)), for a claims reporting or discovery period of three years (if three years is permitted by such policy) from and after the Closing, with respect to any claims related to any period of time at or prior to the Closing, with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under each such policy existing at the Closing, and with Purchaser and the Acquired Companies as named insureds.
6.12R&W Insurance Policy. If Purchaser or any of its Affiliates elects to obtain a buy-side representations and warranties insurance policy in connection with the Transactions (the “R&W Insurance Policy”), Purchaser agrees that the R&W Insurance Policy shall provide that (a)

the insurer shall irrevocably waive and not pursue, directly or indirectly, any claims against Seller or any of its Affiliates or Representatives (by way of subrogation, claim for contribution or otherwise) in connection with this Agreement and the Transactions, other than in the case of Fraud and then only to the extent of such Fraud and (b) Seller and its Affiliates or Representatives shall be express third-party beneficiaries of such provision. Purchaser shall not (and shall cause its Affiliates not to) amend or modify in any material respect that is adverse to Seller and its Affiliates or Representatives, or otherwise novate, assign, waive or terminate, in each case the provisions in clauses (a) and (b) of the immediately preceding sentence without the prior written consent of Seller, which consent shall be in Seller’s sole discretion. Purchaser shall be solely responsible for all costs to procure, maintain and make claims under the R&W Insurance Policy, including all premiums, broker fees, underwriting fees, retentions, Taxes, expenses and costs of any nature whatsoever. Purchaser acknowledges and agrees that the absence of coverage under the R&W Insurance Policy for any reason, including the insolvency of, or breach of any R&W Insurance Policy by, any insurer thereunder, the failure of Purchaser to file notices or claims that are timely and sufficient under any R&W Insurance Policy, or the failure by any insurer under any R&W Insurance Policy to make any payments to Purchaser under such R&W Insurance Policy, or to deny coverage, for any reason, under such R&W Insurance Policy shall not expand, alter, amend, change or otherwise affect Seller’s liability under this Agreement.

6.13Litigation Support.
(a)Subject to Section 6.7, Section 6.8 and Section 12.16, in the event and for so long as (i) Seller or any of its Affiliates is defending any Proceeding, charge or demand by a third party (other than an action brought against or by Purchaser or any of its Affiliates) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any Loss in connection with (A) the Transactions (including in connection with recovering under the R&W Insurance Policy) or (B) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction relating to, in connection with or arising from the pre-Closing activity of the Business or the Acquired Companies, or (ii) Purchaser or any Acquired Company is defending any Proceeding, charge or demand by a third party (other than an action brought against or by Seller or any of its Affiliates) or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any Loss in connection with (A) the Transactions or (B) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction relating to, in connection with or arising from the pre-Closing activity of the Business or the Acquired Companies, the other party shall, and shall cause its other Affiliates and its and their officers and employees to, and shall use its reasonable best efforts to cause its and their other Representatives to, cooperate with the defending party and its Affiliates and its and their counsel in such defense (to the extent reasonably necessary for such defense), including making available its personnel, participating in meetings, providing such testimony and access to their books and records and taking such other actions as shall be reasonably necessary in connection with such defense, to the extent reasonably requested by, and at the sole cost and expense of, the defending party; provided, however, that nothing in this Agreement shall require either party or its Affiliates to provide access or to disclose information in connection with a Proceeding between the parties (or their respective Affiliates), where the disclosing party reasonably concludes in good faith (upon the advice of counsel) that there is a divergence in the parties’ respective interests, or where such party reasonably believes in good faith that such access or disclosure would contravene any Legal Requirement (including Data Protection Laws) or the terms of any Contract, would result in the waiver of any legal privilege or work-product protection, or would cause significant competitive harm to such party, its Affiliates or their respective businesses; provided, further, that, in any such case, the appliable party will, to the extent permitted by applicable Legal Requirements, notify the other in reasonable detail of the circumstances giving rise to any non-disclosure pursuant to the foregoing and the parties shall use commercially reasonable efforts to identify and pursue a permissible method to provide such access or disclosure of such information in a manner that would not result in any of the outcomes described therein; provided, further, that nothing in this Agreement shall limit any rights of discovery.  Subject to Section 6.2(c), nothing in this Section 6.13 shall require any party or any their respective Affiliates to enter into any joint defense agreements.
(b)From and after the Closing, Seller shall reimburse the Acquired Companies for the actual amount paid by the Acquired Companies in settlement or upon a judgment of a court of competent jurisdiction (the “Specified Losses”) for the legal proceeding set forth on Schedule 6.13(b)(i) of the Seller Disclosure Schedule (the “Specified Litigation”) as set forth on Schedule 6.13(b)(ii) of the Seller Disclosure Schedule (for the avoidance of doubt, for purposes of this Section 6.13(b), attorneys’ fees of Purchaser and its Affiliates and their respective former and current Representatives in connection with the Specified Litigation are the sole responsibility of Purchaser and its Affiliates and their respective former and current Representatives).
(c)With respect to the Specified Litigation, Purchaser and its Affiliates shall not, except with the written consent of Seller (not to be unreasonably withheld, conditioned or delayed), enter into any settlement, voluntary order or other voluntary resolution that results in Seller having any monetary payment obligations under Section 6.13(b).
6.14Registered Office Addresses. To the extent an Acquired Company uses any facility address of Seller or any of its Affiliates (other than the Acquired Companies) as a registered office address, Purchaser shall, at Purchaser’s sole cost and expense, take any and all actions to transfer the registered office address of any such Acquired Company to the registered office address of Purchaser or any of its Affiliates effective as of, and subject to the occurrence of, the Closing.
6.15Segregation of Email and Messaging Accounts. Purchaser hereby acknowledges and agrees that prior to the Closing Date, Seller shall be entitled to undertake a review of the email accounts and any other stored messages of Company Employees set forth on Schedule 6.15 of the Seller Disclosure Schedule to identify any emails (and other content, including attachments and contacts) and stored messages that are related exclusively to the business of Seller and its Affiliates (other than the Business) (collectively, the “Excluded Emails and Messages”), and to delete from such email message accounts any Excluded Emails and Messages, such that Excluded Emails and Messages are not included in such email accounts as of the Closing Date.
6.16DDTC 60-Day. The parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to ensure all required filings are made with DDTC under the ITAR. The parties shall file jointly the notice, or separately the notices, required by Section 122.4(b) of the ITAR so that prior to the Closing, sixty (60) days shall have elapsed following the submission of the notice(s). The parties shall cooperate with each other in connection with the submission of any such notice(s), including the provision of any such information necessary for submission of the notice(s) required by Section 122.4(b) of the ITAR, as well as any other filings required under the ITAR.

6.17Resignations. Seller shall use reasonable best efforts to deliver to Purchaser on the Closing Date resignation letters, in form and substance reasonably acceptable to Purchaser, of such members of the board of directors of each of the Acquired Companies and such officers of each of the Acquired Companies which have been requested in writing by Purchaser at least ten (10) Business Days prior to the Closing Date, such resignation letters to be effective concurrently with, and subject to the occurrence of, the Closing.
6.18Pre-Closing Reorganization.
(a)Prior to the Closing, Seller shall, and shall cause its applicable Affiliates to, effect the contribution of all of the issued and outstanding equity interests of Topaz to the Company and thereafter to the Company Subsidiary, such that Topaz will be a wholly-owned Subsidiary of the Company Subsidiary (such transactions, the “Topaz Reorganization”).
(b)Prior to the Closing, the parties shall negotiate in good faith, acting reasonably, and mutually agree to one or more commercial and services Contracts on arms’-length terms to provide Seller and its Controlled Affiliates following the Closing the services and benefits that Topaz provides to Seller and such Controlled Affiliates as of the date of this Agreement.
(c)Prior to the Closing, Seller shall effectuate the transfers of real estate interests held by Seller as set forth on Annex B (the “Real Estate Reorganization Plan”); provided, that, subject to Section 6.4(c) and the following proviso, but notwithstanding anything else in this Agreement to the contrary, the occurrence of the matter set forth on Schedule 6.18(c) of the Seller Disclosure Schedule, shall not, in and of itself, constitute any breach of this Section 6.18(c); provided, further, that in the event that the Closing occurs prior to the completion of the matter set forth in Item 3(a) of the Real Estate Reorganization Plan, Seller shall, and shall cause its Controlled Affiliates to, use reasonable best efforts, and Purchaser shall, and shall cause the Acquired Companies to, reasonably cooperate with Seller, to complete the Real Estate Reorganization Plan with respect to such matter as promptly as practicable after the Closing, and, until such time as the Real Estate Reorganization Plan is so completed, Seller shall, and shall cause its Controlled Affiliates to, use reasonable best efforts to provide all of the benefits of the Real Estate Reorganization Plan to Purchaser as if it had been completed, at no additional cost to Purchaser.
(d)At least ten (10) Business Days prior to effectuating the Topaz Reorganization or the Real Estate Reorganization Plan, as applicable, Seller shall deliver to Purchaser any documentation or agreements effectuating such transactions, and such documentation or agreements shall be in form and substance reasonably acceptable to Purchaser acting in good faith (such acceptance not to be unreasonably withheld, conditioned or delayed). Without limiting the generality of the foregoing, Seller shall, at least ten (10) Business Days prior to effectuating the Real Estate Reorganization Plan, submit the proposed Purchase Price (as defined in Annex B) to Purchaser for its review and consent acting in good faith (such consent not to be unreasonably withheld, conditioned or delayed).

Article VII

ADDITIONAL COVENANTS OF THE PARTIES
7.1Transitional Trademark Rights.
(a)It is expressly agreed that, subject to Section 7.1(b), Purchaser and its Affiliates (including, as of the Closing, the Acquired Companies), do not have any right, title or interest (whether express or implied) in, to or under any Trademark consisting of, incorporating or confusingly similar to, any Trademark of Seller or its Affiliates (other than the Acquired Companies) set forth on Schedule 7.1(a) of the Seller Disclosure Schedule, including the Seller Transitional Trademarks, but excluding the Standalone Go Beyond Mark (which the Parties acknowledge and agree is included in the Owned IP and exclusively owned by an Acquired Company as of the date hereof and the Closing) (such Trademarks, the “Seller Mark”). Subject to Section 7.1(b), as of the Closing, Purchaser (i) shall cause the Acquired Companies to cease any and all use of the Seller Marks (including in the respective corporate or other legal names of the Acquired Companies); (ii) will not, and shall cause its Affiliates not to, (A) adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any Seller Mark (including the Seller Transitional Trademarks) or any component part thereof or any colorable imitation thereof (including any non-English language variation thereof), or any confusingly similar name, mark, dress, number or other designation, or any confusingly similar or dilutive name, mark, dress, number or designation or (B) contest the use, ownership, validity or enforceability of any rights of Seller or any of its Affiliates in or to any Seller Mark and (iii) shall not, and shall cause its Affiliates not to, otherwise do anything inconsistent with Seller’s ownership of the Seller Marks or do or cause to be done any act or thing that will in any way impair the rights of Seller in and to the Seller Transitional Trademarks or Seller’s goodwill therein or have any dilutive effect thereupon.
(b)Notwithstanding the restrictions set forth in Section 7.1(a), Seller, on behalf of itself and its Controlled Affiliates, hereby grants the Acquired Companies a limited right to utilize the Seller Transitional Trademarks following the Closing solely in substantially the same manner of such use and solely for the administration of the Business as conducted immediately prior to the Closing Date, for a period of three (3) months following the Closing Date (the “Transitional Trademark End Date”); provided, that (i) any goodwill generated by the Acquired Companies’ use of the Seller Transitional Trademarks during the period following the Closing shall inure to the benefit of Seller; (ii) any products or services provided by or on the behalf of the Acquired Companies in connection with the Seller Transitional Trademarks shall be consistent with the use of such Seller Transitional Trademarks prior to the Closing Date, including with respect to quality standards and (iii) to the extent the Seller Transitional Trademarks are being used, the Acquired Companies shall continue to display the Seller Transitional Trademarks in the same manner they were displayed prior to the Closing Date. In the event Seller identifies any breach of this Section 7.1(b), the Acquired Companies shall promptly remedy such breach. No later than the Transitional Trademark End Date, Purchaser shall cause the Acquired Companies to destroy, or remove, strike over, cover over or otherwise eliminate all Seller Transitional Trademarks (which do not include the Standalone Go Beyond Mark) from all materials (whether written, electronic or otherwise) publicly displaying the Seller Transitional Trademarks in its possession. Seller shall have the right to terminate the foregoing license, effective upon thirty (30)

days’ written notice to Purchaser, if the Acquired Companies fail to materially comply with the terms and conditions regarding such license set forth herein; provided, that such license shall not terminate if the Acquired Companies cure any such default prior to the expiration of such thirty (30) day notice period. Notwithstanding the foregoing, nothing in this Section 7.1 is intended to prohibit any use (or require any destruction, removal, striking or covering over, or other elimination) by Purchaser or its Affiliates of any Seller Transitional Trademarks (A) that are included on any Business products or related materials that have been produced (or are in production) prior to the Transitional Trademark End Date, until such products or materials have been exhausted, (B) on non-public fixed assets and personal property of the Business that include an indelible Seller Transitional Trademark, (C) for internal business purposes, including in internal or archived records or systems, (D) to the extent required by Legal Requirements or (E) to factually refer to the historical relationship between Seller and its Affiliates and the Business, including in historical, tax, regulatory and similar records, or as otherwise permitted by “fair use” in accordance with applicable Legal Requirements.
(c)It is expressly agreed that, Seller and its Controlled Affiliates (other than the Acquired Companies), do not have any right, title or interest (whether express or implied) in, to or under any Trademark consisting of, incorporating or confusingly similar to, any Trademark of the Acquired Companies set forth on Schedule 4.11(a)(2) of the Seller Disclosure Schedule (the “Business Trademarks”). As of the Closing, Seller (i) shall, and shall cause its Controlled Affiliates to, cease any and all use of the Business Trademarks and the Combination Mark (including in the respective corporate or other legal names of Seller or its Controlled Affiliates); (ii) will not, and shall cause its Controlled Affiliates not to, (A) adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any such Trademark or any component part thereof or any colorable imitation thereof (including any non-English language variation thereof), or any confusingly similar name, mark, dress, number or other designation, or any confusingly similar or dilutive name, mark, dress, number or designation, provided, notwithstanding such limitation, Seller shall have the right to maintain the existing (as of the Closing) registration of, but not use, the Combination Mark or (B) contest the use, ownership, validity or enforceability of any rights of the Acquired Companies in or to any Business Trademark and (iii) shall not, and shall cause its Controlled Affiliates not to, otherwise do anything inconsistent with the Acquired Companies’ ownership of such Business Trademarks or do or cause to be done any act or thing that will in any way impair the rights of the Acquired Companies in and to the Business Trademarks or the Acquired Companies’ goodwill therein or have any dilutive effect thereupon, provided, in each case, that with respect to the Combination Mark, the foregoing covenants and limitations shall not apply to the word BALL as a standalone word or as used in combination with any other word, phrase, or Trademark other than a Business Trademark, including the Standalone Go Beyond Mark, and the Parties acknowledge and agree that the word Ball is a Seller Mark and exclusively owned by Seller or its Controlled Affiliates (other than the Acquired Companies) as of the date hereof and the Closing.
(d)Notwithstanding the restrictions set forth in Section 7.1(c), subject to the terms of this Section 7.1(d), the Acquired Companies hereby grant Seller and its Controlled Affiliates a limited right to utilize the Business Trademarks following the Closing solely in substantially the same manner of such use and solely for the administration of Seller’s and its Controlled Affiliates’ business as conducted immediately prior to the Closing Date, from the period starting on the Closing Date until the Transitional Trademark End Date; provided, that (i)

any goodwill generated by Seller’s or its Controlled Affiliates’ use of the Business Trademarks during the period following the Closing shall inure to the benefit of Acquired Companies; (ii) any products or services provided by or on the behalf of Seller or its Controlled Affiliates in connection with the Business Trademarks shall be consistent with the use of such Trademarks prior to the Closing Date, including with respect to quality standards and (iii) to the extent the Business Trademarks are being used, Seller and its Controlled Affiliates shall continue to display the Business Trademarks in the same manner they were displayed prior to the Closing Date.  In the event Purchaser or an Acquired Company identifies any breach of this Section 7.1(d), Seller and its Controlled Affiliates shall promptly remedy such breach. No later than the Transitional Trademark End Date, Seller shall, and shall cause its Controlled Affiliates to, destroy, or remove, strike over, cover over or otherwise eliminate all Business Trademarks (including the Combination Mark, but subject to the final proviso of Section 7.1(c)) from all materials (whether written, electronic or otherwise) publicly displaying the Business Trademarks in its possession. Purchaser shall have the right to terminate the foregoing license, effective upon thirty (30) days’ written notice to Seller, if Seller or its Controlled Affiliates fail to materially comply with the terms and conditions regarding such license set forth herein; provided, that such license shall not terminate if Seller or its Controlled Affiliate, as applicable, cures any such default prior to the expiration of such thirty (30) day notice period. Notwithstanding the foregoing, nothing in this Section 7.1 is intended to prohibit any use (or require any destruction, removal, striking or covering over, or other elimination) by Seller or its Controlled Affiliates of any Business Trademarks IP (A) that are included on any products or related materials that have been produced (or are in production) prior to the Transitional Trademark End Date, until such products or materials have been exhausted, (B) on non-public fixed assets and personal property that include an indelible Business Trademark, (C) for internal business purposes, including in internal or archived records or systems, (D) to the extent required by Legal Requirements or (E) to factually refer to the historical relationship with the Acquired Companies, including in historical, tax, regulatory and similar records, or as otherwise permitted by “fair use” in accordance with applicable Legal Requirements.
7.2Closing and Post-Closing Access to Information.
(a)Prior to or at the Closing, Seller shall, and shall cause its Controlled Affiliates (other than the Acquired Companies) to, use commercially reasonable efforts to deliver to the Acquired Companies all books, records and documents, in any form or medium, to the extent related to the Business or the Acquired Companies (in each case including any applicable attorney-client privilege, attorney work product protection and expectation of client privilege attaching to any such books, records and documents) and in the possession of Seller and its Controlled Affiliates (other than the Acquired Companies), other than books, records and documents the provision of which is subject to the Transition Services Agreement.
(b)Without limiting Seller’s obligations under Section 7.2(a), from and after the Closing for a period of seven (7) years, Seller shall, and shall cause its Controlled Affiliates to, and Purchaser shall, and shall cause its Affiliates (including the Acquired Companies) to, afford the other and its Affiliates and their respective Representatives, during normal business hours, upon reasonable request and advance notice, reasonable access to the books and records of Seller and its Controlled Affiliates or each Acquired Company and their Affiliates and the Business, as applicable, in each case, to the extent related to the Acquired Companies or the Business and for periods prior to the Closing, and to make copies of such books and records at the accessing party’s expense, to the extent that (i) in the case of Purchaser, such access is requested for reasonable business purposes, including in connection with financial statements, any potential Proceeding or investigation by or before a Governmental Authority and stock exchange, foreign securities, SEC or other Governmental Authority reporting obligations or (ii) in the case of Seller, such access is requested for reasonable business purposes, including financial statements, any potential Proceeding or investigation by or before a Governmental Authority and stock exchange, foreign securities, SEC or other Governmental Authority reporting obligations; provided, that the foregoing shall not require Seller or Purchaser or its respective Affiliates to provide access or to disclose information in connection with a Proceeding either between the parties (or their respective Affiliates), or where such party reasonably believes in good faith that such access or disclosure would contravene any Legal Requirement (including Data Protection Laws) or the terms of any Contract, would result in the waiver of any legal privilege or work-product protection, or would cause significant competitive harm to such party, its Affiliates or their respective businesses; provided, further, that, in any such case, the appliable party will, to the extent permitted by applicable Legal Requirements, notify the other in reasonable detail of the circumstances giving rise to any non-disclosure pursuant to the foregoing and the parties shall use commercially reasonable efforts to identify and pursue a permissible method to provide such access or disclosure of such information in a manner that would not result in any of the outcomes described therein; provided, further, that nothing in this Agreement shall limit any rights of discovery in any Proceeding; provided, further, that the foregoing shall not expand or otherwise affect Seller’s obligations under the Transition Services Agreement. For the avoidance of doubt, this Section 7.2 shall not govern access to information relating to Taxes, which access is governed solely by Section 8.5.
7.3D&O Indemnification.
(a)From and after the Closing until the date that is six (6) years after the Closing Date, Purchaser shall cause the Acquired Companies to, (i) indemnify, defend and hold harmless all of the past and present officers and directors (in their capacities as such) of each of the Acquired Companies (collectively, the “D&O Indemnitees”) from and against all costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim or Proceeding arising out of, relating to or resulting from the fact that such D&O Indemnitee is or was an officer or director of any Acquired Company or is or was serving at the request of any Acquired Company as an officer, director, trustee, member, manager or employee of any other Person, in each case at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including with respect to acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions) and provide advancement of expenses to the D&O Indemnitees; provided, that any D&O Indemnitee to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Legal Requirements, in all such cases, to the greatest extent that such Persons are indemnified or have the right to advancement of expenses prior to the Closing by any Acquired Company pursuant to (x) its organizational documents in existence as of the date of this Agreement and (y) the indemnification agreements in existence as of the date of this Agreement and set forth on Schedule 7.3 of the Seller Disclosure Schedule (the “D&O Indemnification Agreements”), (ii) without limitation of the foregoing clause (i), to the fullest extent permitted by applicable Legal Requirement, include and not amend, repeal or modify and otherwise cause to be maintained in effect the provisions regarding elimination of liability of officers and directors, and indemnification of and advancement of expenses to officers, directors and employees contained in the organizational documents of any Acquired Company and (iii) without the consent of the applicable D&O Indemnitee (not to be unreasonably conditioned, delayed or withheld), not settle, compromise or consent to the entry of any judgment in any Proceeding or threatened Proceeding (and in which indemnification would reasonably be expected to be sought by a D&O Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnitee from all liability arising out of, relating to or resulting from such Proceeding.
(b)Prior to the Closing, the Acquired Companies shall, at Purchaser’s expense and with effect from the Closing, obtain a “tail” extension of the directors’ and officers’ liability coverage of Seller’s existing directors’ and officers’ insurance policies and fiduciary liability insurance policies (the “D&O Insurance”) covering persons who are (at or prior to the Closing) currently or who were officers or directors of any of the Acquired Companies (in their capacities as such) for a claims reporting or discovery period of six years from and after the Closing with respect to any claims related to any period of time at or prior to the Closing, with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the D&O Insurance; provided, that the aggregate cost for such “tail” insurance shall not exceed an amount to be mutually agreed by the parties (the “Maximum Amount”). If the Acquired Companies are unable to obtain such “tail” policy at an aggregate cost less than or equal to the Maximum Amount, the Acquired Companies shall instead, in consultation with Purchaser, obtain as much comparable insurance as possible for an aggregate cost equal to the Maximum Amount.
(c)If, following the Closing until the date that is six (6) years after the Closing Date, any Acquired Company, or any of its respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Acquired Company or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 7.3.
(d)The rights of the D&O Indemnitees under this Section 7.3 shall be in addition to any rights such D&O Indemnitees may have under the organizational documents of the Acquired Companies, or under any applicable Contracts or Legal Requirements, and Purchaser shall, and shall cause each of the Acquired Companies to honor and perform under all D&O Indemnification Agreements entered into by the Acquired Companies as in effect as of the date of this Agreement.
(e)The obligations of Purchaser and the Acquired Companies under this Section 7.3 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnitee (including such Person’s successors, heirs and legal representatives) to whom this Section 7.3 applies without the written consent of such affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees to whom this Section 7.3 applies shall be third-party beneficiaries of this Section 7.3, and this Section 7.3 shall be enforceable by such D&O Indemnitees and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Purchaser and each Acquired Company).

7.4Non-Solicit.
(a)From and after the Closing until the date that is twelve (12) months after the date of the Closing, Seller will not, and will not permit any of its Controlled Affiliates to, directly or indirectly, (i) induce or encourage any Transferred Employee with a gross annual base salary equal to or in excess of $280,000 to leave the employment of Purchaser or any of its Affiliates or (ii) solicit for employment or employ any such Transferred Employee with a gross annual base salary equal to or in excess of $280,000; provided, that the foregoing in this Section 7.4(a) shall not preclude Seller or any of its Controlled Affiliates from (A) making general solicitations (including through the use of third-party agencies or firms) not specifically directed toward any Transferred Employee (and hiring any Transferred Employee who affirmatively contacts Seller or any of its Controlled Affiliates for employment without prior solicitation or encouragement or in response to such general solicitation and not any other form of solicitation) or (B) hiring any Transferred Employee whose employment by Purchaser or any of its Affiliates is terminated prior (if terminated by such Transferred Employee and not by Purchaser or its applicable Affiliate, or if terminated by Purchaser or its applicable Affiliate “for cause”, at least three (3) months prior) to commencement of employment discussions between Seller or any of its Controlled Affiliates and such Transferred Employee.  If Seller breaches any of the foregoing covenants, Purchaser will be entitled to seek injunctive relief in addition to any other remedies that may be available under applicable Legal Requirements.
(b)Seller expressly acknowledges that (i) each of the restrictions contained in this Section 7.4 are reasonable in all respects (including with respect to subject matter, geographical scope and time period) and such restrictions are necessary to protect Purchaser’s interest in, and value of, the Acquired Companies’ businesses (including the goodwill inherent therein), (ii) Seller is primarily responsible for the creation of such value, (iii) the transactions contemplated by this Agreement constitute good, valid and binding consideration for Seller’s obligations, covenants and agreements contained in this Section 7.4 and (iv) Purchaser would not have entered into this Agreement or any of the transactions contemplated hereby without the restrictions contained in this Section 7.4 and this Section 7.4 being in full force and effect and binding and enforceable covenants of Seller.  If a court of competent jurisdiction finds that the time period of any of the foregoing covenants is too lengthy or the geographic coverage or scope of any of the covenants is too broad, the restrictive time period will be deemed to be the longest period permissible under applicable Legal Requirement and the geographic coverage and scope will be deemed to comprise the largest coverage and scope permissible under applicable Legal Requirements.
7.5Further Assurances; Wrong Pockets.
(a)From time to time following the Closing, Seller shall, and shall cause its Controlled Affiliates to, and Purchaser shall, and shall cause its Controlled Affiliates to, at the sole cost and expense of the requesting party, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary to make effective the Transactions as may be reasonably requested by the other party; provided, however, that nothing in this Section 7.5(a) shall (i) require any party or any of its respective Affiliates to expend any money, commence or participate in any Proceeding, incur liabilities or offer or grant any accommodation (financial or otherwise) following the Closing or (ii) expand or otherwise affect Seller’s obligations under the Transition Services Agreement.
(b)If, for a period of twenty-four (24) months after the Closing, Seller or any of its Controlled Affiliates (i) receives funds (including any refund or other amount relating to any pre-Closing claim (in respect of workers’ compensation, third-party insurance or similar matters)) arising from the Business or (ii) owns or is in possession of any material asset (including Intellectual Property) primarily used or held for use in the conduct of the Business, then Seller shall promptly remit, transfer or assign, or cause its applicable Affiliate to remit, transfer or assign, such funds or asset to the Company or its designated Affiliate (and the Company or its designated Affiliate shall accept any such funds or asset), for no additional consideration and net of Seller’s reasonable out-of-pocket costs incurred to effect such remittance, transfer or assignment.  Until the remittance or transfer of any such funds or asset is effected, Seller shall, or shall cause its applicable Affiliate to, preserve the value of, and hold in trust for the use and benefit of, the Company or its designated Affiliate, such funds or asset and provide to the Company or its designated Affiliate all of the benefits arising from such funds or asset and otherwise cause such funds or asset to be used as reasonably instructed by the Company or its designated Affiliate. Notwithstanding the foregoing, this Section 7.5(b) is not intended to modify, and shall be subject to, any other provisions of this Agreement or any other Transaction Agreement that expressly provides that any funds or assets shall, after the Closing, be allocated to Seller or any of its Affiliates (including with respect to general corporate shared services provided by Seller or any of its Controlled Affiliates (other than the Acquired Companies) and to be retained by Seller or such Controlled Affiliate in connection with the Transactions), on the one hand, or Purchaser and its Affiliates (including the Acquired Companies), on the other hand.
(c)If, for a period of twenty-four (24) months after the Closing, Purchaser or any of its Affiliates (including the Acquired Companies) (i) receives any funds (including any refund or other amount relating to any pre-Closing claim (in respect of workers’ compensation, third-party insurance or similar matters)) arising from the businesses of Seller or any of its Affiliates other than the Business or (ii) owns or is in possession of any material asset (including Intellectual Property) primarily used or held for use in the conduct of the businesses of Seller or any of its Affiliates other than the Business, then Purchaser shall promptly remit, transfer or assign, or cause its applicable Affiliate to remit, transfer or assign, such funds or asset to Seller or its designated Affiliate (and Seller or its designated Affiliate shall accept any such funds or asset), for no additional consideration and net of Purchaser’s reasonable out-of-pocket costs incurred to effect such remittance, transfer or assignment. Until the remittance or transfer of any such funds or asset is effected, Purchaser shall, or shall cause its applicable Affiliate to, preserve the value of, and hold in trust for the use and benefit of, Seller or its designated Affiliate, such funds or asset and provide to Seller or its designated Affiliate all of the benefits arising from such funds or asset and otherwise cause such funds or asset to be used as reasonably instructed by Seller or its designated Affiliate.  Notwithstanding the foregoing, this Section 7.5(c) is not intended to modify, and shall be subject to, any other provisions of this Agreement or any other Transaction Agreement that expressly provides that any funds or assets shall, after the Closing, be allocated to Seller or any of its Affiliates (including with respect to general corporate shared services provided by Seller or any of its Controlled Affiliates (other than the Acquired Companies) and to be retained by Seller or such Controlled Affiliate in connection with the Transactions), on the one hand, or Purchaser and its Affiliates (including the Acquired Companies), on the other hand.

(d)Notwithstanding the foregoing, to the extent any provision this Agreement or any of the other Transaction Agreements specifically provides that any funds or assets shall remain or become the funds or assets of, or otherwise become the responsibility of, Purchaser, its Affiliates or the Acquired Companies, on the one hand, or Seller or its Affiliates, on the other hand, such provision shall control over Section 7.5(b) and Section 7.5(c).
7.6Notifications. From and after the date of this Agreement and until the earlier of the Closing and the termination of this Agreement pursuant to its terms, each of Purchaser and Seller will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any change, event, effect, occurrence or development that (a) with respect to Seller or any of its Controlled Affiliates (including the Acquired Companies and the Business), has had or would reasonably be expected to have a Material Adverse Effect, (b) with respect to Purchaser, has had or would reasonably be expected to have a Purchaser Material Adverse Effect or (c) will, or is reasonably likely to, result in any of the Closing Conditions not being able to be satisfied prior to the Outside Date. No notification given by any party pursuant to this Section 7.6 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement. Any party’s (a) failure to comply with this Section 7.6 or (b) notice provided in accordance with this Section 7.6 will not, in and of itself, be taken into account for purposes of determining whether any Closing Conditions have been satisfied.
Article VIII

TAX MATTERS
8.1Section 338(h)(10) Elections.
(a)Seller and Purchaser shall (or shall cause their relevant Affiliates to) make and timely file joint elections under Section 338(h)(10) of the Code (and any corresponding elections under applicable state or local Legal Requirements) with respect to the Acquired Companies (the “Section 338(h)(10) Elections”).
(b)Seller and Purchaser shall (and shall cause their relevant Affiliates to) cooperate in the preparation and filing of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections, including IRS Form 8023.
(c)In connection with the Section 338(h)(10) Elections, as promptly as practicable after the determination of the Final Purchase Price pursuant to Section 2.4(d) but in no event later than ninety (90) days after such determination, Seller shall prepare and deliver to Purchaser an allocation of the applicable “Aggregate Deemed Sale Price” (as described in Treasury Regulations Section 1.338-4) among the assets of the Acquired Companies (the “Election Allocation”), which allocation shall be made in accordance with Section 338 of the Code and any applicable Treasury Regulations and Section 8.8. If within thirty (30) days of receiving the Election Allocation, Purchaser has not objected to such allocation in writing, the Election Allocation shall become final and binding on the parties. If within thirty (30) days of receiving the Election Allocation, Purchaser notifies Seller in writing of any objection to such allocation,

Purchaser and Seller shall cooperate in good faith to resolve any disputed items. If Purchaser and Seller fail to resolve any disputed item within thirty (30) days following Purchaser’s written objection (or within such longer period as the parties may mutually agree), Purchaser and Seller shall submit such disputed items to the Settlement Accountant for resolution pursuant to the procedures set forth in Section 2.4(c), applied mutatis mutandis, provided that, for clarity, the Settlement Accountant shall apply Section 8.8. The Election Allocation, as finally determined pursuant to this Section 8.1(c), shall be final, conclusive and binding on Purchaser and Seller.
(d)Seller and Purchaser shall (and shall cause their relevant Affiliates to) (i) prepare and file all federal, state and local Tax Returns in a manner consistent with the Section 338(h)(10) Elections and the Election Allocation (it being understood that the “Adjusted Grossed-Up Basis” as described in Treasury Regulations Section 1.338-5 may differ to the extent required under such Treasury Regulations with respect to items such as Purchaser’s “acquisition costs”) and (ii) not take any position inconsistent therewith on any Tax Return or in connection with any Tax Proceeding, except as otherwise required pursuant to a “determination” as defined in Section 1313(a) of the Code (and any similar provision under any state, local or foreign law).
8.2Tax Returns; Allocation of Taxes.
(a)Seller and Purchaser shall prepare and file Tax Returns as follows:
(1)Seller shall prepare and timely file, or cause to be prepared and timely filed, when due (taking into account any valid extension of a required filing date) (A) all Consolidated Returns and (B) all Tax Returns required to be filed by the Acquired Companies related to Pre-Closing Tax Periods that are due (taking into account any valid extension of a required filing date) on or before the Closing Date. Each such Tax Return shall be prepared in a manner consistent with past practices of the Acquired Companies, except as otherwise required by applicable Legal Requirements. For the avoidance of doubt, Seller shall pay, or cause to be paid, any Taxes associated with the Tax Returns described in this Section 8.2(a)(i).
(2)Purchaser (or its Affiliates) shall prepare and timely file, or cause to be prepared and timely filed, when due (taking into account any extensions of a required filing date) all other Tax Returns required to be filed by the Acquired Companies related to Pre-Closing Tax Periods (including Straddle Periods) that are due after the Closing Date, excluding, for the avoidance of doubt, any Consolidated Returns (each such Tax Return that is material and filed on or prior to the date that the Final Closing Statement becomes final and binding, but expressly excluding a Purchaser Consolidated Return, a “Purchaser-Filed Tax Return”). Each Purchaser-Filed Tax Return shall be prepared in a manner consistent with past practices of the Acquired Companies, except as otherwise required by applicable Legal Requirements.
(3)Any Purchaser-Filed Tax Return shall be provided in draft form to Seller (together with schedules, statements or other supporting documentation reasonably requested) at least twenty-five (25) Business Days (or, in the case of any Tax Return that is not an Income Tax Return, as soon as reasonably practicable) prior to the due date (including any applicable valid extension) of such Purchaser-Filed Tax Return.  Seller shall have the right to review and comment on such Purchaser-Filed Tax Return, and Purchaser shall consider in good faith any comments thereto that are provided by Seller to Purchaser in writing at least fifteen (15) Business Days (or, in the case of any Tax Return that is not an Income Tax Return, as soon as reasonably practicable) prior to the due date (including any applicable valid extension) of such Purchaser-Filed Tax Return. Purchaser and Seller shall cooperate in good faith to resolve any disputed items with respect to any comments that were timely provided by Seller. If Purchaser and Seller fail to resolve any disputed items within five (5) Business Days following Seller’s delivery of such comments (or within such longer period as the parties may mutually agree), Purchaser and Seller shall submit such disputed items to the Settlement Accountant for resolution, and Purchaser and Seller shall instruct the Settlement Accountant to resolve such disputed items as soon as practicable prior to the due date (including any applicable valid extension) of the Purchaser-Filed Tax Return. The fees and expenses of the Settlement Accountant shall be borne in the manner contemplated by Section 2.4(c), mutatis mutandis.
(4)Except to the extent otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Legal Requirements), from and after the Closing until the Final Closing Statement becomes final and binding, Purchaser shall not, and shall cause the Acquired Companies not to, amend any Tax Return related to a Pre-Closing Tax Period or agree to the waiver or extension of the statute of limitations relating to a Pre-Closing Tax Period of the Acquired Companies (other than as a result of ordinary course extensions of time to file Tax Returns consistent with past practice), in each case, (1) to the extent such aforementioned actions would reasonably be expected to adversely affect Seller or any of its Affiliates and (2) without the prior written consent of Seller (not to be unreasonably conditioned, delayed or withheld).
(b)To the extent permitted by Legal Requirements, each of the Acquired Companies shall elect to close each of its respective taxable periods as of or prior to the Closing Date. Any Tax Return of any Acquired Company or Seller (to the extent related to the Acquired Companies) for a taxable period that includes the Closing Date shall, to the extent permitted by Legal Requirements, be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date. Where it is necessary for purposes of this Agreement to apportion between Seller and Purchaser Taxes with respect to the Acquired Companies for a Straddle Period, such Taxes shall be apportioned between the period deemed to end on the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that (i) exemptions, allowances, and deductions that are calculated on an annual basis and (ii) Taxes (such as real or personal property Taxes) that are imposed on a periodic basis, shall, in each case, be allocated ratably across the entire Straddle Period on a per diem basis. Seller and Purchaser agree that the U.S. federal income Tax Return of the Acquired Companies for the Tax period ending on the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) and that none of Purchaser or any Acquired Company or any of their respective Affiliates shall make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state, local or foreign Legal Requirements.

8.3Prohibited Actions. Except as otherwise provided in Section 8.1 with respect to the Section 338(h)(10) Elections, or as otherwise contemplated by this Agreement, Purchaser shall not, and shall cause its Affiliates (including the Acquired Companies) not to, (a) take any action outside of the ordinary course of business after the Closing on the Closing Date (or pursuant to a plan in existence on the Closing Date) that would reasonably be expected to increase any Tax liability of Seller or any of its Affiliates, (b) file any ruling request with any Tax Authority relating in whole or in part to any Taxes or Tax Returns of the Acquired Companies for a Pre-Closing Tax Period or Straddle Period, (c) enter into or initiate any voluntary disclosure agreement with any Tax Authority relating in whole or in part to any Taxes or Tax Returns of the Acquired Companies for any Pre-Closing Tax Period or Straddle Period, (d) make any election with respect to any Acquired Company or change any method of Tax accounting or any Tax accounting period of any Acquired Company, which election or change would be effective on or prior to the Closing Date, in each case, without the prior written consent of Seller (not to be unreasonably conditioned, delayed or withheld) or (e) take any action outside of the ordinary course of business that would reasonably be expected to increase the amount of Specified Sales Taxes (if such Taxes are treated as Indemnified Taxes). Notwithstanding the foregoing, the prohibitions described in clauses (b), (c) and (d) of the preceding sentence shall not apply, and shall have no force or effect, after the Final Closing Statement becomes final and binding.
8.4Consolidated Returns and Purchaser Consolidated Returns; Tax Proceedings. For the avoidance of doubt, but subject to Section 8.1, Seller shall control any Tax Proceeding, Tax election or other Tax-related decision or determination in respect of a Consolidated Return, and Purchaser shall control any Tax Proceeding, Tax election or other Tax-related decision or determination in respect of a Purchaser Consolidated Return.  Purchaser shall promptly notify Seller of the commencement of any Tax Proceeding in respect of Specified Sales Taxes (if such Taxes are treated as Indemnified Taxes), and Seller shall have the right to control, at Seller’s expense, any such Tax Proceeding to the extent that such Tax Proceeding relates to Specified Sales Taxes.  Purchaser shall have the right to participate in any such Tax Proceeding at Purchaser’s expense, and Seller shall not settle or compromise any such Tax Proceeding without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).
8.5Tax Matters Cooperation. Seller shall, and shall cause its Controlled Affiliates to, and Purchaser shall, and shall cause its Controlled Affiliates to, cooperate in good faith to the extent reasonably requested by the other party in connection with the filing of any Tax Returns in connection with any Tax Proceeding or in connection with determining a liability for Taxes, in each case, related to the Acquired Companies. Such cooperation shall include, (a) with respect to any Tax Proceeding, reasonable cooperation with the requests of the applicable Tax Authority, (b) the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any of the foregoing Tax matters described in the preceding sentence and (c) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that notwithstanding anything to the contrary contained in this Agreement, (i) Seller and its Affiliates shall not be required to provide Purchaser or any of its Affiliates or its or their respective Representatives with any Consolidated Return (or copy thereof), (ii) Purchaser and its Affiliates shall not be required to provide Seller or any of its Affiliates or its or their respective Representatives with any Purchaser Consolidated Return (or copy thereof) and (iii) neither party shall be required to provide any information or materials the provision of which it reasonably believes in good faith would result in the waiver of any legal privilege or work-product protection. Purchaser shall cause the Acquired Companies to retain all books and records with respect to Tax matters pertinent to the Acquired Companies related to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any Tax Authority. Subject to the limitations described in clauses (ii) and (iii) above, Purchaser shall cause the Acquired Companies to furnish, at Seller’s sole cost and expense and in the ordinary course of business of the Acquired Companies, any Tax information related to a Consolidated Return reasonably requested by Seller for any taxable period of the Acquired Companies that includes the Closing Date; provided, that Seller shall not be required to reimburse Purchaser for any costs or expenses pursuant to this paragraph that are not reasonable and documented out-of-pocket costs or expenses.

8.6Transfer Taxes. Notwithstanding anything to the contrary contained in this Agreement, each of Purchaser and Seller shall be liable for and shall pay (or cause to be paid) when due and shall indemnify and hold harmless the other party and its Affiliates from and against fifty-percent (50%) of any Transfer Taxes imposed as a result of the sale and purchase of the Shares and the Real Estate Reorganization Plan; provided, however, that any Transfer Taxes imposed as a result of the Topaz Reorganization shall be borne solely by Seller. The party responsible under applicable Legal Requirements for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller shall, and shall cause its Controlled Affiliates to, and Purchaser shall, and shall cause its Affiliates to, cooperate in connection with the preparation and filing of any such Tax Returns.
8.7Indemnified Taxes. Seller shall indemnify and hold harmless Purchaser and its Affiliates (including, following the Closing, the Acquired Companies) from and against any Taxes and Losses (without duplication) attributable to or arising from any Indemnified Taxes, other than the amount of any such Taxes resulting from or attributable to (a) any breach or violation by Purchaser or its Affiliates (including, after the Closing, the Acquired Companies) of a covenant, agreement, undertaking or obligation in this Article VIII or (b) any action taken on the Closing Date after the Closing by Purchaser or its Affiliates (including, after the Closing, the Acquired Companies) outside the ordinary course of business and not otherwise contemplated under this Agreement. Seller’s obligation to indemnify Purchaser and its Affiliates hereunder shall be reduced by the proceeds of any recovery under any insurance policy with respect to such Taxes (after reduction for any costs and expenses, including Taxes, imposed in connection with the receipt of such proceeds). The parties agree to treat for all applicable Income Tax purposes any indemnity payment made under this Section 8.7 as an adjustment to the Final Purchase Price, except as otherwise required by applicable Legal Requirements.
8.8Deferred Revenue. Purchaser and Seller agree that, for Tax purposes, Purchaser will not be deemed to receive a payment from Seller in exchange for assuming any liability in respect of deferred revenue of Seller or the Acquired Companies.
8.9Survival. This Article VIII shall survive the Closing until ninety (90) days after the expiration of the statute of limitations (including extensions) applicable to the relevant Tax matter.

Article IX

EMPLOYEES
9.1Transferred Employees. Prior to the Closing, Seller shall transfer, or cause to be transferred, to an Acquired Company, the employment of each Internal Transfer Employee other than an Inactive Employee. Purchaser shall cause one of its Subsidiaries to offer employment to an Inactive Employee to the extent such employee is able to commence and presents himself for active employment within a ninety (90) day period immediately following the Closing Date. Each Company Employee who is employed by an Acquired Company as of the Closing Date and who remain so employed immediately following the Closing shall be referred to herein as a “Transferred Employee”. To the extent an Inactive Employee commences active employment with Purchaser or a Subsidiary of Purchaser after the Closing Date pursuant to the second sentence of this Section 9.1, he or she will be considered a Transferred Employee for applicable purposes of this Agreement as of such date.
9.2Continuation Period. Subject to any applicable Legal Requirements or Contract that provide for greater benefits:
(a)For the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, or for such shorter period of employment, as the case may be (the “Continuation Period”), Purchaser shall cause to be provided to the Transferred Employees (i) a base salary (or hourly base wage rate) that is at least equal to the base salary (or hourly base wage rate) provided to such Transferred Employee immediately prior to the Closing Date, (ii) a target annual cash bonus or commission opportunity that is at least equal to the target annual cash bonus or commission opportunity provided to such Transferred Employee immediately prior to the Closing Date, (iii)  long-term incentive opportunities (including equity or equity-based incentives, which shall not be considered benefits for purposes of clause (iv)) in accordance with the terms and conditions (including with respect to eligibility) of Purchaser’s long-term incentive compensation plans and (iv) employee health, welfare, retirement, fringe benefits and other benefits (excluding any retention, transaction or nonqualified deferred compensation (the “Excluded Benefits”)) that are no less favorable in the aggregate (including a combination of benefits and compensation) than the employee health, welfare, retirement, fringe benefits and other benefits (other than the Excluded Benefits) provided to the Transferred Employees immediately prior to the Closing Date under the Benefit Plans set forth on Schedule 4.14(a) of the Seller Disclosure Schedule and the Benefit Plans as may be adopted or entered into following the date hereof, as permitted under this Agreement;
(b)In the event of termination of the employment of any Transferred Employee during the Continuation Period, Purchaser shall provide, or shall cause to be provided, to such Transferred Employee severance pay and benefits no less favorable than the greater of the severance pay and benefits to which such Transferred Employee (i) would have been entitled immediately prior to the Closing Date under any applicable Benefit Plan set forth on Schedule 4.14(a) of the Seller Disclosure Schedule and (ii) is entitled under any applicable severance plan, policy, practice or arrangement of Purchaser or any of its Affiliates on the actual date of termination of the Transferred Employee’s employment;

(c)Purchaser shall cause its applicable Controlled Affiliates (including any Acquired Company) to, give each Transferred Employee credit for purposes of eligibility to participate, level of paid time off benefits, and vesting (but not benefit accruals, except for benefit accruals under the Business Pension Plan) under each employee benefit plan, policy or arrangement maintained and made available for the benefit of Transferred Employees as of and after the Closing Date by Purchaser or any of its Subsidiaries, for such Transferred Employee’s service prior to the Closing Date with Seller and its applicable Controlled Affiliates and their respective predecessors, to the same extent and for the same purpose as such service is recognized by Seller and its applicable Controlled Affiliates immediately prior to the Closing Date under the Acquired Company Benefit Plan or Seller Benefit Plan; provided that such credit shall not be given to the extent that it would result in a duplication of benefits or coverage for the same period of service; and
(d)Purchaser shall cause its applicable Controlled Affiliates (including any Acquired Company) to, for the plan year in which the Closing Date occurs, (i) use commercially reasonable efforts to waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements, and requirements to show evidence of good health under any applicable group health plan of Purchaser or any of its Controlled Affiliates (including any Acquired Company) to the extent such Transferred Employees were covered under a comparable Benefit Plan that is a group health plan immediately prior to the Closing Date and such limitations did not apply to such Transferred Employee under the applicable Benefit Plan and (ii) use commercially reasonable efforts to credit each such Transferred Employee with all deductible payments, co-payments and co-insurance paid by (and credited to) such employee under any Benefit Plan that is a group medical plan prior to the Closing Date during the year in which the Closing Date occurs for the purpose of determining the extent to which any such employee has satisfied the corresponding applicable deductible and whether such employee has reached the corresponding out-of-pocket maximum under any comparable group medical plan of Purchaser or any of its Subsidiaries for such year.
9.3Seller Benefit Plan Participation; M&A Qualified Beneficiaries; Certain Benefits for Transferred Employees. Effective as of the Closing Date (or such later date as provided under the terms of the Seller Benefit Plans or contemplated under Section 9.1), the Transferred Employees shall no longer actively participate in any Seller Benefit Plan. Notwithstanding the foregoing, Seller or its Controlled Affiliates shall retain all liabilities with respect to claims incurred by each Transferred Employee prior to the Closing Date under those Seller Benefit Plans that provide medical, dental, vision and prescription drug coverage, life, accidental death and dismemberment, disability and business travel accident insurance. For purposes of this Section 9.3, the following claims shall be deemed to be incurred as follows: (a) with respect to life, disability and accidental death and dismemberment benefits, upon the event giving rise to such benefits and (b) with respect to medical, dental, vision care, prescription and health-related benefits, upon provision of medical, dental, vision, prescription and health-related services, materials or supplies. From and after the Closing Date, Purchaser and its ERISA Affiliates shall be solely responsible for any and all obligations arising under the Consolidated Omnibus Budget Reconciliation Act of 1985 (or state law equivalents) with respect to each Transferred Employee (and qualifying dependents thereof) who is an “M&A qualified beneficiary” (as defined in Treasury Regulations Section 54.4980B-9) in connection with the Transactions. Effective as of or as soon as practicable after the Closing Date, Purchaser or its applicable Controlled Affiliate shall provide, under its applicable health and life insurance plans, health and life insurance benefits to eligible Transferred Employees who are receiving salary replacement benefits under Seller’s long-term disability insurance policy for the same duration as such health and life insurance benefits would have been provided to such Transferred Employee under the terms of the applicable Seller Benefit Plans (“Assumed Disability Health Benefits”).

9.4Qualified Retirement Plans.
(a)Effective as of the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, have in effect a defined contribution retirement plan that is tax-qualified under Section 401(a) of the Code and includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”).  Each Transferred Employee who is a participant immediately prior to the Closing Date in a Seller Benefit Plan that is a defined contribution retirement plan and is tax-qualified under Section 401(a) of the Code and includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (each, a “Seller 401(k) Plan”) shall have the opportunity to enroll in the Purchaser 401(k) Plan as of, or as soon as administratively practicable after (but no later than the third payroll following), the Closing Date. The parties shall take all actions necessary to permit the direct rollover in cash (and outstanding loan promissory notes for participant loans, if applicable) of account balances of Transferred Employees from the Seller 401(k) Plan to the Purchaser 401(k) Plan, by each Transferred Employee who elects such direct rollover in accordance with the terms of the Seller 401(k) Plan and the Code. Each Transferred Employee who is not a participant in the Seller 401(k) Plan immediately prior to the Closing shall be permitted to enroll in the Purchaser 401(k) Plan on or after the Closing Date in accordance with the terms of the Purchaser 401(k) Plan.
(b)Seller and its Controlled Affiliates shall take all actions necessary and appropriate to, (i) cause all Transferred Employees who participate in any Seller Benefit Plans that are intended to be qualified under Section 401(a) of the Code to be fully vested in their account balances and accrued benefits under such Seller Benefit Plans as of the Closing Date, (ii) cause the employees of Seller or its Controlled Affiliates (other than an Acquired Company) set forth on Schedule 9.4(b) of the Seller Disclosure Schedule who are not Transferred Employees to be fully vested in their accrued benefits under the Business Pension Plan as of the Closing Date and (iii) as soon as administratively practicable following the Closing Date, make all employer contributions to the Seller 401(k) Plan that would have been made on behalf of such Transferred Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date; provided that the Seller 401(k) Plan performance sharing match contribution shall be calculated as if it was an Assumed Incentive Amount and, for the avoidance of doubt, will be contributed to the Seller 401(k) Plan by Seller.
(c)Purchaser and Seller shall cooperate to take any and all commercially reasonable measures needed to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to outstanding loans under the Seller 401(k) Plan with respect to Transferred Employees, including without limitation (i) permitting Transferred Employees with an outstanding loan balance under the Seller 401(k) to continue to make scheduled loan payments to the Seller 401(k) Plan after the Closing or (ii) at the discretion of the Seller, allowing such

Transferred Employees to elect to rollover their loan balances in-kind to the Purchaser 401(k) Plan during a limited rollover window.
(d)With respect to the Business Pension Plan, (i) Seller shall timely make to the trust under the Business Pension Plan any payments of minimum required contributions (as determined by the actuaries of the Business Pension Plan in accordance with the requirements of Sections 412 and 430 of the Code and Section 302 of ERISA) that have payment due dates that fall prior to the Closing Date and (ii) Purchaser or its applicable Controlled Affiliate (including, after the Closing, an Acquired Company) shall timely make to the trust under the Business Pension Plan any payments of minimum required contributions (as determined by the actuaries of the Business Pension Plan in accordance with the requirements of Section 412 and 430 of the Code and Section 302 of ERISA) that have payment due dates after the Closing Date, in each case, regardless of the plan year for which such minimum required contribution payment relates.
9.5FSAs.  The parties hereto agree to make reasonable, good faith efforts to implement, as of or as soon as administratively practicable after the Closing Date, a transfer of Transferred Employees’ health and dependent care flexible spending accounts from the health and dependent care flexible spending account plans of Seller to the health and dependent care flexible spending account plans of Purchaser, taking into account the complexity of transferring flexible spending accounts, the date Closing occurs in the calendar year, and whether the costs and administrative complexities of such transfer outweigh the benefit to the Transferred Employees taken as a whole.
9.6Annual Cash Bonuses; Similar Benefits. Purchaser shall, or shall cause one of its Affiliates to, assume and pay on a pro rata basis all unpaid cash bonuses earned or accrued as of the Closing Date under the Benefit Plans set forth on Schedule 9.6 of the Seller Disclosure Schedule (the “Incentive-Based Programs”) for and in respect of each Transferred Employee (the “Assumed Incentive Amount”), which shall be paid at such time as such amounts would have been paid to the Transferred Employees under the applicable Incentive-Based Program. The Assumed Incentive Amount shall be determined for each Transferred Employee (a) based on target performance levels, if the Closing occurs in the first three (3) months of the applicable fiscal year and (b) based on the most recently approved performance projections available as of the Closing Date if the Closing occurs at any time other than the first three (3) months of the applicable fiscal year. Purchaser’s obligations under this Section 9.6 are subject to the inclusion of the Assumed Incentive Amount (together with the employer portion of any payroll, social security, unemployment or similar Taxes associated with the Assumed Incentive Amount) in Net Working Capital.  Purchaser shall provide such bonus eligible Transferred Employees with the opportunity to earn cash incentives for the remainder of the fiscal year after the Closing Date, which cash incentives shall be governed by the cash incentive plans or programs maintained by Purchaser and its Affiliates (including the Acquired Companies) in Purchaser’s discretion, subject to Purchaser’s obligations under Section 9.2(a).
9.7Vacation and Paid Time Off. To the extent permitted pursuant to applicable Legal Requirements, Purchaser and its Affiliates shall (a) with respect to each (i) Direct Employee who becomes a Transferred Employee, recognize and honor and (ii) Internal Transfer Employee who becomes a Transferred Employee, credit with, and assume all liabilities for, in each case, the amount of accrued but unused vacation time, paid time off and other time-off benefits, if any, as such Transferred Employee had with any Acquired Company, Seller or any of its Controlled Affiliates, as applicable, as of immediately prior to the Closing Date to the extent such amounts are reflected in Net Working Capital and (b) permit each Transferred Employee to use such accrued but unused vacation time, paid time off and other time-off benefits in the same manner and upon the same terms and conditions as the Transferred Employee would have been so permitted under the terms and conditions of the applicable policies of any Acquired Company, Seller or any of its Controlled Affiliates, as applicable, in effect for the year in which such Closing Date occurs.

9.8Communications. Prior to the Closing Date, except as otherwise approved in advance and in writing by Seller, Purchaser shall not make any written or oral communications to Company Employees pertaining to the transfer of Company Employees, any compensation or benefits matters, or any redundancy and layoff plans, in each case, that may affect Company Employees in connection with the Transactions.
9.9Seller Long-Term Incentive Awards. Seller and its Controlled Affiliates shall remain solely responsible for all liabilities and obligations with respect to any equity awards relating to shares of Seller’s common stock and any long-term cash-based awards that are held by Transferred Employees (or any director, officer, employee, consultant, or independent contractor of Seller or any of its Controlled Affiliates who is not a Transferred Employee) and outstanding immediately prior to the Closing Date to the extent such equity awards and long-term cash-based awards are not forfeited upon the Closing pursuant to the terms and conditions of any Seller Benefit Plan.
9.10Deferred Compensation Plans. Prior to the Closing, Seller shall establish a mirror plan (each, a “Mirror Plan”) for each Benefit Plan that is a non-tax qualified deferred compensation plan set forth on Schedule 9.10(a) of the Seller Disclosure Schedule and in which the Transferred Employees participate as of the Closing Date (each, a “Seller Deferred Compensation Plan”). Each Mirror Plan shall be subject to Purchaser’s review and comment, and Seller shall take Purchaser’s comments into account in good faith. Prior to the Closing, Seller shall transfer all liabilities and obligations related to the Transferred Employees from a Seller Deferred Compensation Plan to a Mirror Plan.  At the Closing, Purchaser shall assume each Mirror Plan, and all liabilities and obligations related to the Transferred Employees under each Mirror Plan, which liabilities are set forth on Schedule 9.10(b), and which schedule shall be updated by Seller to reflect current liabilities and obligations as of the Closing (the “Assumed Deferred Compensation”).  Prior to the Closing, Seller shall provide to Purchaser details relating to the accounts and liabilities of each Transferred Employee who participates in a Mirror Plan and all information necessary to administer the Mirror Plans, including the terms relating to distribution of such Transferred Employees’ accounts.  From and following the Closing, Purchaser or one of its Affiliates shall be liable for such Transferred Employees’ accounts and shall be responsible for payment of account balances under the Mirror Plans when payable pursuant thereto. Purchaser’s obligations under this Section 9.10 are subject to the inclusion of the Assumed Deferred Compensation (together with the employer portion of any payroll, social security, unemployment or similar Taxes associated with the Assumed Deferred Compensation calculated as if all such amounts were paid at the Closing without regard to any Social Security wage base limits) in Indebtedness. Seller shall remain responsible for all liabilities associated with the Seller Deferred Compensation Plans other than the Assumed Deferred Compensation.

9.11Employee Liabilities. Seller and Purchaser hereby acknowledge and agree that, effective as of the Closing Date, (a) Purchaser shall, or shall cause its Affiliates to, assume all liabilities and obligations (i) arising out of, relating to or resulting from the employment or termination of employment of any Company Employee and Former Company Employee (solely with respect to any period during which such Former Company Employee’s regular employment duties or responsibilities were primarily dedicated or primarily related to the Business), in each case, whenever incurred, but other than any such liabilities and obligations related to any Seller Benefit Plan, whenever incurred (unless otherwise expressly assumed by Purchaser or its Affiliates under this Article IX, (ii) arising out of, relating to or resulting from any Acquired Company Benefit Plan whenever incurred and (iii) expressly assumed by Purchaser or its Affiliates in accordance with the provisions of this Article IX and (b) other than the liabilities assumed by Purchaser or its Affiliates in the foregoing clause (a), Seller shall, or shall cause its Controlled Affiliates to, retain and perform (i) all liabilities, claims and obligations arising under any Seller Benefit Plan or any other benefit or compensation plan, program, agreement, policy, contract or arrangement of any kind at any time maintained, sponsored or contributed to or required to be contributed by Seller or any ERISA Affiliate thereof, whenever incurred and (ii) all other liabilities and obligations expressly retained by Seller or its Controlled Affiliates in accordance with the provisions of this Article IX. For the avoidance of doubt, neither Purchaser nor any of its Affiliates (including, after the Closing, any Acquired Company) shall have any obligation to provide retiree medical or retiree life insurance benefits to any Transferred Employee, Company Employee, Former Company Employee, or dependent or beneficiary of any such individual, nor shall Purchaser or any of its Affiliates (including, after the Closing, any Acquired Company) assume any of Seller’s liabilities or obligations related to such retiree benefits, including under a Seller Benefit Plan.
9.12No Third-Party Beneficiaries. Nothing contained in this Article IX, express or implied, is intended to confer upon any Person not a party hereto (including any Company Employee or any beneficiary thereof) any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, any right to a particular term or condition of employment or any right to any specific compensation or benefits. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does: (i) constitute the establishment of, termination of or an amendment to any Benefit Plan or other benefit or compensation plan, agreement or arrangement or (ii) limit the right of any party to this Agreement or any of their respective Affiliates to establish, terminate or amend any Benefit Plan or other benefit or compensation plan, agreement or arrangement.
Article X

CONDITIONS TO THE CLOSING
10.1Conditions of Purchaser. The obligations of Purchaser to consummate the Transactions shall be subject to the satisfaction, or waiver by Purchaser (in its sole discretion), to the extent permitted by applicable Legal Requirements, at or prior to the Closing, of each of the following conditions:

(a)Representations and Warranties of Seller. (i) The representations and warranties of Seller (other than the Seller Fundamental Representations and the representations and warranties set forth in Section 4.6(b)) contained in Article IV shall be true and correct as of the Closing as if made on the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to the exceptions or qualifications of “material” or “Material Adverse Effect”, or similar “materiality” based exceptions or qualifications, in such representations and warranties, (ii) the Seller Fundamental Representations shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct in all material respects as of such date); provided, however, that for purposes of determining the satisfaction of the condition in this clause (ii), no effect shall be given to the exceptions or qualifications of “material” or “Material Adverse Effect” or similar “materiality” based exceptions or qualifications, in such representations and warranties and (iii) the representations and warranties of Seller contained in Section 4.6(b) shall be true and correct in all respects as of the Closing as if made on the Closing Date.
(b)Covenants of Seller. The covenants contained in this Agreement required to be complied with by Seller at or prior to the Closing shall have been complied with in all material respects.
(c)Certificate of Seller. Purchaser shall have received a certificate signed by an authorized officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Section 10.1(a) and Section 10.1(b) have been satisfied.
10.2Conditions of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction, or waiver by Seller (in its sole discretion), to the extent permitted by applicable Legal Requirements, at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties of Purchaser. (i) The representations and warranties of Purchaser (other than the Purchaser Fundamental Representations) contained in Article V shall be true and correct as of the Closing as if made on the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (i), no effect shall be given to the exceptions or qualifications of “material” or “Purchaser Material Adverse Effect”, or similar “materiality” based exceptions or qualifications, in such representations and warranties and (ii) the Purchaser Fundamental Representations shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct in all material respects as of such date); provided, however, that for purposes of determining the satisfaction of the condition in this clause (ii), no effect shall be given to the exceptions or qualifications of “material” or “Purchaser Material Adverse Effect”, or similar “materiality” based exceptions or qualifications, in such representations and warranties.
(b)Covenants of Purchaser. The covenants contained in this Agreement required to be complied with by Purchaser at or prior to the Closing shall have been complied with in all material respects.
(c)Certificate of Purchaser. Seller shall have received a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 10.2(a) and Section 10.2(b) have been satisfied.
10.3Mutual Conditions. The respective obligations of each party to consummate the Transactions shall be subject to the satisfaction, or waiver by mutual consent of, to the extent permitted by applicable Legal Requirements, at or prior to the Closing, of each of the following conditions:
(a)HSR Approval. Any waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have been terminated or shall have expired, and there shall be no timing agreement (entered into with the mutual consent of the parties) in effect with any Governmental Authority in relation to any Antitrust Law prohibiting the consummation of the sale of the Shares pursuant to this Agreement.
(b)No Orders or Proceedings. No Governmental Authority of competent authority and jurisdiction shall have (i) issued an Order or enacted a Legal Requirement that remains in effect and makes illegal or prohibits the sale of the Shares pursuant to this Agreement or (ii) commenced a Proceeding that shall remain pending seeking issuance of an Order or enactment of a Legal Requirement that makes illegal or prohibits the sales of the Shares pursuant to this Agreement.
(c)DCSA Approval. DCSA Approval shall have been received and remains in effect.
(d)CFIUS Clearance. CFIUS Clearance shall have been received and remains in effect.
(e)DDTC. The applicable notice period under ITAR Section 122.4(b) with respect to the Transactions shall have concluded or DDTC shall have consented to the Transactions.
10.4Waiver of Conditions. The conditions set forth in Section 10.1 may only be waived by written notice from Purchaser. The conditions set forth in Section 10.2 may only be waived by written notice from Seller. The conditions set forth in Section 10.3 may only be waived by written notice from both Seller and Purchaser.

Article XI

TERMINATION
11.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Seller and Purchaser;
(b)by Seller, if Purchaser shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Purchaser that in each case would cause any Closing Condition set forth in Section 10.2 not to be satisfied and such (i) Closing Condition is incapable of being satisfied by the Outside Date or (ii) breach or failure to perform has not been cured on or prior to the earlier of (A) the date that is thirty (30) days from the date that Purchaser is notified in writing by Seller of such breach or failure to perform and (B) the day prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to Seller if Seller is then in material breach of any covenant or agreement contained in this Agreement that would result in a failure of a Closing Condition set forth in Section 10.1 not to be satisfied;
(c)by Purchaser, if Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Seller that in each case would cause any Closing Condition set forth in Section 10.1 not to be satisfied and such (i) Closing Condition is incapable of being satisfied by the Outside Date or (ii) breach or failure to perform has not been cured on or prior to the earlier of (A) the date that is thirty (30) days from the date that Seller is notified in writing by Purchaser of such breach or failure to perform and (B) the day prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.1(c) shall not be available to Purchaser if Purchaser is then in material breach of any covenant or agreement contained in this Agreement that would result in a failure of a Closing Condition set forth in Section 10.2 not to be satisfied;
(d)by either Seller or Purchaser, if the Closing has not occurred by the date that is twelve (12) months after the date hereof (as may be extended pursuant to this proviso that follows, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the primary cause of the failure of the Closing to occur by the Outside Date; provided, further, that, if on the date that would have been the Outside Date, the conditions set forth in Section 10.3 (with respect to Section 10.3(b), solely to the extent such condition has not been satisfied due to an Order or Legal Requirement arising under Antitrust Laws or the Legal Requirements covered under Section 10.3(a), Section 10.3(c), Section 10.3(d) or Section 10.3(e)) are the only conditions in Article X (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that each such condition would be satisfied if the Closing were to occur at such time) that shall not have been satisfied on or before such date, then Seller or Purchaser may extend the Outside Date by six (6) months upon delivering written notice to the other party;
(e)by either Seller or Purchaser in the event that any Governmental Authority of competent authority and jurisdiction shall have issued an Order or enacted a Legal Requirement that permanently enjoins or otherwise makes illegal or prohibits the sale of the Shares pursuant to this Agreement and such Order or other Legal Requirement shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the primary cause of the issuance of such Order or the imposition of such other Legal Requirement; or
(f)by Seller, if:
(1)all of the Closing Conditions set forth in Section 10.1 and Section 10.3 have been satisfied (or duly waived by Purchaser) (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that each such condition would be satisfied if the Closing were to occur at such time), and Purchaser fails to consummate the Transactions at the time the Closing was required to occur under Section 3.1;
(2)Seller has irrevocably certified in writing to Purchaser that (A) all of the conditions set forth in Section 10.2 and Section 10.3 have been satisfied (or duly waived by Seller) (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that each such condition would be satisfied if the Closing were to occur at such time) and (B) Seller is ready, prepared, willing and able to consummate the Transactions on such date of notice and at all times during the three (3) Business Day period immediately thereafter; and
(3)Purchaser fails to consummate the Closing within the three (3) Business Day period following the date of delivery of such written certification by Seller pursuant to clause (ii) above.
11.2Notice of Termination. If this Agreement is terminated pursuant to Section 11.1, written notice of such termination shall be given by the terminating party to the other party (setting forth a reasonably detailed description of the basis on which such party is terminating the Agreement).
11.3Effect of Termination. If this Agreement is terminated in accordance with Section 11.1 and Section 11.2, all rights and obligations of the parties shall terminate without any liability of any party or other Person; provided that (a) the rights and obligations of the parties under Section 6.7 (Confidentiality), Section 6.10 (Financing Cooperation) (with respect to the confidentiality, reimbursement and indemnification obligations of Purchaser therein), this Section 11.3 (Effect of Termination), Section 11.4 (Purchaser Termination Fee), Article XII (Miscellaneous Provisions) and the Non-Disclosure Agreement shall survive termination of this Agreement and (b) nothing herein shall relieve any party from liability for Willful Breach of any covenant or agreement contained herein occurring prior to termination or for Fraud, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
11.4Purchaser Termination Fee.
(a)In the event that this Agreement is validly terminated by Seller or Purchaser pursuant to Section 11.1(d) or Section 11.1(e) (but, with respect to Section 11.1(e), only if the applicable Order or Legal Requirement arises under Antitrust Laws or the Legal Requirements covered under Section 10.3(a), Section 10.3(c), Section 10.3(d) or Section 10.3(e)) if, in each case, at the time of such termination, at least one condition set forth in Section 10.3 (with respect to Section 10.3(b), solely to the extent such condition has not been satisfied due to an Order or Legal Requirement arising under Antitrust Laws or the Legal Requirements covered under Section 10.3(a), Section 10.3(c), Section 10.3(d) or Section 10.3(e)) shall not have been satisfied; then, in each case, Purchaser shall pay to Seller a termination fee of one hundred million dollars ($100,000,000) in cash (the “Purchaser Termination Fee”).
(b)Any payment required to be made pursuant to Section 11.4(a) shall be made to Seller promptly following termination of this Agreement (and in any event no later than three (3) Business Days following the termination of this Agreement).  Such payment shall be made by wire transfer of immediately available funds to an account designated in writing by Seller at least three (3) Business Days prior to the payment date.
(c)Purchaser acknowledges and agrees that the agreement contained in this Section 11.4 is an integral part of the Transactions and that, without this agreement, Seller would not enter into this Agreement; accordingly, if Purchaser fails to promptly pay any amount due pursuant to this Section 11.4, and, in order to obtain such payment, Seller commences a Proceeding against Purchaser for the Purchaser Termination Fee, Purchaser shall pay to Seller its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such Proceeding, together with interest on the amount of the Purchaser Termination Fee from the date such payment was required to be made until the date of payment at a rate per annum equal to the prime rate (as published in The Wall Street Journal).
(d)Except for Seller’s right of specific performance to the extent permitted by Section 12.10, (x) Seller’s right to receive the Purchaser Termination Fee when payable pursuant to Section 11.4(a), together with any related costs, expenses and interest payable pursuant to Section 11.4(c), shall constitute the sole and exclusive remedies of Seller and its Affiliates and their respective Representatives against Purchaser or any of its former, current and future Affiliates, their respective Representatives, and the respective successors and assigns of the foregoing Persons, in respect of this Agreement, the other Transaction Agreements or the Transactions, including for any Proceeding, Liabilities and Losses of any kind (whether in tort, contract or otherwise) suffered or incurred by Seller arising out of this Agreement, the other Transaction Agreements or the Transactions, including the termination of this agreement or any breach of this Agreement by Purchaser), Seller shall not bring nor permit any of its Controlled Affiliates or their respective Representatives, or any successor or assign of any of the foregoing Persons, to bring any Proceeding against Purchaser or any of its former, current and future Affiliates, their respective Representatives, and the respective successors and assigns of the foregoing Persons seeking such Liabilities or Losses suffered or incurred as a result of or under, or otherwise relating to or arising out of, this Agreement, the other Transaction Agreements or the Transactions, including the termination of this agreement or any breach of this Agreement by Purchaser and (y) upon the payment of the Purchaser Termination Fee, together with any related costs, expenses and interest payable pursuant to Section 11.4(c), none of Purchaser or any of its former, current and future Affiliates, their respective Representatives, and the respective successors and assigns of the foregoing Persons, shall have any further Liability or other obligation relating to or arising out of this Agreement, the other Transaction Agreements or the Transactions; provided, that Purchaser shall remain obligated with respect to the Non-Disclosure Agreement, pursuant to Section 12.1 and pursuant to Section 6.10 (with respect to the confidentiality, reimbursement and indemnification obligations of Purchaser therein).  Purchaser’s former, current and future Affiliates, their respective Representatives, and the respective successors and assigns of the foregoing Persons are intended third party beneficiaries of this Section 11.4(d).
(e)The parties acknowledge and agree that (i) in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion and (ii) any payment of the Purchaser Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.
Article XII

MISCELLANEOUS PROVISIONS
12.1Expenses. Whether or not the Transactions are consummated, unless otherwise expressly provided herein, and except as otherwise specified in the Transaction Agreements, each party shall pay its own costs and expenses in connection with this Agreement and the Transactions, including the fees and expenses of its advisors, accountants and legal counsel.
12.2Survival. Except as set forth below in this Section 12.2, none of the representations and warranties contained in this Agreement or in any other agreement, certificate or other document executed in connection herewith shall survive the Closing and all such representations and warranties, including any claim arising from or related thereto, shall terminate automatically upon the Closing; provided, that such termination shall not release any Person from liability for Fraud.  Except for in the case of Fraud, the sole and exclusive remedy of Purchaser in respect of any and all rights and claims for any breach of representation or warranty is the right to terminate this Agreement prior to the Closing pursuant to Article XI and not consummate the Transactions.  The covenants and agreements contained in this Agreement and to be performed or complied with at or prior to the Closing shall not survive the Closing and no party shall have any liability with respect thereto from and after the Closing. Subject to Section 8.9 with respect to the Tax matters described in Article VIII, the covenants and agreements contained in this Agreement and to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms. Notwithstanding anything herein to the contrary, nothing in this Section 12.2 shall be construed to affect or limit the ability of Purchaser or its Affiliates (including the Acquired Companies) to recover under the R&W Insurance Policy.
12.3Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, schedule, annex or exhibit means a Section or Article of, or schedule, annex or exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” (and words of similar import) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case, as amended or otherwise modified from time to time (unless otherwise expressly provided), (d) words in the singular or plural form include the plural and singular form, respectively, and words of one gender shall be held to include the other gender as the context requires, (e) references to the parties or a party means the parties hereto or a party hereto, respectively, unless another agreement is specified, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (h) the headings contained in this Agreement, in any schedule, annex or exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (i) references to “$” shall mean United States dollars, (j) the word “or” is not exclusive, and shall be read to mean “and/or”, (k) the words “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the schedules, annexes and exhibits hereto, (l) the word “any” means “any and all,” (m) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (n) if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such, (o) unless otherwise specified, the words “made available to,” “delivered to,” “provided to” or “furnished to” Purchaser (or words of similar import) means such documents have been posted to, or provided in, the Data Room and made accessible to Purchaser or one or more of its Representatives at least one (1) hour prior to the execution and delivery of this Agreement, (p) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Agreements and (q) any accounting term not specifically defined within the Agreement shall have the meaning ascribed to such term set forth under GAAP.

12.4Entire Agreement. This Agreement, the Seller Disclosure Schedule, the Non-Disclosure Agreement, the Clean Team Agreement and the other Transaction Agreements, including the other documents, agreements, exhibits and schedules specifically referred to herein and therein, constitute the entire agreement between and among the parties with regard to the subject matter hereof, and supersede all prior agreements and understandings with regard to such subject matter.
12.5Amendment and Waivers. This Agreement shall not be amended or modified, in whole or in part, except by supplemental agreement or amendment signed by Seller and Purchaser. No failure or delay by a party in exercising any right or remedy provided by Legal Requirement or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any other provision or any subsequent breach. Notwithstanding anything to the contrary contained herein, this Section 12.5, Section 12.6, Section 12.8(c), Section 12.9 and Section 12.12(c) (collectively, the “DFS Provisions”) may not be amended in a manner that is adverse to a Debt Financing Source, without the prior written consent of such Debt Financing Source (not to be unreasonably withheld, conditioned or delayed).

12.6Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party may assign any right or obligation hereunder without the prior written consent of the other party, and any assignment in violation of this Section 12.6 shall be null and void. Notwithstanding the foregoing, and subject to the last sentence of this Section 12.6, from and after the Closing (a) Seller may assign this Agreement or all of its rights or obligations hereunder to any of its Affiliates without Purchaser’s prior written consent (but with notice to Purchaser), (b) Purchaser (or its Purchaser Designee) shall have the right to assign this Agreement or all of its rights or obligations hereunder to any of its Affiliates without Seller’s prior written consent (but with notice to Seller) and (c) from and after the Closing Date, Purchaser (or its Affiliate) shall have the right to assign all or any portion of its rights and obligations pursuant to this Agreement to any Debt Financing Source (so long as any such assignment does not relieve Purchaser of its obligations hereunder) under terms of the Debt Financing solely for the purpose of creating a security interest herein or otherwise assigning collateral with respect to the Debt Financing. Notwithstanding anything to the contrary in this Section 12.6, no assignment shall relieve the assigning party of its obligations hereunder.
12.7Governing Law. This Agreement, the rights of the parties and all Proceedings arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.
12.8Jurisdiction; Venue; Service of Process.
(a)Each of the parties, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court declines to accept jurisdiction, any United States District Court located in the State of Delaware or any state court of the State of Delaware) for the purpose of any Proceeding among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any other Transaction Agreement or the Transactions, (ii) waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Proceeding brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Proceeding in any other court other than one of the above-named courts or that this Agreement, any other Transaction Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) agrees not to commence any such Proceeding other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an Order issued by one of the above-named courts.

(b)Each of the parties (i) consents to service of process in any Proceeding among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any other Transaction Agreement or the Transactions in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with the foregoing clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.14, will constitute good and valid service of process in any such Proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Proceeding any claim that service of process made in accordance with the foregoing clause (i) or (ii) does not constitute good and valid service of process. This Section 12.8 shall not apply to any dispute that is required to be decided by the Settlement Accountant.
(c)Notwithstanding anything in this Agreement to the contrary, no party, nor any of its Controlled Affiliates, shall bring, or support, any action, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the definitive agreements executed in connection therewith or the transactions contemplated thereby, anywhere other than in a court of England and any such action shall be governed by English law. In furtherance of the foregoing, each of the parties (on behalf of itself and its respective Controlled Affiliates) (A) submits to the exclusive jurisdiction of the English courts for the purpose of any action described in this Section 12.8(c) and (B) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts in any such action described in this Section 12.8(c).
12.9Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR ANY OF THE TRANSACTIONS (INCLUDING ANY LITIGATION AGAINST ANY DEBT FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE DEBT COMMITMENT LETTER), WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES UNCONDITIONALLY AND IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH PROCEEDINGS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
12.10Specific Performance.

(a)Each party acknowledges and agrees that, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, (i) the other party will be irreparably damaged and (ii) such party would not have any adequate remedy at law and would not be adequately compensated by monetary damages. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, that party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to compel specific performance of the terms and provisions of this Agreement (including to require the other party to consummate the Closing as contemplated hereby, which shall include the obligation of Purchaser to bring a Proceeding against any Debt Financing Sources, to the extent necessary to cause such Debt Financing Sources to provide funds in accordance with the Debt Commitment Letter if such Debt Financing Sources’ failure to provide such funds is preventing the Closing) without (A) the need for proof of actual damages and (B) the requirement of securing or posting any bond or other security or indemnity. Furthermore, each party irrevocably waives and agrees not to raise any objections or defenses that the equitable remedy of specific performance is (1) unavailable to prevent or restrain breaches of this Agreement or to specifically enforce the terms of this Agreement (including to require the other party to consummate the Closing as contemplated hereby), (2) invalid, (3) unenforceable, (4) contrary to law or (5) inequitable for any reason, or that a remedy of monetary damages would provide an adequate remedy.
(b)For the avoidance of doubt, while Seller may pursue both a grant of specific performance in accordance with this Section 12.10 and the payment of the Purchaser Termination Fee pursuant to Section 11.4, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance for the consummation of the Transactions and any such Purchaser Termination Fee.
12.11Severability. Each of the provisions of this Agreement is severable, such that if any such provision is held to be or becomes invalid or unenforceable in any respect under the Legal Requirements of any jurisdiction, it shall have no effect in that respect in such jurisdiction and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
12.12Certain Releases.
(a)From and after, and subject to the occurrence of, the Closing, and to the maximum extent permitted by Legal Requirement: (i) Purchaser, for itself and on behalf of its Affiliates (including, after the Closing, the Acquired Companies) and its and their respective successors and assigns of the foregoing, in each case in their capacity as such (each, a “Purchaser Releasing Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims, demands, obligations, liabilities, defenses, setoffs, counterclaims, actions and causes of action whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) it has, had, may have or may have had against Seller or any of its Affiliates (other than the Acquired Companies), or any of its or their respective past, present and future Representatives or other representatives, and all successors, assigns, executors and heirs of the foregoing, in each case in their capacity as such (each, a “Seller Releasee”) and (ii) Seller, for itself and on behalf of its Affiliates and its and their respective successors and assigns of the foregoing, in each case in their capacity as such (each, a “Seller Releasing Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims, demands, obligations, liabilities, defenses, setoffs, counterclaims, actions and causes of action whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) it has, had, may have or may have had against Purchaser or any of its Affiliates (including the Acquired Companies), or any of its or their respective past, present and future Representatives or other representatives, and all successors, assigns, executors and heirs of the foregoing, in each case in their capacity as such (each, a “Purchaser Releasee”), now or in the future, in case of each of the foregoing clauses (i) and (ii), to the extent relating to, arising out of or in connection with Seller and its Controlled Affiliates’ ownership or operation of, or involvement with, in each case in respect of periods at or prior to the Closing, the Acquired Companies or the Business (collectively, the “Released Matters”), whether arising under, or based upon, any Legal Requirement (including common law) or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are, in each case, hereby knowingly, voluntarily, irrevocably and unconditionally waived, released, discharged and relinquished; provided, however, that nothing contained in this Section 12.12 or otherwise shall limit in any respect the rights of any of Purchaser, Seller or any of their respective Affiliates under this Agreement or any of the other Transaction Agreements or any such other schedule, annex, exhibit, Seller Disclosure Schedule, certificate or other document or agreement entered into, made, delivered or made available in connection herewith or entered into after the Closing. Furthermore, without limiting the generality of this Section 12.12, from and after the Closing, no demand, claim or cause of action will be brought or maintained by, or on behalf of, Purchaser or any of its Affiliates (including, after the Closing, the Acquired Companies) against any Seller Releasee, or Seller or any of its Affiliates against any Purchaser Releasee, and no recourse will be sought or granted against any of them, by virtue of, or based upon, the Released Matters; provided, however, that nothing contained in this Section 12.12 or otherwise shall limit in any respect the rights of any of Purchaser, Seller or any of their respective Affiliates under this Agreement or any of the other Transaction Agreements or any such other schedule, annex, exhibit, Seller Disclosure Schedule, certificate or other document or agreement entered into, made, delivered or made available in connection herewith or entered into after the Closing. Purchaser acknowledges, for itself and on behalf of the other Purchaser Releasing Parties, and Seller acknowledges, for itself and on behalf of the other Seller Releasing Parties, that the Legal Requirements of certain states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Purchaser acknowledges, for itself and on behalf of the other Purchaser Releasing Parties, and Seller acknowledges, for itself and on behalf of the other Seller Releasing Parties, that such Legal Requirements are designed to protect a Person from waiving claims which it does not know exist or may exist. Nonetheless, Purchaser knowingly and irrevocably acknowledges and agrees, for itself and on behalf of the other Purchaser Releasing Parties, that, from and after the Closing, Purchaser and the other Purchaser Releasing Parties shall be deemed to waive their rights under any such Legal Requirements as and to the extent set forth in this Section 12.12(a), and Seller knowingly and irrevocably acknowledges and agrees, for itself and on behalf of the other Seller Releasing Parties, that, from and after the Closing, Seller and the other Seller Releasing Parties shall be deemed to waive their rights under any such Legal Requirements as and to the extent set forth in this Section 12.12(a); provided, however, that nothing contained in this Section 12.12 or otherwise shall limit in any respect the rights of any of Purchaser, Seller or any of their respective Affiliates under this Agreement or any of the other Transaction Agreements or any such other schedule, annex, exhibit, Seller Disclosure Schedule, certificate or other document or agreement entered into, made, delivered or made available in connection herewith or entered into after the Closing.
(b)Notwithstanding anything in this Agreement to the contrary (except Section 12.21), Purchaser and Seller each acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Seller Releasee (other than Seller) or any Purchaser Releasee (other than Purchaser), as applicable, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Legal Requirement, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Seller Releasee (other than Seller) for any obligation of Seller under this Agreement or any documents or instructions delivered in connection with this Agreement or by any Purchaser Releasee (other than Purchaser) for any obligation of Purchaser under this Agreement or any documents or instructions delivered in connection with this Agreement, as applicable, for any claim based on, in respect of or by reason of such obligations or their creation.
(c)Notwithstanding anything in this Agreement to the contrary, Seller, for itself and on behalf of its Controlled Affiliates, and its and their respective Representatives, hereby waives any rights, claims, demands, obligations, liabilities, defenses, setoffs, counterclaims, actions and causes of action against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letter or the Debt Financing, in each case, in respect of any of the transactions contemplated hereby or thereby, whether at law or in equity, and Seller, for itself and on behalf of its Controlled Affiliates, and its and their respective Representatives, agrees not to commence any Proceeding against any Debt Financing Source in connection with this Agreement, the Debt Commitment Letter or the Debt Financing, in each case, in respect of any of the transactions contemplated hereby or thereby, whether at law or in equity. In furtherance and not in limitation of the foregoing waiver, Seller, for itself and on behalf of its Controlled Affiliates, and its and their respective Representatives, hereby acknowledges and agrees that no Debt Financing Source shall have any liability for any claims or damages to Seller or its Controlled Affiliates or its or their respective Representatives in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this Section 12.12(c) shall limit, impair or otherwise modify (i) the rights of any of the parties to the Debt Commitment Letter (including Purchaser or its Affiliates party to the Debt Commitment Letter and their respective successors and assigns) set forth in the Debt Commitment Letter in accordance with the terms and conditions thereof or (ii) any liability or obligation of any of the Debt Financing Sources, or any of the rights of Purchaser or its Affiliates under any of the definitive documentation with respect to the Debt Financing.

12.13The Seller Disclosure Schedule, Schedules, Annexes and Exhibits. The Seller Disclosure Schedule and the schedules, annexes and exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Seller Disclosure Schedule, subject to this Section 12.13 and as supplemented by the front matters of the Seller Disclosure Schedule.  Inclusion of information in the Seller Disclosure Schedule will not be construed as an admission that such information is required to be disclosed, that the matter underlying such information did not arise in the ordinary course of business or in a manner consistent with past practice, that such information is material to the business, operations or condition (financial or otherwise) of Seller, any Acquired Company or the Business or that any Material Adverse Effect has occurred, nor shall it establish any standard of materiality for any purpose whatsoever.  Each item set forth in any Schedule or portion of a Schedule, of the Seller Disclosure Schedule shall be deemed to be disclosed only against the corresponding Section, or portion of a Section, of this Agreement; provided, that disclosure of any matter in any Schedule or portion of a Schedule of the Seller Disclosure Schedule shall be deemed to be disclosure of such matter with respect to any Section, or portion of a Section, of this Agreement to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent on its face that such disclosure applies. The headings contained in the Seller Disclosure Schedule are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.
12.14Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) on the date sent by electronic transmission (if between 9:00 a.m. and 6:00 p.m. Eastern Time on a Business Day, or, if after 6:00 p.m. Eastern Time on a Business Day or if not on a Business Day, the next Business Day) (provided, that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient) or (c) one (1) Business Day after deposit with an overnight courier service, in each case to the addresses, email addresses and attention parties indicated below (or such other address, email address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 12.14):

To Purchaser at:

BAE Systems, Inc.
1101 Wilson Blvd, Suite 2000
Arlington, VA 22209
Attention: SVP, General Counsel and Corporate Secretary
VP and Associate General Counsel
Email: alice.eldridge@baesystems.com
katherine.h.brown@baesystems.com

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Attention:Sarkis Jebejian, P.C.
Edward J. Lee, P.C.
Steven Y. Li
Email:sarkis.jebejian@kirkland.com
edward.lee@kirkland.com
steven.li@kirkland.com

To Seller at:

Ball Corporation
9200 W. 108th Circle
Westminster, Colorado 80021
Attention: General Counsel
Associate General Counsel
Email: CBaker@ball.com
Kate.Kimball@ball.com

With copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attention: Shilpi Gupta and David R. Clark
Email: Shilpi.Gupta@skadden.com;
David.Clark@skadden.com

12.15No Third-Party Beneficiaries. Except for Section 6.10(b) (with respect to Seller’s Affiliates and Seller’s and its Affiliates’ respective Representatives), Section 6.13(b) (with respect to Purchaser’s Affiliates and Purchaser and its Affiliates’ respective former and current Representatives), Section 7.3 (with respect to the D&O Indemnitees and their respective successors, heirs and legal representatives), the DFS Provisions (to the extent they apply to the Debt Financing Sources), the provisions of Section 11.4(d) (which shall be enforceable by Purchaser’s former, current and future Affiliates, their respective Representatives, and the respective successors and assigns of the foregoing Persons), the provisions of Section 12.12 (which shall be enforceable by the Seller Releasees and the Purchaser Releasees) and Section 12.16 (with respect to Skadden and Axinn), a Person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than the parties to this Agreement and their permitted assigns any rights hereunder.
12.16Provision Regarding Legal Representation. It is acknowledged by each party that Seller has retained Skadden and Axinn to act as its counsel in connection with the Transactions and that neither Skadden nor Axinn has acted as counsel for any other party in connection with such Transactions. The parties agree that, in the event that a dispute arises after the Closings between Seller or its Affiliates, on the one hand, and Purchaser, any Acquired Company or their respective Affiliates, on the other hand, Skadden or Axinn (or both) may represent Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Purchaser, the Acquired Companies or their respective Affiliates, and even though Skadden or Axinn may have represented any of the Acquired Companies or any of their Affiliates in a matter substantially related to such dispute prior to the Closing or may be handling ongoing matters for Purchaser, any Acquired Company or any of their respective Affiliates. Purchaser further agrees that all communications among Seller, the Acquired Companies or any of their respective Affiliates (in the case of the Acquired Companies and their Affiliates, solely prior to the Closing), on the one hand, and their counsel, including in-house counsel, Skadden and Axinn, on the other hand, that relate in any way to the Transactions shall be deemed attorney-client privileged communications (collectively, the “Privileged Communications”) and the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and, notwithstanding anything to the contrary contained in this Agreement, shall not pass to or be claimed by Purchaser, any Acquired Company or any of their Affiliates. The Privileged Communications are (and upon the Closing shall remain) the property of Seller. As to any such Privileged Communications made prior to the Closing Date, Purchaser, together with its Affiliates (including the Acquired Companies), successors and assigns, further agrees that no such party may access, obtain, use or rely on any of the Privileged Communications for any purpose without a waiver of the attorney-client privilege, which waiver shall be in Seller’s sole discretion. The Privileged Communications may be used by Seller in connection with any dispute that relates in any way to the Transactions. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, any Acquired Company or any of their respective Affiliates, on the one hand, and any other Person or Persons (other than a party to this Agreement or any of its respective Affiliates), on the other hand, after the Closing, such Acquired Company and its Affiliates may assert the attorney-client privilege to prevent disclosure of the Privileged Communications to such Person or Persons; provided, however, that none of the Acquired Companies nor their Affiliates may waive such privilege without the prior written consent of Seller.

12.17No Other Duties. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Legal Requirement or equity, or under any principle of fiduciary obligation.
12.18Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement.
12.19Public Announcements. None of Seller or its Controlled Affiliates, Purchaser or its Affiliates or any Representative of any such party shall issue or cause the publication of any press release, public announcement or other public communication in respect of this Agreement or the Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Legal Requirement or stock exchange rules or as the disclosing party deems necessary or advisable to comply with its SEC (or applicable foreign securities laws) filing requirements, in which case the party seeking to publish such press release, public announcement or other public communication shall use reasonable efforts to provide the other party a reasonable opportunity to comment on such press release, public announcement or other public communication in advance of such publication; provided that the foregoing will not restrict or prohibit Purchaser or Seller from making any announcement in compliance with the terms and conditions of this Agreement to its respective employees, customers and other business relations (in each case, in their capacities as such) to the extent that such party reasonably determines in good faith that such announcement is necessary or advisable, but only to the extent the content of which is consistent with that of any prior public announcement made in compliance with this Section 12.19 or (b) to the extent the contents of such press release, public announcement or other public communication or filing have previously been released publicly by a party or are consistent in all material respects with materials or disclosures that have previously been released publicly, in each case, without violation of this Section 12.19.  Notwithstanding the foregoing, this Section 12.19 shall not apply to the disclosure of the express terms of this Agreement in any public filings required by Legal Requirement, stock exchange rules, U.K. listed company rules or SEC (or applicable foreign securities laws) filing requirements.

12.20Counterparts. This Agreement may be signed in any number of counterparts, including electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
12.21Purchaser Guarantor.
(a)To induce Seller to enter into this Agreement, Purchaser Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to Seller, as primary obligor and not merely as surety, the due and punctual payment of the Purchase Price by Purchaser (or any Purchaser Designee) under Article II of this Agreement, in each case in accordance with and solely if, as and when required by the terms of this Agreement (the “Obligations”). Purchaser Guarantor agrees that its Obligations under this Section 12.21 are irrevocable, continuing, absolute and unconditional and shall not be discharged or impaired or otherwise affected by, and Purchaser Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of (i) any illegality, invalidity or unenforceability of any Obligation or this Agreement or any related agreement or instrument, or any Legal Requirement or Order of any jurisdiction or any other event affecting any term of the Obligations; (ii) any change in the time, place or manner of payment or performance of, or in any other term of the Obligations, or any rescission, waiver, release, assignment, amendment or other modification of this Agreement except to the extent Seller has consented thereto; (iii) any taking, exchange, substitution, release, impairment, amendment, waiver, modification or non-perfection of any collateral or any other guaranty for the Obligations, or any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; (v) any change, restructuring or termination of the corporate structure, ownership or existence of Purchaser Guarantor or Purchaser (or any Purchaser Designee) or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser (or any Purchaser Designee) or its (or their) assets or any resulting restructuring, release or discharge of any Obligations; (vi) the failure of Seller to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of this Agreement or otherwise; or (vii) the existence of any claim, set-off, counterclaim, recoupment or other rights that Purchaser Guarantor or Purchaser (or any Purchaser Designee) may have against Seller (other than a defense of payment or performance); provided, however, that, notwithstanding anything in this Section 12.21 to the contrary, Purchaser Guarantor does not waive any defenses to the payment of the Obligations that are available to Purchaser under the express terms of this Agreement.
(b)Purchaser Guarantor hereby represents and warrants to Seller as follows:
(1)Purchaser Guarantor is duly incorporated, validly existing and in good standing under the Legal Requirements of the jurisdiction of its incorporation.
(2)Purchaser Guarantor has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and under each other Transaction Agreement to which it is a party and to consummate the Transactions in accordance with the terms of this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by Purchaser Guarantor of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser Guarantor and such authorization has not been subsequently modified or rescinded.
(3)This Agreement has been duly and validly executed and delivered by Purchaser Guarantor and constitutes, assuming due authorization, execution and delivery of this Agreement by Seller, a valid and binding legal obligation of Purchaser Guarantor, enforceable against Purchaser Guarantor in accordance with the terms hereof. Assuming due authorization, execution and delivery of each other Transaction Agreement to which Purchaser Guarantor is a party by the other parties thereto, each such Transaction Agreement will constitute a valid and binding legal obligation of Purchaser Guarantor, enforceable against Purchaser Guarantor in accordance with the terms thereof.
(4)The execution, delivery and performance by Purchaser Guarantor of this Agreement and each other Transaction Agreement to which Purchaser Guarantor is a party and the consummation of the Transactions does not conflict with, violate or result in a breach of any Contract, Legal Requirement or Order applicable to Purchaser Guarantor, except for such conflicts, violations or breaches that would not materially adversely affect or delay the ability of Purchaser Guarantor to pay the Obligations.
(c)Purchaser Guarantor further acknowledges and agrees as follows:
(1)Purchaser Guarantor hereby unconditionally and irrevocably waives any right to revoke this Section 12.21 and acknowledges that this Section 12.21 is continuing in nature and applies to all presently existing and future Obligations, until the complete, irrevocable and indefeasible payment and satisfaction in full of the Obligations or the termination of this Agreement pursuant to Section 11.1.
(2)This Section 12.21 is a direct guaranty and independent of the obligations of Purchaser (or any Purchaser Designee) under this Agreement. Seller may resort to Purchaser Guarantor for payment and performance of the Obligations whether or not Seller shall have proceeded against Purchaser (or any Purchaser Designee) with respect to the Obligations. Seller may, at Seller’s option, proceed against Purchaser Guarantor and Purchaser (or any Purchaser Designee), jointly and severally, or against Purchaser Guarantor only without having obtained a judgment against Purchaser (or any Purchaser Designee).
(3)Purchaser Guarantor agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Obligation is voided, rescinded or recovered or must otherwise be returned by Seller upon the insolvency, bankruptcy or reorganization of Purchaser (or any Purchaser Designee).
(d)Purchaser Guarantor waives and shall not exercise any rights that it may acquire by way of subrogation, contribution, reimbursement or indemnification for payments made under this Section 12.21 until all Obligations shall have been indefeasibly paid and discharged in full. For the avoidance of doubt, Purchaser Guarantor shall not be deemed to be a party to this Agreement for purposes of any provisions other than this Section 12.21.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

BAE SYSTEMS, INC.

By:/s/Alice M. Eldridge
Name: Alice M. Eldridge
Title: SVP, General Counsel

BALL CORPORATION

By:/s/ Charles E. Baker
Name: Charles E. Baker
Title: Vice President & Corporate Secretary

BAE SYSTEMS PLC, solely for purposes of Section 12.21

By:/s/ David Parkes
Name: David Parkes
Title: Company Secretary

The following list identifies contents of schedules and similar attachments omitted from the copy of the Stock Purchase Agreement, dated as of August 16, 2023, by and among BAE Systems, Inc., Ball Corporation and, solely for purposes of Section 12.21 thereof, BAE Systems plc (the “Agreement”) contained in this Exhibit 2.1 pursuant to Item 601(a)(5) of Regulation S-K, other than those schedules and similar attachments as to which information is otherwise included within this Exhibit 2.1 in a manner that conveys the subject matter thereof (capitalized terms in this list have the respective meanings ascribed to them in the Agreement):

Annex A………………………………………………	Certain Financial Definitions and Matters
Annex B………………………………………………	Real Estate Reorganization Plan

Exhibit AForm of Transition Services Agreement

Schedule 1.1(a) of the Seller Disclosure ScheduleCredit Facilities

Schedule 1.1(b) of the Seller Disclosure ScheduleData Rooms

Schedule 1.1(c) of the Seller Disclosure ScheduleInternal Transfer Employees

Schedule 1.1(d) of the Seller Disclosure ScheduleKey Customers

Schedule 1.1(e) of the Seller Disclosure ScheduleKey Vendors

Schedule 1.1(f) of the Seller Disclosure ScheduleSeller Debt Facilities

Schedule 1.1(g) of the Seller Disclosure ScheduleKnowledge Persons

Schedule 4.2 of the Seller Disclosure ScheduleNon-Contravention; Consents

Schedule 4.3 of the Seller Disclosure ScheduleOrganization; Acquired Companies

Schedule 4.4 of the Seller Disclosure ScheduleTitle; Shares

Schedule 4.5 of the Seller Disclosure ScheduleFinancial Information; Liabilities

Schedule 4.7 of the Seller Disclosure ScheduleCompliance with Legal Requirements

Schedule 4.8 of the Seller Disclosure ScheduleMaterial Contracts

Schedule 4.9 of the Seller Disclosure ScheduleLitigation

Schedule 4.10 of the Seller Disclosure ScheduleInsurance

Schedule 4.11 of the Seller Disclosure ScheduleIntellectual Property

Schedule 4.12 of the Seller Disclosure ScheduleReal Property

Schedule 4.13 of the Seller Disclosure ScheduleLabor Matters

Schedule 4.14 of the Seller Disclosure ScheduleEmploye Benefits

Schedule 4.15 of the Seller Disclosure ScheduleTaxes

Schedule 4.18 of the Seller Disclosure ScheduleCertain Business Practices

Schedule 4.19 of the Seller Disclosure ScheduleGovernment Contracts

Schedule 4.20 of the Seller Disclosure ScheduleBrokers

Schedule 4.21 of the Seller Disclosure ScheduleRelated Party Transactions

Schedule 4.22 of the Seller Disclosure ScheduleIntercompany Arrangements

Schedule 6.1 of the Seller Disclosure ScheduleConduct of the Business Prior to Closing

Schedule 6.5 of the Seller Disclosure ScheduleTermination of Intercompany Agreements; Release of Guarantees

Schedule 6.8(a) of the Seller Disclosure ScheduleGovernmental Filings or Notices

Schedule 6.11(c) of the Seller Disclosure ScheduleClaims-Made Policies

Schedule 6.13(b) of the Seller Disclosure ScheduleSpecified Litigation

Schedule 6.15 of the Seller Disclosure ScheduleSegregation of Email and Messaging Accounts

Schedule 6.18(c) of the Seller Disclosure ScheduleWaived Real Estate Reorganization Plan Matter

Schedule 7.1 of the Seller Disclosure ScheduleSeller Transitional Trademarks

Schedule 7.3 of the Seller Disclosure ScheduleD&O Indemnification

Schedule 9.4 of the Seller Disclosure ScheduleQualified Retirement Plans

Schedule 9.6 of the Seller Disclosure ScheduleAnnual Incentive-Based Programs

Schedule 9.10 of the Seller Disclosure ScheduleSeller Deferred Compensation Plans